     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 20, 2000


                                                      REGISTRATION NO. 333-85601

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                               AMENDMENT NO. 1 TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                       CARLSON RESTAURANTS WORLDWIDE INC.

             (Exact name of Registrant as specified in its charter)

              DELAWARE                                5812                               75-2356076
  (State or other jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
   incorporation or organization)         Classification Code Number)               Identification No.)

                                7540 LBJ FREEWAY
                              DALLAS, TEXAS 75251
                                 (972) 450-5400

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               WALLACE B. DOOLIN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       CARLSON RESTAURANTS WORLDWIDE INC.
                                7540 LBJ FREEWAY
                              DALLAS, TEXAS 75251
                                 (972) 450-5400

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

            GALE R. MELLUM, ESQ.                             EDWARD S. ROSENTHAL, ESQ.
            FAEGRE & BENSON LLP                       FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
            2200 NORWEST CENTER                                350 SOUTH GRAND AVENUE
          90 SOUTH SEVENTH STREET                              LOS ANGELES, CA 90071
           MINNEAPOLIS, MN 55402

                         ------------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                         ------------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /


                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Prospectus (Not Complete)

Issued        , 2000

The information in this prospectus is not complete and may be changed without notice. Carlson Restaurants may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and Carlson Restaurants is not soliciting offers to buy these securities in any state where the offer or sale of these securities is not permitted.

     [CRW LOGO]                 9,500,000 SHARES           [TGIF LOGO]
                       CARLSON RESTAURANTS WORLDWIDE INC.

                              CLASS A COMMON STOCK


                                ----------------


    Carlson Restaurants Worldwide Inc. is offering shares of Class A common stock in a firmly underwritten offering. This is Carlson Restaurants' initial public offering, and no public market currently exists for Carlson Restaurants' shares. Carlson Restaurants anticipates that the initial public offering price will be $14.00 per share. After the offering, the market price for Carlson Restaurants' Class A common stock may be above or below this price.


                            ------------------------


    Application has been made for the Class A common stock to be approved for listing on the New York Stock Exchange under the symbol "CWR."


                            ------------------------

    INVESTING IN THE CLASS A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 9.

                             ---------------------


                                                       Per Share             Total
                                                       ---------            --------
Offering Price                                         $                    $

Discounts and Commissions to Underwriters              $                    $

Offering Proceeds to Carlson Restaurants               $                    $


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


    Carlson Restaurants Worldwide Inc. has granted the underwriters the right to purchase up to an additional 1,425,000 shares of Class A common stock to cover any over-allotments.
The underwriters can exercise this right at any time within thirty days after the offering.
Banc of America Securities LLC expects to deliver the shares of Class A common
stock to investors on              , 2000.


[BANC OF AMERICA SECURITIES LLCMERRILL LYNCH & CO    MORGAN STANLEY DEAN WITTER]
                            ------------------------


                                          , 2000

                               INSIDE FRONT COVER


"T.G.I. Friday's-Registered Trademark-: Domestic and International Locations"



"T.G.I. Fridays-Registered Trademark-: 1965 to Today"


 [Pictures of T.G.I. Friday's employees, guests, menu items and branded retail products.]


[Pictures of T.G.I. Friday's locations in Malta; Cancun; and Lewisville, Texas;
    as well as pictorial examples of old and new T.G.I. Friday's locations.]

    You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

                               TABLE OF CONTENTS


                                                                 PAGE
                                                              -----------
Summary.....................................................            4
Risk Factors................................................            9
Forward-Looking Statements..................................           14
Use of Proceeds.............................................           15
Dividend Policy.............................................           15
Capitalization..............................................           16
Dilution....................................................           17
Selected Consolidated Financial Data........................           18
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................           19
Business....................................................           26
Management..................................................           38
Relationship with Carlson Companies and Related
  Transactions..............................................           46
Principal Stockholder.......................................           51
Shares Eligible for Future Sale.............................           51
Description of Capital Stock................................           52
Plan of Distribution........................................           56
Legal Matters...............................................           58
Experts.....................................................           58
Where You Can Find More Information.........................           58
Index to Consolidated Financial Statements..................          F-1


                            ------------------------


    EXCEPT AS OTHERWISE STATED, ALL INFORMATION PRESENTED IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION AND ASSUMES COMPLETION OF THE RECLASSIFICATION OF OUR OUTSTANDING COMMON STOCK INTO 18,500,000 SHARES OF CLASS B COMMON STOCK. T.G.I. FRIDAY'S-REGISTERED TRADEMARK- AND FRIDAY'S-REGISTERED TRADEMARK-, AS WELL AS ADDITIONAL NAMES AND LOGOS APPEARING IN THIS PROSPECTUS, ARE REGISTERED TRADEMARKS OF CARLSON RESTAURANTS WORLDWIDE INC. THIS PROSPECTUS ALSO INCLUDES NAMES AND TRADEMARKS OF OTHER COMPANIES WHICH ARE THE PROPERTY OF THEIR RESPECTIVE HOLDERS.

                                    SUMMARY

    THE ITEMS IN THE FOLLOWING SUMMARY ARE DESCRIBED IN MORE DETAIL LATER IN THIS PROSPECTUS. THIS SUMMARY PROVIDES AN OVERVIEW OF SELECTED INFORMATION AND DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER. THEREFORE, YOU SHOULD ALSO READ THE MORE DETAILED INFORMATION SET OUT IN THIS PROSPECTUS, INCLUDING THE FINANCIAL STATEMENTS. THE TERMS "WE" AND "CARLSON RESTAURANTS" MEAN CARLSON RESTAURANTS WORLDWIDE INC. AND ITS SUBSIDIARIES. THE TERM "CARLSON COMPANIES" MEANS CARLSON COMPANIES, INC. AND ITS SUBSIDIARIES.

                       CARLSON RESTAURANTS WORLDWIDE INC.


    Carlson Restaurants is a global leader in the development, operation and franchising of casual dining restaurants, principally under the T.G.I. Friday's brand. Our T.G.I. Friday's system has grown since its inception in 1965 to become one of the largest casual dining restaurant companies worldwide. The T.G.I. Friday's system, which currently includes T.G.I. Friday's, Front Row Sports Grill and Friday's American Bar, includes 589 restaurants, with 142 restaurants located outside the United States. Of the 589 restaurants, 198 are owned and operated by us or operated by us under management agreements and 391 are operated by our global franchise network. As part of our growth strategy, we have developed or acquired seven additional restaurant concepts, totaling 30 company owned or operated and franchised restaurants. While we plan to focus our growth on the T.G.I. Friday's system, we also intend to selectively expand some of these innovative concepts based on strict performance criteria. Including these additional concepts, Carlson Restaurants' worldwide system currently includes over 600 company owned or operated and franchised restaurants located in 52 countries which generated system-wide sales of over $1.7 billion in fiscal 1999.


    Since the first T.G.I. Friday's opened in New York City in 1965, we have offered guests high quality, moderately priced, innovative menu and drink items served by a friendly, knowledgeable staff in a fun atmosphere. Our selection of approximately 100 menu items includes signature dishes such as our Jack Daniel's Grill items and Tex-Mex Tower, as well as a variety of other beef, chicken, seafood and pasta items. Our entrees are complemented by a wide assortment of appetizers, salads and desserts. Our menu variety, coupled with our extensive selection of creative adult beverages, enables us to enhance the appeal of our T.G.I. Friday's restaurants and attract guest traffic from lunch time through late evening.

    Our business strategy is to expand our position as a global leader of branded restaurants based on the following:


    - CAPITALIZE ON THE STRENGTH OF THE T.G.I. FRIDAY'S BRAND. As a global leader of branded restaurants in the casual dining industry, our business strategy is based on the continued investment in our successful brand. Through the development of innovative food items and creative adult beverages, and by using national advertising campaigns and our guest loyalty program, we believe that we will be able to differentiate ourselves from our competitors and continue enhancing the T.G.I. Friday's brand.



    - CONTINUE WORLDWIDE GROWTH OF THE T.G.I. FRIDAY'S SYSTEM. We intend to continue the domestic and international expansion of the T.G.I. Friday's system of restaurants by building upon our leadership position as one of the largest systems of casual dining restaurants worldwide. Our new unit development will focus on both company owned restaurants and restaurants owned by our strong global network of franchisees. Together with our franchisees, in fiscal 2000 we plan to open a total of 79 restaurants in the T.G.I. Friday's system.



    - CAPITALIZE ON OUR STRONG GLOBAL FRANCHISING NETWORK. Our development agreements with experienced multi-unit restaurant operators will continue to be a key component of our continuing expansion of the T.G.I. Friday's system. We currently have 44 domestic franchisees operating 249 restaurants and 43 international franchisees operating 142 restaurants. In addition to continuing the growth of our T.G.I. Friday's franchising system both domestically and internationally, we currently offer our international franchisees the opportunity to develop our Italianni's concept and plan to offer both our domestic and international franchisees the opportunity to develop additional concepts in the future.


    - PROVIDE AN EXCEPTIONAL DINING EXPERIENCE. We offer our guests an exceptional dining experience by providing innovative, cravable menu and drink items, coupled with efficient and friendly service in a comfortable, relaxing environment. We believe that our eleven consecutive quarters of increases in comparable restaurant sales at company owned or operated restaurants indicate our ability to consistently deliver exceptional value to our guests.



    - DELIVER ATTRACTIVE UNIT ECONOMICS. Our restaurants generate attractive unit level economics. We currently own or operate 44 restaurants that are similar in size to our 6,800 square foot prototype. We anticipate that restaurants to be developed based on the 6,800 square foot prototype will have average restaurant sales of approximately $3.1 million, average operating income of approximately $360,000, or 11.6% of restaurant sales, average cash investment of approximately $1.9 million and average cash flow of approximately $597,000, or 31.4% of our average cash investment. We have recently developed a smaller 5,600 square foot prototype which we expect to have average restaurant sales of approximately $2.8 million, average operating income of approximately $381,000, or 13.6% of restaurant sales, average cash investment of approximately $1.6 million and average cash flow of approximately $581,000, or 36.3% of our average cash investment.



    - UTILIZE OUR MANAGEMENT'S EXPERIENCE AND EXPERTISE. Our talented senior management team, led by Wallace B. Doolin who has over 30 years of experience in the restaurant industry, has extensive expertise in the operation of company owned or operated restaurants and the management of domestic and international franchisee networks. This expertise also extends to the development and implementation of multiple concepts across a broad range of dining segments.



    - ENHANCE GROWTH THROUGH ADDITIONAL CONCEPTS. While we plan to focus our growth on the T.G.I. Friday's system, we also intend to draw on our industry and operational expertise by selectively expanding certain of our additional concepts in order to capitalize on opportunities in attractive segments of the dining market.



    Several factors may pose obstacles to us in executing our business strategy and achieving our anticipated growth. The growth of our system of restaurants may be limited by an inability to locate and obtain suitable restaurant sites, construct and develop new restaurants in a timely and cost-efficient manner and recruit and retain qualified employees, including experienced management. In addition, we will need to identify and attract suitable franchisees in order to meet our desired restaurant expansion, particularly for our international growth.



    Carlson Restaurants was incorporated on December 13, 1990 as a Delaware corporation. Through our subsidiary, TGI Fridays Inc., we have been operating our T.G.I. Friday's system since 1965. TGI Fridays Inc. was a public company from 1983 until it was purchased by a wholly-owned subsidiary of Carlson Companies in 1990. Our principal executive offices are located at 7540 LBJ Freeway, Suite 100, Dallas, Texas 75251, and our telephone number is
(972) 450-5400.

          CARLSON COMPANIES' OWNERSHIP INTEREST IN CARLSON RESTAURANTS


    Carlson Companies, one of the largest privately held corporations in the United States, is a leading provider of services to corporations and consumers, with system-wide sales of approximately $29.7 billion in 1999. Carlson Companies serves its corporate customers by providing expertise in integrated marketing and relationship management services, business travel management and hospitality services for business travelers. Carlson Companies serves consumers with its worldwide restaurant, hotel, cruise and leisure travel agency brands. In addition to the Carlson Restaurants' brands, Carlson Companies' brands include Radisson Hotels Worldwide, Regent International Hotels, Country Inns & Suites by Carlson, Radisson Seven Seas Cruises, Carlson Lifestyle Living, Carlson Vacation Ownership, Carlson Wagonlit Travel, Travel Agents International and Carlson Marketing Group. Carlson Companies operates in more than 140 countries around the world.



    Following this offering Carlson Companies will own 100% of our outstanding Class B common stock, representing 95.1% of the voting power of all classes of our voting stock and 66.1% of the total outstanding shares of our common stock. Carlson Companies' voting power of all classes of our voting stock will be 94.4% if the underwriters exercise their over-allotment option in full, representing 62.9% of the total outstanding shares of our common stock. We have been advised by Carlson Companies that it has no present intention to dispose of any of the shares of our capital stock that it will own after this offering.


    Prior to this offering, there have been significant transactions between us and Carlson Companies. These transactions have involved us utilizing certain of Carlson Companies' marketing, financial and administrative support, purchasing and other services. We have or will enter into various agreements and relationships with Carlson Companies to provide for the continuity of these services after this offering. For more information about these agreements, see "Relationship with Carlson Companies and Related Transactions."

                                  THE OFFERING


Class A common stock offered............................  9,500,000 shares

Common stock to be outstanding after the offering:

  Class A common stock..................................  9,500,000 shares

  Class B common stock..................................  18,500,000 shares

    Total...............................................  28,000,000 shares

Use of proceeds.........................................  For repayment of intercompany indebtedness to Carlson Companies. See "Use of
                                                          Proceeds."

Voting rights:

  Class A common stock..................................  One vote per share

  Class B common stock..................................  10 votes per share

Other common stock provisions...........................  Apart from the different voting rights, the holders of Class A common stock and Class B
                                                          common stock generally have identical
                                                          rights. See "Description of Capital Stock."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                         FISCAL YEAR ENDED(1)
                                                              ------------------------------------------    PRO FORMA
                                                              DECEMBER 29,   DECEMBER 28,   DECEMBER 27,   DECEMBER 27,
                                                                  1997           1998         1999(2)        1999(3)
                                                              ------------   ------------   ------------   ------------
STATEMENT OF OPERATIONS DATA
Revenue
  Company restaurant sales..................................    $418,468       $483,311       $563,729       $563,729
  Managed restaurant revenue................................      76,779         74,905         81,235         81,235
  Franchising revenue.......................................      35,199         38,292         41,877         41,877
  Licensing revenue.........................................       3,627          2,780          4,450          4,450
                                                                --------       --------       --------       --------
    Total revenue...........................................     534,073        599,288        691,291        691,291
Cost of sales...............................................     143,228        165,221        187,512        187,512
Restaurant operating expenses...............................     286,077        315,513        370,638        370,638
General and administrative expenses(4)......................      55,218         64,582         54,648         54,792
Depreciation and amortization expense.......................      23,401         27,457         31,198         31,198
Other (income) expense......................................        (863)           533         10,787         10,787
                                                                --------       --------       --------       --------
  Income from operations....................................      27,012         25,982         36,508         36,364
Interest expense............................................       2,571          4,216         10,344          8,175
                                                                --------       --------       --------       --------
Income before income taxes..................................      24,441         21,766         26,164         28,189
Provision for income taxes..................................       8,740          7,875          9,155          9,925
                                                                --------       --------       --------       --------
Net income..................................................    $ 15,701       $ 13,891       $ 17,009       $ 18,264
                                                                ========       ========       ========       ========
Pro forma net income per share
  Basic.....................................................                                  $   0.92       $   0.65
  Diluted...................................................                                      0.92           0.65
Shares used in calculation of pro forma net income per share
  (in thousands)
  Basic.....................................................                                    18,500         28,000
  Diluted...................................................                                    18,500         28,051


------------------------


(1) Our fiscal year ends on the last Monday in December. All fiscal years presented are comprised of 52 weeks. Our historical capital structure consists of one share of common stock; therefore, net income per share amounts for historical periods have not been presented.



(2) Pro forma net income per share in fiscal 1999 is based on the reclassification of our one share of outstanding common stock into 18,500,000 shares of Class B common stock.



(3) The pro forma information gives effect to the offering of Class A common stock and the application of the net proceeds of this offering as if the offering occurred at the beginning of the relevant period. The resulting adjustments are as follows:



    - The addition of $900 in fiscal 1999 in general and administrative expenses that we expect to incur on an annual basis following this offering as a separately reporting public company.



    - The elimination of $756 of compensation expense in fiscal 1999 related to the replacement of our previous long-term incentive plan with a stock option plan upon completion of this offering, under which we do not anticipate incurring any compensation expense. See "Management-Incentive Compensation Plans."



    - The elimination of $10,019 of interest expense on debt from Carlson Companies in fiscal 1999 and replacement of that interest with interest expense of $7,850 in fiscal 1999 attributed to the refinancing of all intercompany indebtedness, after giving effect to the application of the net proceeds of this offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Overview."



    - The inclusion of the 9,500,000 shares of Class A common stock issued in this offering in the number of shares used in the calculation of pro forma basic and diluted net income per share.



    - The inclusion of common stock equivalents related to stock options outstanding upon completion of the offering in the number of shares used in the calculation of pro forma diluted net income per share.



(4) The fiscal years ended December 29, 1997, December 28, 1998 and
    December 27, 1999 include Year 2000 remediation expenses of $550, $3,823 and $2,001, respectively, which are included in general and administrative expenses. Also included in general and administrative expenses is $7,142 and $11,360 in expenses allocated to us by Carlson Companies in fiscal 1997 and 1998, respectively. No similar amounts were allocated to us in fiscal 1999. See "Relationship with Carlson Companies and Related Transactions."

                                                              AS OF DECEMBER 27, 1999
                                                              -----------------------
                                                               ACTUAL    PRO FORMA(1)
                                                              --------   ------------
BALANCE SHEET DATA
Cash and cash equivalents...................................  $ 14,121     $ 14,121
Total assets................................................   324,722      324,722
Long-term obligations, less current maturities..............     8,744        8,744
Long-term debt-affiliate....................................   219,923       98,233
Stockholders' equity........................................     8,632      130,322



                                                                         FISCAL YEAR ENDED(2)
                                                              ------------------------------------------
                                                              DECEMBER 29,   DECEMBER 28,   DECEMBER 27,
                                                                  1997           1998           1999
                                                              ------------   ------------   ------------
RESTAURANT DATA
Total system sales:
    T.G.I. Friday's system..................................   $1,294,206     $1,437,947     $1,625,702
    Additional concepts.....................................       25,588         36,966         50,041
                                                               ----------     ----------     ----------
      Total.................................................   $1,319,794     $1,474,913     $1,675,743
                                                               ==========     ==========     ==========
Restaurants open (end of period):
  T.G.I. Friday's system:
    Company owned...........................................          128            149            170
    Managed.................................................           27             27             26
    Franchised..............................................          293            333            379
                                                               ----------     ----------     ----------
      Total T.G.I. Friday's system..........................          448            509            575
  Additional concepts(3)....................................           17             25             29
                                                               ----------     ----------     ----------
      Total.................................................          465            534            604
                                                               ==========     ==========     ==========
Change in T.G.I. Friday's domestic system comparable
  restaurant sales(4):
    Company owned...........................................          3.7%           3.7%           2.1%
    Managed.................................................          2.9            1.6            4.2
    Franchised system.......................................          2.6            4.3            2.8

      Total T.G.I. Friday's domestic system.................          3.1            3.9            2.6


------------------------------


(1) The pro forma as adjusted balance sheet data is adjusted to give effect to the receipt by us of the estimated net proceeds of $121,690 from the sale of 9,500,000 shares of Class A common stock in this offering at an assumed offering price of $14.00 per share and the repayment of $121,690 of long-term debt-affiliate.



(2) Our fiscal year ends on the last Monday in December. All fiscal years presented are comprised of 52 weeks.



(3) The number of restaurants open at December 28, 1998 includes four restaurants which are part of a concept we no longer own. This concept, which we originally sold in 1995, was repossessed by us in 1998 and sold in the third quarter of 1999.



(4) Comparable restaurant sales include the food, beverage and merchandise sales of restaurants that have been in operation for at least twelve months as of the beginning of the fiscal year containing the relevant period.

                                  RISK FACTORS


    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE YOU DECIDE TO BUY OUR CLASS A COMMON STOCK. YOU SHOULD ALSO CONSIDER THE OTHER INFORMATION IN THIS PROSPECTUS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION, OPERATING RESULTS OR CASH FLOWS COULD BE MATERIALLY ADVERSELY AFFECTED. THIS COULD CAUSE THE TRADING PRICE OF OUR CLASS A COMMON STOCK TO DECLINE, AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.



THE GROWTH AND PROFITABILITY OF OUR BUSINESS COULD BE LIMITED IF WE ARE UNABLE TO EXPAND IN A TIMELY AND PROFITABLE MANNER



    To continue to grow, we and our franchisees must open new restaurants on a timely and profitable basis. We have experienced delays in restaurant openings from time to time and may experience delays in the future. Delays or failures in opening new restaurants could limit the growth of our business and profitability. We opened 29 company owned or operated restaurants in fiscal 1999 and our franchisees opened 62 restaurants. To date in fiscal 2000 we have opened three company owned restaurants and our worldwide franchise community has opened 14 restaurants. During the remainder of 2000 we plan to open 34 additional restaurants and our franchisees plan on opening approximately 40 additional restaurants. Our ability to expand successfully will depend on a number of factors, some of which are beyond our control, including:


    - identification and availability of suitable restaurant sites;

    - competition for restaurant sites;

    - negotiation of favorable leases;

    - timely development in certain cases of commercial, residential, street or highway construction near our restaurants;

    - management of construction and development costs of new restaurants;

    - securing required governmental approvals and permits;

    - recruitment of qualified operating personnel, particularly culinary experts and restaurant managers;

    - competition in new markets; and

    - general economic conditions.

    In addition, we contemplate entering new markets, including international markets and nontraditional locations, in which we have no or limited operating experience. These new markets may have different demographic characteristics, competitive conditions, consumer tastes and discretionary spending patterns than our existing markets, which may cause our new restaurants to be less successful in these markets than in our existing markets.


DIFFICULTIES IN OUR FRANCHISE OPERATIONS MAY LIMIT OUR GROWTH AND INCREASE THE COSTS OF OPERATING OUR FRANCHISING PROGRAM



    Our success is dependent, in part, on the development and growth of our franchising program. There can be no assurance that we will continue to successfully locate and attract suitable franchisees or that our franchisees will have the business abilities or sufficient access to capital to open restaurants or operate restaurants in a manner consistent with our concepts and standards. The success of our franchising program will depend on factors such as identifying the availability of suitable sites on acceptable lease or purchase terms, obtaining necessary approvals and permits and adapting to changing economic and business conditions. If a significant number of our franchisees stop participating in purchases from the national distribution companies that are the primary suppliers of our food, our ability to negotiate favorable terms with these suppliers could be weakened. See "Business-Our Franchise System."


    We are also subject to a substantial number of state and foreign laws regulating the offer and sale of franchises. These laws impose registration and disclosure requirements on franchisors in the offer and sale of franchises and may also regulate termination, renewal fees and other substantive aspects of our relationship with our franchisees. We are subject to Federal Trade Commission regulations governing disclosure requirements in the sale of franchises. We believe that we are in compliance with applicable laws and regulations governing our operations.


OUR INTERNATIONAL FRANCHISE OPERATIONS ARE SUBJECT TO SOCIAL, POLITICAL AND ECONOMIC RISKS



    In fiscal 1999, approximately 1.8% of our net revenues came from franchise royalties, franchise fees and concept fees paid by our international franchisees. Social, economic and political conditions in these international markets may adversely affect the profitability of our international franchisees and restrict their ability to pay these fees, which could reduce our revenues. The overall risks to our international franchisees include changes in foreign governmental policies, and other political or economic developments. These developments may lead to new pricing, tax or other policies and monetary fluctuations which may result in increased costs to our international franchisees. Continuing economic turmoil in Asia has slowed the expansion of our franchising program in this region and the growth of revenues and cash flows with respect to our franchisees' restaurants in Asia.


OUR IMPLEMENTATION OF NEW BUSINESS CONCEPTS AND STRATEGIES MAY NOT BE SUCCESSFUL


    We continue to initiate new business concepts and strategies, including the development of new restaurant concepts, the introduction of new menu items and the development of international and nontraditional locations. We have limited experience in the development, operation and franchising of restaurant concepts other than T.G.I. Friday's. There can be no assurance that we will continue to develop new concepts and strategies, that such concepts and strategies will be successful or profitable or that such concepts and strategies will fill the strategic roles we intend.


FLUCTUATIONS IN OUR OPERATING RESULTS MAY RESULT IN DECREASES IN OUR STOCK PRICE


    Our operating results may fluctuate significantly due to several factors, including the timing of new restaurant openings and related expenses, profitability of new restaurants, increases or decreases in comparable restaurant sales, interest rates, general economic conditions, consumer confidence in the economy, changes in consumer preferences, competitive factors and weather conditions. As a result, our operating results and profitability may fall below the expectations of public market analysts and investors. In that event, the price of our Class A common stock would likely decrease.


    In the past, our preopening costs have varied significantly from quarter to quarter primarily due to the timing of restaurant openings. We typically incur most preopening costs for a new restaurant within the two months immediately preceding, and the month of, its opening. In addition, our labor and operating costs for a newly opened restaurant during the first three to six months of operation are materially greater than what can be expected after that time, both in aggregate dollars and as a percentage of restaurant sales. Accordingly, the volume and timing of new restaurant openings in any quarter has had and is expected to continue to have a significant impact on quarterly preopening costs, labor and direct costs. Due to these factors, results for a quarter may not be indicative of results to be expected for any other quarter or for a full fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of our historical operating results.

WE COULD FACE LABOR SHORTAGES THAT MAY IMPAIR OUR ABILITY TO OPEN NEW STORES AND PROVIDE QUALITY SERVICE



    Our success depends in part upon our ability to attract, motivate and retain a sufficient number of qualified employees, including restaurant managers, kitchen staff and wait staff, necessary to meet our expansion schedule. Qualified individuals needed to fill these positions are in short supply in certain areas, and the inability to recruit and retain such individuals may delay the planned openings of new restaurants or result in high employee turnover in existing restaurants which could limit our ability to expand our operations and provide quality customer service. Additionally, competition for qualified employees could require us to pay higher wages to attract sufficient employees, which could result in higher labor costs.



CHANGES IN CONSUMER PREFERENCES OR DISCRETIONARY CONSUMER SPENDING COULD REDUCE OUR REVENUES AND CASH FLOWS



    Most of our restaurants feature full-service food and beverage selections served in a casual dining atmosphere. Our continued success depends, in part, upon the popularity of our menu items and this style of casual dining. Shifts in consumer preferences away from our cuisine or dining style could result in lower revenues and cash flows. Also, our success depends to a significant extent on numerous factors affecting discretionary consumer spending, including economic conditions, disposable consumer income and consumer confidence. Adverse changes in these factors could reduce guest visits or impose practical limits on pricing, either of which could reduce our revenues and cash flows.



OUR OPERATIONS DEPEND ON GOVERNMENTAL LICENSES AND WE MAY FACE LIABILITY UNDER "DRAM SHOP" STATUTES WHICH MAY RESULT IN SIGNIFICANT COSTS TO US



    Our business depends on obtaining and maintaining required food service and liquor licenses for each of our restaurants. If we fail to hold all necessary licenses, we may be forced to delay or cancel new restaurant openings and close or reduce operations at existing locations. In addition, our sale of alcoholic beverages subjects us to "dram shop" statutes in most states. These statutes allow an injured person to recover damages from an establishment that served alcoholic beverages to an intoxicated person who caused the injury. If we receive a judgment substantially in excess of our insurance coverage, or if we fail to maintain our insurance coverage, we may be required to make unanticipated payments that could decrease our profitability. See "Business-Government Regulations" for a discussion of the regulations we must comply with.



COMPLAINTS OR LITIGATION FROM GUESTS MAY HARM OUR REPUTATION AND REDUCE OUR REVENUES



    We are, from time to time, the subject of complaints or litigation from guests alleging illness, injury or other food quality, health or operational concerns. Adverse publicity resulting from these allegations may harm our restaurants' reputation and reduce our revenues, regardless of whether the allegations are valid or whether we are liable. These claims may divert our financial and management resources that would otherwise be used to benefit the future performance of our operations. Our reputation may be adversely affected by publicity relating to restaurants operated by our franchisees. We have less ability to assure compliance with our standards at our franchised restaurants than we do at our company owned or operated restaurants.



LOSS OF OUR PRIMARY SUPPLIERS OR INCREASED FOOD COSTS COULD IMPAIR OUR PROFITABILITY



    Our profitability depends in part on our ability to anticipate and react to changes in food costs. On January 31, 2000, our primary distributor of food and supply items filed Chapter 11 bankruptcy under the U.S. Bankruptcy Code. We recently transitioned from this one national distribution company to three distribution companies as the primary domestic suppliers of our food and other restaurant supplies. This transition resulted in increased food and supply cost. Although we believe that alternative sources of supply are available, any increase in prices or failure to perform by these national distribution companies could cause our food costs to increase. Furthermore, various factors beyond our control, including adverse weather conditions and governmental regulation, may affect our food costs. We cannot predict whether we will be able to effectively anticipate and react to changing food costs by adjusting our purchasing practices and menu prices, and a failure to do so could decrease our profitability and our cash flows.



OUR LIMITED CASH RESERVES AND INCREASED DEBT OBLIGATIONS MAY IMPAIR OUR ABILITY TO GROW OUR BUSINESS AND RESPOND TO CHANGING CONDITIONS



    As a result of the $175.0 million dividend paid to Carlson Companies in mid-1999, we have substantially no equity and increased debt obligations. The net proceeds of this offering will be used to partially repay intercompany indebtedness to Carlson Companies, including amounts outstanding under the promissory note issued in partial payment of the dividend. Accordingly, after this offering and application of the proceeds of this offering to reduce our intercompany indebtedness, we will have limited cash reserves and will be dependant upon cash generated from operations and external financing in order to grow our business and respond to changing conditions.


OUR EXISTING STOCKHOLDER WILL RETAIN SIGNIFICANT CONTROL WHICH COULD DEPRESS THE PRICE OF YOUR SHARES


    Upon completion of this offering, our existing stockholder, Carlson Companies, will own 100.0% of our outstanding Class B common stock. The shares of Class B common stock are entitled to 10 votes per share on all matters submitted to a vote of stockholders and the shares of Class A common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. As a result, Carlson Companies will own approximately 95.1% of our total voting power and will be able to control us and direct our affairs, including the election of directors and approval of significant corporate transactions. In addition, we are reliant upon Carlson Companies for various corporate functions that they provide to us on a fee basis, such as purchasing, accounting and insurance, that may make it difficult for another company to acquire us. This concentration of ownership also may delay, defer or prevent a change in our control, and make some transactions more difficult or impossible without Carlson Companies' support. These transactions might include proxy contests, mergers, tender offers, open market purchase programs or other purchases of Class A common stock that could give our stockholders the opportunity to realize a premium over the then prevailing market price for shares of Class A common stock. See "Principal Stockholders" for information about Carlson Companies and the number of shares it will control.



CHANGES IN OUR RELATIONSHIP WITH CARLSON COMPANIES COULD REQUIRE US TO NEGOTIATE ALTERNATE AGREEMENTS WHICH MAY HAVE LESS FAVORABLE TERMS


    After this offering, we will continue to obtain various services from Carlson Companies under a shared services agreement. The services provided by Carlson Companies under this agreement are material to our operations. These services include obtaining supplies and providing insurance, accounting services, human resources information services, benefits administration, transaction processing services, various tax and treasury services and information technology maintenance and systems development. The intention of this agreement is to continue the relationship between us and Carlson Companies in a manner consistent with past practices. If the shared services agreement is terminated, we will have to obtain the services covered by the agreement on our own. We may not be able to replace all of these services in a timely manner or on terms, including cost, that are as favorable as those we receive from Carlson Companies.

CARLSON COMPANIES' POSITION AS OUR CONTROLLING STOCKHOLDER MAY RESULT IN UNFAVORABLE AND COSTLY TERMS IN OUR ARRANGEMENTS WITH THEM


    Carlson Companies' position as our controlling stockholder may cause conflicts of interest to arise over the nature, quality and pricing of services or products provided to us by Carlson Companies or by us to Carlson Companies under the shared services agreement or other agreements. Furthermore, because we are currently a wholly-owned subsidiary of Carlson Companies, none of our agreements with Carlson Companies resulted from arm's-length negotiations and, therefore, the prices we are charged for services provided by Carlson Companies may be higher or lower than prices that would be charged to third parties. For more information about these agreements, see "Relationship with Carlson Companies and Related Transactions."


OUR PARTICIPATION IN CARLSON COMPANIES' CASH MANAGEMENT PROGRAM AND CARLSON COMPANIES' POSITION AS OUR PRIMARY LENDER COULD RESTRICT OUR ACCESS TO CASH



    As a part of our ongoing relationship with Carlson Companies, we participate in its cash management program. Carlson Companies is our primary lender and source of working capital. We have entered into a credit agreement with Carlson Companies which covers all of our outstanding indebtedness to them and our ongoing cash requirements. Our ability to borrow funds to finance our operations is subject to Carlson Companies' ability to raise working capital and draw on its own line of credit. Any impairment of Carlson Companies' ability to lend us funds could impair our ability to satisfy our cash needs or limit our ability to fund our planned capital expenditures.



    We deliver all of our excess cash to Carlson Companies for inclusion in its cash management program. While we are a debtor of Carlson Companies, this cash will be used to pay down our intercompany indebtedness to them. Our intercompany cash management account with Carlson Companies is an interest-earning asset or an interest-bearing liability depending on the level of cash receipts and disbursements. When our cash account with Carlson Companies is positive, we are a general creditor of Carlson Companies with respect to such funds and our rights to these funds are subject to Carlson Companies' financial condition and the rights of other creditors. As a result, our rights to these funds may be adversely affected by any financial difficulties or insolvency experienced by Carlson Companies.


WE HAVE HISTORICALLY BEEN A MEMBER OF A CONSOLIDATED TAX GROUP WITH CARLSON COMPANIES WHICH COULD LEAD TO LIABILITY FOR US


    Prior to the completion of this offering, we and Carlson Companies are part of a consolidated group for tax purposes. As a result, we are jointly and severally liable with Carlson Companies for all tax liabilities incurred and payable by any member of the Carlson Companies consolidated tax group. Upon consummation of this offering we will no longer be a part of this consolidated tax group for federal income tax purposes and we will no longer be part of a combined tax group for purposes of taxation in a few states. However, we will remain jointly and severally liable with Carlson Companies for all tax liabilities relating to prior periods. In addition, we will continue to be part of a combined tax group with Carlson Companies for purposes of taxation by some states. Our tax sharing agreement with Carlson Companies allows Carlson Companies to control our tax decisions with respect to periods and returns for which we are part of a consolidated or combined tax group. As a result, Carlson Companies may be able to make decisions in its collective best interest that may not be in our best interest.



FIVE OF OUR DIRECTORS MAY HAVE CONFLICTS OF INTEREST BECAUSE THEY ARE ALSO CARLSON COMPANIES DIRECTORS OR OFFICERS



    Five of our directors are also directors or officers of Carlson Companies, which may create conflicts of interest when our board of directors faces decisions that affect both us and Carlson Companies.

YOU MAY NOT BE ABLE TO RESELL THE CLASS A COMMON STOCK YOU BUY AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE



    We do not know the level of trading volume that will exist for our Class A common stock after the offering. Trading volume levels may affect your ability to sell your shares quickly at the current market price. If trading volume levels are low, the limited demand from buyers may cause delays in selling your shares at the then current market price or impair your ability to sell your shares at a price equal to or greater than the price you paid. Because the initial public offering price of our Class A common stock has been determined by our negotiations with the underwriters, it is not necessarily indicative of the market price that will develop for our Class A common stock, which may be higher or lower than the price you pay.


FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE AND LIMIT OUR ABILITY TO RAISE CAPITAL IN THE MARKET


    Sales of substantial amounts of our stock in the public market, or the perception that these sales may occur, could adversely affect the market price of our stock and our ability to raise capital through a public offering of our equity securities. After this offering, the shares offered under this prospectus will be freely tradeable. The 18,500,000 outstanding shares of our Class B common stock may be sold after their 180-day lock-up period, subject to the restrictions of Rule 144 under the Securities Act of 1933. See "Shares Eligible for Future Sale" for a discussion of potential future sales of our common stock.



PROVISIONS OF OUR CERTIFICATE OF INCORPORATION, OUR BYLAWS AND DELAWARE LAW COULD DISCOURAGE POTENTIAL ACQUISITION PROPOSALS AND DELAY OR PREVENT A CHANGE IN CONTROL



    Our certificate of incorporation will authorize the board of directors to issue up to 10,000,000 shares of preferred stock and to determine the powers, preferences, privileges, rights, including voting rights, qualifications, limitations and restrictions of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The charter and bylaws, among other things, require that stockholder actions occur at duly called meetings of the stockholders, limit who may call special meetings of stockholders, do not permit cumulative voting in the special meetings of stockholders, do not permit cumulative voting in the election of directors and require advance notice of stockholder proposals and director nominations. Also, Section 203 of the Delaware General Corporation Law restricts certain business combinations with any "interested stockholder" as defined by the statute. These and other provisions could have the effect of making it more difficult for a third party to acquire a majority of outstanding voting stock, discourage a hostile bid or delay, prevent or deter a merger, acquisition or tender offer in which our stockholders could receive a premium for their shares, or a proxy contest for control of the company or other changes in our management. See "Description of Capital Stock."



                           FORWARD-LOOKING STATEMENTS



    This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "expects," "anticipates," "believes," "intends," "plans" and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to these differences include those discussed in "Risk Factors" and elsewhere in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

                                USE OF PROCEEDS


    The net proceeds from the sale of the 9,500,000 shares of Class A common stock offered by us are estimated to be approximately $121,690,000, after deducting the underwriting discount and estimated offering expenses and assuming an initial public offering price of $14.00, or approximately $140,244,000 if the over-allotment option is exercised in full.



    We intend to use the entire amount of the net proceeds of the offering to repay a portion of our intercompany indebtedness to Carlson Companies. The indebtedness to be repaid is covered by our credit agreement with Carlson Companies. The interest rate on all advances made under this credit agreement is 1.25% over the three-month London Inter-Bank Offered Rate, or LIBOR, at the time the advance is made. The credit agreement, as amended, will expire on December 31, 2002, unless Carlson Companies' ownership of all outstanding shares of our common stock falls below 50% in which case the credit agreement may be terminated upon 90 days notice by either party. The credit agreement was entered into to refinance existing indebtedness to Carlson Companies, including
$120.0 million incurred for the partial payment of a dividend to Carlson Companies.


                                DIVIDEND POLICY

    We currently intend to retain all future earnings for the operation and expansion of our business and do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements, contractual restrictions, outstanding indebtedness and other factors deemed relevant by our board.

    On June 16, 1999, our board of directors declared a dividend of $175.0 million to our sole stockholder, Carlson Companies, of which $55.0 million was paid in cash and $120.0 million was paid in the form of a promissory note. Aside from this dividend, we have not declared or paid any cash dividends on our common stock since 1991.

                                 CAPITALIZATION


    The following table sets forth, at December 27, 1999, our cash and cash equivalents and capitalization on two different bases. First, the information is set forth on an actual basis, which reflects a $175.0 million dividend declared on June 16, 1999, of which $120.0 million was paid in the form of a promissory note and $55.0 million was paid in cash. Second, the information is set forth on a pro forma basis to reflect the issuance of Class A common stock offered by us in this offering and the application of the estimated net proceeds from the offering to repay a portion of our intercompany indebtedness. The pro forma information also gives effect to the reclassification of our one outstanding share of common stock into 18,500,000 shares of Class B common stock. This table should be read in conjunction with the consolidated financial statements and their notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.



                                                                DECEMBER 27, 1999
                                                              ----------------------
                                                               ACTUAL     PRO FORMA
                                                              ---------   ----------
                                                              (IN THOUSANDS, EXCEPT
                                                                   SHARE DATA)
Cash and cash equivalents...................................  $ 14,121     $ 14,121
                                                              ========     ========
Long-term debt, excluding current portion:
  Notes payable and capital lease obligations...............     8,744        8,744
  Long-term debt-affiliate..................................   219,923       98,233
Minority interests..........................................     2,696        2,696
Stockholders' equity:
  Preferred stock, par value $.01 per share, 10,000,000
    shares authorized, no shares issued and outstanding.....         -            0
  Common stock, par value $1.00 per share, 100 shares
    authorized, 1 share issued and outstanding..............         0            -
  Class A common stock, par value $.01 per share,
    100,000,000 shares authorized, 9,500,000 shares issued
    and outstanding(1)......................................         -           95
  Class B common stock, par value $.01 per share, 40,000,000 shares authorized, 18,500,000 shares issued and
    outstanding.............................................         -          185
  Additional paid-in capital................................     2,479      123,889
  Unrealized holding losses of marketable securities........      (279)        (279)
  Retained earnings.........................................     6,432        6,432
                                                              --------     --------
Total common stockholders' equity...........................     8,632      130,322
                                                              --------     --------
      Total capitalization..................................  $239,995     $239,995
                                                              ========     ========


------------------------


(1) Excludes 2,073,827 shares of Class A common stock reserved for issuance upon exercise of stock options granted effective upon consummation of this offering and an additional 926,173 shares of Class A common stock reserved for issuance upon exercise of future grants of stock options or other awards under our stock option plan. See "Management-Incentive Compensation Plans" for a description of our stock option plan.

                                    DILUTION


    Our net tangible book value as of December 27, 1999 was a deficit of approximately $20.8 million, or $(1.13) per share of common stock, after giving effect to the reclassification of our common stock and assuming 18,500,000 shares of Class B common stock outstanding on such date. Net tangible book value per share is determined by subtracting total liabilities from tangible assets and dividing the remainder by the number of shares of common stock outstanding. Assuming this offering was consummated on December 27, 1999, after giving effect to the issuance of 9,500,000 shares of Class A common stock offered by us in this offering at an assumed initial public offering price of $14.00 per share, after applying the net proceeds of this offering and after deducting the underwriting discount, commissions and estimated offering expenses, the as adjusted net tangible book value as of December 27, 1999 would have been $100.8 million, or $3.60 per share of common stock. This represents an immediate increase in net tangible book value of $4.73 per share to Carlson Companies and an immediate dilution of $10.40 per share to new investors purchasing Class A common stock in this offering. The following table illustrates this per share dilution:



Initial public offering price per share.....................             $ 14.00
  Net tangible book value per share before this offering....  $ (1.13)
  Increase per share attributable to new investors(1).......     4.73
                                                              -------
As adjusted net tangible book value per share after this
  offering..................................................                3.60
                                                                         -------
Dilution per share to new investors(2)......................             $ 10.40
                                                                         =======


------------------------

(1) After deducting the underwriting discount, commissions and estimated expenses of this offering.

(2) Dilution is determined by subtracting net tangible book value per share after giving effect to this offering from the initial public offering price paid by a new investor for a share of Class A common stock.


    The following table summarizes, as of December 27, 1999, the number of shares of common stock purchased, the total consideration paid to us and the average price per share paid by Carlson Companies for the shares of Class B common stock that they will hold after the reclassification of our common stock and by investors purchasing shares of Class A common stock in this offering, assuming an initial public offering price of $14.00 per share and before deducting the underwriting discount, commissions and our estimated offering expenses.



                                       SHARES PURCHASED
                            ---------------------------------------            TOTAL
                                           PERCENT                         CONSIDERATION         AVERAGE
                                          OF SHARES     PERCENT OF    -----------------------   PRICE PER
                              NUMBER     OUTSTANDING   VOTING STOCK      AMOUNT      PERCENT      SHARE
                            ----------   -----------   ------------   ------------   --------   ---------
Carlson Companies.........  18,500,000       66.1%          95.1%     $ 80,088,000     37.6%     $ 4.33
New investors.............   9,500,000       33.9            4.9       133,000,000     62.4       14.00
                            ----------      -----          -----      ------------    -----
Total.....................  28,000,000      100.0%         100.0%      213,088,000    100.0%
                            ==========      =====          =====      ============    =====

                      SELECTED CONSOLIDATED FINANCIAL DATA
                                 (IN THOUSANDS)



    The following selected consolidated financial data for the five fiscal years ended December 27, 1999 are derived from our audited consolidated financial statements. The audited consolidated financial statements and their notes for the three fiscal years ended December 27, 1999, and the report of independent public accountants on those years, are included elsewhere in this prospectus. This selected consolidated financial data should be read in conjunction with the consolidated financial statements and their notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this prospectus.



                                                                                   FISCAL YEAR ENDED(1)
                                                         ------------------------------------------------------------------------
                                                         DECEMBER 25,   DECEMBER 30,   DECEMBER 29,   DECEMBER 28,   DECEMBER 27,
                                                             1995           1996           1997           1998           1999
                                                         ------------   ------------   ------------   ------------   ------------
STATEMENT OF OPERATIONS DATA

Revenue
  Company restaurant sales..............................   $403,717       $396,784       $418,468       $483,311       $563,729
  Managed restaurant
    revenue.............................................     69,996         73,317         76,779         74,905         81,235
  Franchising revenue...................................     23,894         29,209         35,199         38,292         41,877
  Licensing revenue.....................................      2,316          2,906          3,627          2,780          4,450
                                                           --------       --------       --------       --------       --------
    Total revenue.......................................    499,923        502,216        534,073        599,288        691,291
Cost of sales...........................................    138,624        139,840        143,228        165,221        187,512
Restaurant operating expenses...........................    289,115        276,357        286,077        315,513        370,638
General and administrative expenses(2)..................     38,234         50,122         55,218         64,582         54,648
Depreciation and amortization expense...................     19,412         20,712         23,401         27,457         31,198
Other (income) expense..................................      6,120            264           (863)           533         10,787
                                                           --------       --------       --------       --------       --------
  Income from operations................................      8,418         14,921         27,012         25,982         36,508
Interest expense........................................      1,306          2,509          2,571          4,216         10,344
                                                           --------       --------       --------       --------       --------
Income before income taxes..............................      7,112         12,412         24,441         21,766         26,164
Provision for income taxes..............................      1,045          3,899          8,740          7,875          9,155
                                                           --------       --------       --------       --------       --------
Net income..............................................   $  6,067       $  8,513       $ 15,701       $ 13,891       $ 17,009
                                                           ========       ========       ========       ========       ========

                                                                                          AS OF
                                                         ------------------------------------------------------------------------
                                                         DECEMBER 25,   DECEMBER 30,   DECEMBER 29,   DECEMBER 28,   DECEMBER 27,
                                                             1995           1996           1997           1998           1999
                                                         ------------   ------------   ------------   ------------   ------------
BALANCE SHEET DATA

Cash and cash equivalents...............................   $  4,323       $ 13,381       $ 27,061       $ 50,364       $ 14,121
Total assets............................................    223,769        237,510        256,208        322,879        324,722
Long-term obligations, less current maturities..........      5,802          5,988          6,009          8,797          8,744
Long-term debt-affiliate(3).............................     30,843         27,409         32,007         70,359        219,923
Stockholder's equity(3).................................    128,485        136,644        152,659        166,631          8,632


------------------------------


(1) Our fiscal year ends on the last Monday in December. The fiscal year ended December 30, 1996 is comprised of 53 weeks. The other fiscal years presented are comprised of 52 weeks. Our historical capital structure consists of one share of common stock; therefore, net income per share amounts for historical periods have not been presented.



(2) The fiscal years ended December 29, 1997, December 28, 1998, and
    December 27, 1999, include Year 2000 remediation expenses of $550, $3,823, and $2,001, respectively, which are included in general and administrative expenses. Also included in general and administrative expenses is $4,432, $9,474, $7,142 and $11,360 in expenses allocated to us by Carlson Companies in fiscal 1995, 1996, 1997 and 1998, respectively. No similar amounts were allocated to us in fiscal 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operation-Overview."



(3) The balance sheet data reflects a $175,000 dividend declared on June 16, 1999, of which $120,000 was paid in the form of a promissory note on June 28, 1999.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


    Our worldwide system of restaurants currently includes over 600 company owned or operated and franchised restaurants located in 52 countries. Our T.G.I. Friday's system includes T.G.I. Friday's, Front Row Sports Grill and Friday's American Bar. In addition to the T.G.I. Friday's system, we opened our first Italianni's restaurant in 1992 and have developed or acquired other additional concepts since 1997. Our additional concepts currently include both company owned or operated and franchised restaurants.



    Our revenue consists primarily of company restaurant sales, managed restaurant revenue and franchising revenue. Company restaurant sales include food, beverage and merchandise sales at company owned restaurants. In fiscal 1999, alcoholic beverages accounted for approximately 22% of company restaurant sales. Managed restaurant revenue includes management fees based on a percentage of sales for restaurants we operate under management agreements and reimbursement of expenses we incur in operating these restaurants. The management agreements appoint us as the exclusive agent for the supervision, direction and control of the operations and management of the applicable restaurant. Franchising revenue includes royalty fees, franchise fees and non-refundable concept fees from franchise operations. In addition, we receive revenue from trademark licensing fees paid by manufacturers of our retail branded food and beverage products.


    Our revenue from domestic franchisees includes a 4.0% royalty on net sales and franchise fees that must be paid for each restaurant prior to opening. Our revenue from international franchisees typically includes a royalty ranging from 2.0% to 4.0% of net sales and franchise fees that must be paid for each restaurant prior to opening, as well as individually negotiated concept fees. Nonrefundable concept fees are paid by franchisees primarily based on the number of potential restaurants that can be established in the franchisee's territory. See "Business-Our Franchise System" for additional information regarding our arrangements with franchisees.


    Comparable restaurant sales include food, beverage and merchandise sales at restaurants that have been in operation for twelve full months as of the beginning of the fiscal year of the relevant period. As of December 27, 1999, we had 129 company owned restaurants which met this criteria.


    Cost of sales is composed primarily of the cost of food and beverages. Restaurant operating expenses include labor, occupancy, marketing, management training and other store-level costs. Cost of sales and restaurant operating expenses include expenses incurred at our managed restaurants for which we are reimbursed. The majority of the components of our cost of sales are variable and are expected to generally increase with sales volume. Restaurant operating expenses also generally increase with sales volume, but decline as a percentage of revenue as sales increase. Occupancy costs generally include both a fixed rental plus a percentage rental based on gross sales. General and administrative expenses are composed of expenses associated with all corporate and administrative functions that support existing operations and provide an infrastructure to support future growth, including management and staff salaries, employee benefits, travel, information systems, training and market research. Depreciation and amortization includes depreciation of restaurant and corporate fixed assets, as well as amortization of goodwill. Pre-opening costs associated with new restaurants are expensed as incurred which may cause fluctuations in our quarterly operating results depending on the timing of new restaurant openings.


    Our general and administrative expenses include expenses incurred by us, including charges from Carlson Companies for services they provide, and prior to 1999 included additional amounts allocated to us for unspecified services by Carlson Companies. Commencing in June 1997, as part of an overall review of the services Carlson Companies provides to its subsidiaries, Carlson Companies determined to change the manner in which it provides certain financial services to its subsidiaries and the manner in which it receives financial information from its subsidiaries. As a result, in the second quarter of fiscal 1999, the financial services provided by Carlson Companies to us increased, which resulted in an increase in our payments to Carlson Companies for these specified financial services. See "Relationship with Carlson Companies and Related Transactions" for an additional discussion of these services. We expect that this increase in payments to Carlson Companies for additional financial services will be at least partially offset by future decreases in our direct general and administrative expenses to the extent we no longer perform certain of these services internally. In addition, effective in fiscal 1999, the amounts historically allocated to us by Carlson Companies for unspecified expenses, which were $11.4 million in 1998 and $7.1 million in 1997, have been eliminated. This resulted in an overall reduction in our general and administrative expenses in fiscal 1999.



    Carlson Companies is our primary lender and nearly all of our interest expense consists of amounts we pay to Carlson Companies on outstanding intercompany debt. On August 19, 1999, we entered into a credit agreement with Carlson Companies which covers all of our intercompany indebtedness. During 1999 we experienced a significant increase in our interest expense as a result of the $120.0 million in debt we incurred to Carlson Companies in partial payment of a dividend, which will be partially repaid with the net proceeds of this offering. In addition, we participate in Carlson Companies' cash management program which holds our cash received from operations in Carlson Companies' centralized cash accounts and funds our cash disbursements on a daily basis. Cash paid into our intercompany cash management account may be used to reduce our indebtedness to Carlson Companies. Interest expense on intercompany debt, net of amounts capitalized, was $8.5 million in fiscal 1999 compared to $2.6 million in fiscal 1998.



    Upon completion of this offering, Carlson Companies will beneficially own shares of our common stock representing in the aggregate 95.1% of the combined voting power of all of our outstanding common stock, or 94.4% if the underwriters' over-allotment option is exercised in full. We have entered into, or will enter into, agreements and arrangements with Carlson Companies governing the relationships between us and Carlson Companies and providing for the allocation of tax and other liabilities and obligations relating to periods prior to and after this offering. We also plan to continue purchasing additional goods and services from Carlson Companies and its affiliates in the ordinary course of business. See "Relationship with Carlson Companies and Related Transactions" for a discussion of our principal agreements and arrangements with Carlson Companies and "Liquidity and Capital Resources" in this Management's Discussion and Analysis of Financial Condition and Results of Operations for a description of certain terms of our debt payable to Carlson Companies and other relevant information.



    Our fiscal year ends on the last Monday in December. Our 1999, 1998 and 1997 fiscal years each consisted of 52 weeks.

RESULTS OF OPERATIONS


    Our operating results for fiscal years 1997, 1998 and 1999, expressed as a percentage of total revenue were as follows:



                                                                      FISCAL YEAR ENDED
                                                          ------------------------------------------
                                                          DECEMBER 29,   DECEMBER 28,   DECEMBER 27,
                                                              1997           1998           1999
                                                          ------------   ------------   ------------
Revenue
  Company restaurant sales..............................       78.3%          80.6%          81.5%
  Managed restaurant revenue............................       14.4           12.5           11.8
  Franchising revenue...................................        6.6            6.4            6.1
  Licensing revenue.....................................        0.7            0.5            0.6
                                                              -----          -----          -----
    Total revenue.......................................      100.0          100.0          100.0
Cost of sales...........................................       26.8           27.6           27.1
Restaurant operating expenses...........................       53.6           52.6           53.6
General and administrative expenses.....................       10.3           10.8            7.9
Depreciation and amortization expense...................        4.4            4.6            4.5
Other (income) expense, net.............................       (0.2)           0.1            1.6
                                                              -----          -----          -----
  Income from operations................................        5.1            4.3            5.3
Interest expense........................................        0.5            0.7            1.5
                                                              -----          -----          -----
Income before income taxes..............................        4.6            3.6            3.8
Provision for income taxes..............................        1.7            1.3            1.3
                                                              -----          -----          -----
Net income..............................................        2.9%           2.3%           2.5%
                                                              =====          =====          =====



FISCAL YEAR ENDED DECEMBER 27, 1999 COMPARED TO FISCAL YEAR ENDED DECEMBER 28, 1998



    REVENUE. Total revenue increased by $92.0 million, or 15.4%, to $691.3 million in 1999 from $599.3 million in 1998. This increase was primarily a result of a $80.4 million increase in sales at company owned restaurants and a $6.3 million increase in managed restaurant revenue.



    Company restaurant sales increased by $80.4 million, or 16.6%, to $563.7 million in 1999 from $483.3 million in 1998. The increase in company restaurant sales was primarily comprised of $35.9 million in additional sales resulting from the opening of 28 additional restaurants in fiscal 1999 and $34.1 million in additional sales contributed by restaurants that were opened in fiscal 1998. The total number of operating weeks for company owned restaurants increased by 16% from 1998. Average sales per week for all company owned stores were approximately $60,000 in both 1998 and 1999. The total number of company owned restaurants increased to 183 at December 27, 1999 from 162 at December 28, 1998. Sales at the 129 comparable restaurants increased by 2.1% in fiscal 1999. This increase was primarily attributable to the full year impact of menu price increases during the second half of 1998 and a shift in sales mix to higher-priced items.



    Managed restaurant revenue increased by $6.3 million, or 8.5%, to $81.2 million in 1999 from $74.9 million in 1998. The increase was primarily the result of a 4.2% increase in sales at comparable managed restaurants and an increase in the aggregate number of operating weeks of approximately 4%.



    Franchising revenue increased by $3.6 million, or 9.4%, to $41.9 million in 1999 from $38.3 million in 1998. The increase was driven primarily by an increase in royalty fees associated with 62 additional franchise restaurants opened in 1999. At December 27, 1999 franchisees operated 395 restaurants worldwide compared to 333 restaurants at the end of the prior fiscal year.



    COST OF SALES. Cost of sales as a percentage of revenue decreased to 27.1% in 1999 from 27.6% in 1998. The reduction was primarily attributable to menu price increases and favorable price variances in produce and dairy items which were partially offset by meat and poultry cost increases.

    RESTAURANT OPERATING EXPENSES. Restaurant operating expenses as a percent of revenue increased to 53.6% in 1999 from 52.6% in 1998. The increase resulted equally from increased marketing expenses due to expanded national advertising in 1999 and increased new store opening costs and increased restaurant labor costs. The labor cost increase was driven by both higher wage costs and an enhanced benefits package initiated in 1999 to attract and retain restaurant management and employees.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses as a percentage of revenue decreased to 7.9% in 1999 from 10.8% in 1998. This decrease was primarily attributable to the elimination of $11.4 million of expenses allocated from Carlson Companies. This decrease was partially offset by increases in other corporate support costs.



    DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense as a percentage of revenue decreased slightly to 4.5% in 1999 from 4.6% in 1998.



    OTHER (INCOME) EXPENSE, NET. Other expense as a percentage of revenue increased to 1.6% in 1999 from 0.1% in 1998. We recorded a charge of $2.2 million in 1999 to reflect the impairment of assets associated with two company owned restaurants. Our charge associated with recording the impairment of assets was $549,000 in 1998. In 1999 we closed five restaurants. We recorded a charge of approximately $5.7 million as the anticipated cost of closures of these restaurants, including settlement of lease obligations. Additionally we recorded a charge of $2.2 million for the writeoff of goodwill associated with a single unit restaurant concept. This writeoff was necessary because of management's approval in fiscal 1999 of plans to significantly alter the unit's operations. Other expenses in 1999 included $.8 million in expenses related to the write down of the book value of an international equity investment as a result of the entity's financial performance. The above charges are significantly higher than similar charges typically incurred by us.



    INTEREST EXPENSE. Interest expense as a percentage of revenue increased to 1.5% in 1999 from 0.7% in 1998. This $6.1 million increase was primarily due to interest on intercompany indebtedness related to a $175 million dividend to Carlson Companies in June 1999.



FISCAL YEAR ENDED DECEMBER 28, 1998 COMPARED TO FISCAL YEAR ENDED DECEMBER 29, 1997



    REVENUE. Total revenue increased by $65.2 million, or 12.2%, to $559.3 million in 1998 from $534.1 million in 1997. The increase was primarily attributable to increased sales of $64.8 million at company owned restaurants and increased franchising revenue of $3.1 million, partially offset by decreased managed restaurant revenue of $1.9 million.



    Company restaurant sales increased by $64.8 million, or 15.5%, to $483.3 million in 1998 from $418.5 million in 1997. The increase in company restaurant sales during 1998 was primarily the result of an increase in the number of owned restaurants. Comparable company owned restaurant sales increased by $14.4 million, or 3.5%, in 1998 from 1997. The increase in comparable company owned restaurant sales in 1998 was primarily attributable to a menu price increase of approximately 3.2%.



    Managed restaurant revenue decreased by $1.9 million, or 2.4%, to $74.9 million in 1998 from $76.8 million in 1997. The decrease in managed restaurant revenue during 1998 was primarily the result of an approximate 5% decrease in the aggregate number of restaurant operating weeks due to the timing of restaurant openings and closures. This decrease was partially offset by a 1.6% increase in sales at comparable managed restaurants.



    Franchising revenue increased by $3.1 million, or 8.8%, to $38.3 million in 1998 from $35.2 million in 1997. The increase in franchising revenue was comprised primarily of an increase in royalty fees in 1998. The increase in royalty fees was primarily attributable to an increase in the number of franchised restaurants. In addition, comparable restaurant sales at domestic franchised restaurants increased by 4.3% in 1998. The increase in franchising revenue was partially offset by a $0.8 million reduction in royalty fees from restaurants located in Asia due to poor economic conditions.

    COST OF SALES. Cost of sales as a percentage of revenue increased to 27.6% in 1998 from 26.8% in 1997. This increase was primarily attributable to an increase in food costs as a percentage of sales to 29.1% in 1998 from 28.4% in 1997, primarily resulting from a shift in the sales mix towards new higher-cost menu items, as well as an approximate 9% increase in average costs of dairy products. This increase was partially offset by a decrease in alcoholic beverage costs as a percentage of sales to 27.6% in 1998 from 28.2% in 1997, primarily due to a shift in the sales mix towards higher margin alcoholic beverage items.



    RESTAURANT OPERATING EXPENSES. Restaurant operating expenses as a percentage of revenue decreased to 52.6% in 1998 from 53.6% in 1997. This decrease was primarily attributable to reduced labor costs at company owned or operated restaurants resulting from savings generated by a tip sharing initiative and labor productivity programs initiated during the second half of 1997.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses as a percentage of revenue increased to 10.8% in 1998 from 10.3% in 1997. This increase was primarily attributable to a $4.2 million increase in allocated expenses from Carlson Companies and an increase in Year 2000 remediation expenses from $550,000 in 1997 to $3.8 million in 1998.



    DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense as a percentage of revenue increased to 4.6% in 1998 from 4.4% in 1997. This increase resulted primarily from depreciation expense related to capital additions at existing restaurants.



    INTEREST EXPENSE. Interest expense as a percentage of revenue increased to 0.7% in 1998 from 0.5% in 1997 due to an increase in allocated indebtedness from Carlson Companies in 1998.


QUARTERLY RESULTS

    Our quarterly operating results may fluctuate significantly due to several factors, including the timing of new restaurant openings and related expenses, profitability of new restaurants, increases or decreases in comparable restaurant sales, general economic conditions, consumer confidence in the economy, changes in consumer preferences, competitive factors and weather conditions.

    In the past, our preopening costs have varied significantly from quarter to quarter primarily due to the timing of restaurant openings. We typically incur most preopening costs for a new restaurant within the two months immediately preceding, and the month of, its opening. In addition, our labor and operating costs for a newly opened restaurant during the first three to six months of operation are materially greater than what can be expected after that time, both in aggregate dollars and as a percentage of restaurant sales. Accordingly, the volume and timing of new restaurant openings in any quarter has had, and is expected to continue to have, a significant effect on quarterly preopening costs, labor and direct costs. Due to these factors, results for a quarter may not be indicative of results to be expected for any other quarter or for a full fiscal year.

LIQUIDITY AND CAPITAL RESOURCES

    We have historically funded our capital requirements primarily with cash flow from operations and borrowings from Carlson Companies. We currently have a credit agreement with Carlson Companies which covers all of our intercompany indebtedness.


    Net cash provided by operating activities increased from $42.2 million in fiscal 1997 to $44.1 million in fiscal 1998 and to $57.2 million in fiscal 1999. The increases were due to increased profitability and favorable timing of operational receipts and payments. Our working capital balance increased from $9.4 million at December 29, 1997 to $33.4 million at December 28, 1998, primarily due to an increase in levels of transfers of excess cash generated by our operations to Carlson Companies' cash management program. Our working capital balance declined to a deficit of $2.7 million at December 27, 1999, principally as a result of the $55.0 million cash portion of the $175 million dividend declared on June 16, 1999. Accounts receivable are due principally from franchisees for royalties earned and goods and services provided. We had allowances of $823,000 as of December 29, 1997, $1.5 million as of December 28, 1998 and $1.6 million as of December 27, 1999 to cover estimated loss exposures related to accounts receivable. Accrued liabilities increases in 1999 stemmed primarily from increased provisions for compensation and marketing related items.



    Net cash used in investing activities increased from $31.3 million in fiscal 1997 to $61.6 million in fiscal 1998 and to $65.7 million in fiscal 1999. The increases were primarily due to the increased development of company owned restaurants. During fiscal 1997, we opened nine company owned restaurants. During fiscal 1998 we opened 29 company owned restaurants and during fiscal 1999 we opened 28 company owned restaurants. Capital expenditures consist of construction of new restaurants, purchases of new and replacement restaurant furniture and equipment, ongoing restaurant remodeling programs, purchases of land for future restaurant sites, and acquisitions of existing restaurants from franchisees and third parties. Capital expenditures were $39.8 million in fiscal 1997, $57.1 million in fiscal 1998 and $71.6 million in fiscal 1999. Included in 1999 capital expenditures is approximately $6.6 million related to purchases of six parcels of land for restaurant sites. The land was purchased in order to secure strategic restaurant locations. At December 27, 1999 the company had sold and leased back three of the land parcels. No gain or loss arose from the sale/leaseback transactions. The Company plans to sell and leaseback the remaining three land parcels in fiscal 2000. We expect our capital expenditures to increase moderately in fiscal 2000 as we open an increasing number of new restaurants. Our capital expenditure requirements were financed primarily through internally generated funds and borrowings from Carlson Companies. In March 1998, we acquired two additional restaurant concepts. The purchase price of $6.9 million, which was paid in cash and notes, resulted in the recording of $4.8 million of goodwill, $2.2 million of which was written off in 1999. With the exception of this $2.2 million write-off, the impact of this acquisition has not been material to our operating results.



    Net cash provided by financing activities increased from $2.8 million in fiscal 1997 to $40.8 million in fiscal 1998. The increase from fiscal 1997 to fiscal 1998 was due to proceeds from debt allocated to us by Carlson Companies. Net cash used in financing activities was $27.7 million in fiscal 1999. The primary financing requirement in 1999 was the payment of the $55 million cash portion of the dividend to Carlson Companies. On August 19, 1999, we entered into a credit agreement with Carlson Companies, at which time all of our outstanding intercompany indebtedness was refinanced into this facility. Under this credit agreement, which bears interest at 1.25% over the three-month LIBOR and expires on December 31, 2002, Carlson Companies will lend us up to $250.0 million. We intend to use the net proceeds from this offering to repay a portion of the outstanding indebtedness under this facility. Following the completion of this offering and the application of the net proceeds, the borrowing availability under this credit agreement will be reduced to $125.0 million. Our outstanding obligation under this credit agreement was $219.9 million at December 27, 1999.



    On June 16, 1999, our board of directors declared a dividend of $175.0 million to Carlson Companies. Of this total, $120.0 million was paid in the form of a promissory note on June 28, 1999 and $55.0 million was paid in cash thereafter.



    We believe that the proceeds from this offering, combined with borrowings available from Carlson Companies, liquid assets and cash generated from operations, will provide sufficient funds for our capital requirements at least through December 31, 2002, which is the term of our credit agreement with Carlson Companies. In the event that additional capital is required, we may seek to raise such capital through public or private equity or debt financings. There can be no assurance that such capital will be available on favorable terms, if at all.


INFLATION

    The primary inflationary factors affecting our operations are food and labor costs. A large number of our restaurant personnel are paid at rates based on the applicable minimum wage, and increases in the minimum wage directly affect our labor costs. To date, inflation has not had a material impact on our operating results.

YEAR 2000 COMPLIANCE


    We have completed the transition to the Year 2000 with no material disruptions in business critical systems or business activity. During 1999 we expended $2.0 million to test and remediate our systems and applications for Year 2000 compatability. The total cost of our remediation efforts was $6.4 million.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


    We are exposed to market risk from changes in interest rates paid on our intercompany debt payable to Carlson Companies. The intercompany debt bears interest at 1.25% over the three-month LIBOR. The interest cost of the intercompany debt will vary with changes in LIBOR, and significant increases in LIBOR could adversely affect our operating results.



    We have no derivative financial instruments or derivative commodity instruments in our cash and cash equivalents and investments. We lend all of our excess cash to Carlson Companies, which is collected daily under Carlson Companies' cash management program. On any business day that we have excess cash available, we may, at our option, use that cash to repay any outstanding debt to Carlson Companies or make advances to Carlson Companies if no debt is outstanding. Carlson Companies' cash management program uses cash collected to pay down Carlson Companies' revolving line of credit or invests it in investment grade, highly liquid investments consisting of money market instruments, bank certificates of deposit, overnight investments in top-rated commercial paper and U.S. government and governmental agency instruments.



    We conduct business in 52 countries. Substantially all revenues derived from international markets are royalty fees, franchise fees and concept fees. Primarily all of our transactions are conducted, and our accounts denominated, in United States dollars. However, since royalty fees are calculated based upon net sales denominated in local currency, we are subject to foreign currency rate fluctuations against the U.S. dollar.


    We purchase certain commodities such as beef, chicken, flour and cooking oil. These commodities are generally purchased under agreements based upon market prices established with vendors, and are, therefore, subject to price volatility caused by weather, production problems, delivery difficulties and other factors which are outside of our control. These purchase arrangements may contain contractual features that limit the price paid by establishing certain price floors or caps. We do not use financial instruments to hedge commodity prices because our purchase arrangements help control the ultimate cost paid and any significant commodity price fluctuations are generally short term in nature.

                                    BUSINESS

OVERVIEW


    Carlson Restaurants is a global leader in the development, operation and franchising of casual dining restaurants, principally under the T.G.I. Friday's brand. Since the first T.G.I. Friday's restaurant opened in New York City in 1965, the T.G.I. Friday's system, which includes T.G.I. Friday's, Front Row Sports Grill and Friday's American Bar, has grown to 589 restaurants, including 142 restaurants located outside the United States. We own or operate 198 restaurants and our global franchise network, consisting of 44 domestic and 43 international franchisees, operates a total of 391 restaurants. Over the past five years, the T.G.I. Friday's system has increased by more than 50 company owned or operated restaurants and more than 220 franchised restaurants. During this time period, we opened or franchised more than 100 new restaurants internationally, expanding our international presence in 39 new countries. All T.G.I. Friday's restaurants offer our innovative, signature menu and drink items served by our knowledgeable staff in a fun, comfortable and relaxing atmosphere.



    In addition to the concepts in our T.G.I. Friday's system, we have seven additional cafe and dinner house dining concepts, five of which have been developed or acquired since 1998, currently totaling 30 company owned or operated and franchised restaurants. Our dinner house concepts include Italianni's, which first opened in 1992 and has grown to 21 restaurants, and Timpano Italian Chophouse which we opened in 1998, as well as the Star Canyon and AquaKnox concepts acquired by us in 1998. Our cafe concepts include Samba Room, which we opened in 1998, Tacqueria Canonita, which we opened in 1999, and Mignon, which will open in 2000. We plan to focus our expansion efforts on the T.G.I. Friday's system and, to a lesser degree, on those additional concepts that meet our strict performance criteria. Carlson Restaurants' worldwide system currently includes 619 company owned or operated and franchised restaurants located in 52 countries.


BUSINESS STRATEGY


    Our business strategy is to expand our position as a global leader of branded restaurants by providing a consistently high quality restaurant experience, innovative products and concepts and legendary service. We believe that by drawing on the strength of the T.G.I. Friday's brand and our corporate infrastructure, we can exceed the expectations of our guests, offer our employees a quality working environment and increase stockholder value. Key components of this strategy include:


CAPITALIZE ON THE STRENGTH OF THE T.G.I. FRIDAY'S BRAND


    As a leader in the casual dining industry, we believe that the strong consumer awareness of our brand name is one of our greatest strengths. By continuing to invest in our trusted brand name through the development of innovative food items and creative adult beverages, and by using national advertising campaigns, we believe that we will be able to continue to grow our business, expand our market penetration and improve our profitability. We strive to retain our current guests, encourage increased restaurant visitation and expand our guest base by responding quickly to changing consumer preferences, advertising our menu variety and developing innovative food and beverage items. We believe that our dedication to providing a wide variety of high quality food, a fun atmosphere and legendary guest service will allow us to differentiate ourselves from our competitors and maintain and enhance our brand recognition.


CONTINUE GLOBAL GROWTH OF THE T.G.I. FRIDAY'S SYSTEM


    We intend to utilize our strong brand name and the core competencies developed through years of experience to continue the domestic and international expansion of the T.G.I. Friday's system of restaurants. Our growth will build upon our leadership position as one of the largest systems of casual dining restaurants worldwide. Our growth strategy will focus on adding new units that are both company owned and owned by our strong global network of franchisees. We believe that our knowledge base, internal operating structures and our ability to continually innovate will allow us to obtain a leadership position in each of the markets we enter by successfully developing new units and integrate them into the T.G.I. Friday's system. Together with our franchisees, in fiscal 2000 we plan to open a total of 79 restaurants in the T.G.I. Friday's system.


CAPITALIZE ON OUR STRONG GLOBAL FRANCHISING NETWORK.


    Our development agreements with experienced multi-unit restaurant operators will continue to be a key component of our continuing expansion of the T.G.I. Friday's system. We currently have 44 domestic franchisees operating 249 restaurants and 43 international franchisees operating 142 restaurants. In addition to continuing to grow our T.G.I. Friday's franchising system both domestically and internationally, we currently offer our international franchisees the opportunity to develop our Italianni's concept and plan to offer both our domestic and international franchisees the opportunity to franchise additional concepts in the future. We believe that franchisee development of our additional concepts will allow us to increase our penetration of existing markets.


PROVIDE AN EXCEPTIONAL DINING EXPERIENCE


    We continually evaluate all of our restaurants' menus to ensure that we are providing our guests with highly desirable food and beverage items. We devote substantial effort to developing innovative, cravable menu offerings, which undergo extensive consumer testing prior to being added to our menus. We have a 35-year tradition of providing our guests with quick, efficient and friendly service with the goal of exceeding every guest's expectations. We also offer a comfortable, relaxing environment where guests can enjoy themselves. Our ability to provide an exceptional dining experience has allowed our company owned or operated T.G.I. Friday's restaurants to achieve eleven consecutive quarters of monthly comparable restaurant sales increases. Our additional concepts have menus tailored to the preferences of each concept's targeted segment of the dining market. These innovative, chef-driven menus are supported by unique interior decor, music, lights, layout and food presentation that contribute to the overall dining experience.


DELIVER ATTRACTIVE UNIT ECONOMICS


    We believe that our focus on operations at the restaurant level results in attractive unit economics throughout our T.G.I. Friday's system. We currently own and operate 44 restaurants that are similar in size to our 6,800 square foot prototype. We anticipate that restaurants to be developed based on the 6,800 square foot prototype will have average restaurant sales of approximately
$3.1 million, average operating income of approximately $360,000, or 11.6% of restaurant sales, average cash investment of approximately $1.9 million and average cash flow of approximately $597,000, or 31.4% of our average cash investment. We have also developed a smaller 5,600 square foot prototype which we expect to have average restaurant sales of approximately $2.8 million, average operating income of approximately $381,000, or 13.6% of restaurant sales, average cash investment of approximately $1.6 million and average cash flow of approximately $581,000, or 36.3% of our average cash investment.


CAPITALIZE ON OUR MANAGEMENT'S EXPERIENCE AND EXPERTISE


    Our talented and experienced senior management team is led by President and Chief Executive Officer Wallace B. Doolin who has worked in the restaurant industry for over 30 years. In addition, our senior management team has extensive expertise in the operation of company owned or operated restaurants and the management of domestic and international franchisee networks. This expertise also extends to the development and implementation of multiple concepts across a broad range of dining segments. Many of our senior executives are recognized as restaurant industry leaders, serving on numerous boards and committees of prominent trade associations. We believe that these leadership roles allow us to help shape the direction of our industry and to anticipate and capitalize on industry trends. We believe the experience and expertise of our senior management team positions us to successfully execute our strategy and grow our business.


ENHANCE GROWTH THROUGH ADDITIONAL CONCEPTS


    We intend to enhance the growth of our business by drawing on our management expertise and corporate infrastructure to selectively expand our existing cafe and dinner house concepts and by developing new concepts. We plan to focus our expansion efforts only on those concepts that meet strict economic return criteria. We believe that our additional concepts provide excellent opportunities to further penetrate existing markets, serve additional segments of the dining market and expand into attractive new locations. We intend to utilize our systems, experience and scale in the operation of our additional concepts while conveying the image of independent restaurants to our guests.


OUR T.G.I. FRIDAY'S SYSTEM

T.G.I. FRIDAY'S


    T.G.I. Friday's is a full-service casual dining restaurant featuring quality food served by a friendly, knowledgeable waitstaff in a lively, fun atmosphere. We have a broad guest base ranging from single adults to families with children for whom we strive to create a memorable dining experience. Our lunch time through late night service allows these guests to visit our restaurants at many different times of the day. T.G.I. Friday's, which has a history of creating innovative menu items, popularized the potato skins appetizer and many frozen and ice cream drinks, such as the Mudslide. We have also introduced creative and flavorful non-alcoholic beverages, such as Flings, to appeal to younger guests and guests favoring non-alcoholic beverages.


    Our T.G.I. Friday's menu offers guests a wide variety of trusted signature entrees and appetizers, innovative menu items and a full assortment of desserts and beverages at prices that appeal to a broad range of consumers and provide exceptional value. For example, our Jack Daniel's Grill items add special flavor to baby back ribs, pork chops, New York strip steak, chicken and salmon by basting these fresh cuts of meat with a smoky maple sauce that captures the full flavor of Jack Daniel's whiskey. Our Tex-Mex Tower is a trio of appetizers, including nachos, quesadillas and our Fire Bites. Our Mudslides are frozen drinks with the classic taste of T.G.I. Friday's Mocha Mud Pie. Menus are updated several times a year with new product introductions to increase both guest visits and profitability.


    In addition to our wide variety of food items, our restaurants offer an extensive selection of creative adult beverages, which we believe differentiates us from our competitors. We believe that our beverage service contributes substantially to our overall success and increases individual restaurant sales and profitability. The merchandising of our adult beverages and the introduction of new drink items is an important factor in the appeal of our restaurants and enhances our late night success. During fiscal 1999, alcoholic beverages accounted for 22% of total sales in our domestic company owned or operated restaurants.


    We offer a fun, comfortable and relaxing environment in each restaurant to complement our high value menu. The exterior of each restaurant typically has red and white awnings and many have a patio for outdoor dining. The decor of the restaurant consists of informal seating with dark wood tables and booths, Tiffany-style lamps, striped tabletops and nostalgic memorabilia. The bar area features brass rails, stained glass and a prominent adult beverage display. We focus on high quality decor and regularly reinvest in our restaurants to maintain and enhance the quality of our atmosphere. Dressed in red and white striped shirts and irreverent hats and buttons, our efficient staff and entertaining bartenders provide the quality service necessary for an enjoyable dining experience. Our restaurants range from 3,500 to 10,000 square feet of interior space, with a dining seating capacity of 100 to 360 persons. Most of our currently planned new restaurants will be prototype units of 5,600 or 6,800 square feet, with a dining seating capacity of 200 to 235 persons.

    Entree selections in our domestic company owned or operated restaurants range in price from $5.99 to $16.49. A full-service bar is available at each of these T.G.I. Friday's restaurants, offering a wide variety of cocktails, frozen drinks and non-alcoholic beverages.

FRIDAY'S AMERICAN BAR

    Friday's American Bar, an extension of the T.G.I. Friday's concept, is designed as a small, neighborhood corner bar with a casual atmosphere. Friday's American Bar has a more limited menu featuring traditional T.G.I. Friday's menu items. A full-service bar is available at each Friday's American Bar, offering a wide variety of alcoholic and non-alcoholic beverages.


    There are currently six domestic company owned or operated and ten international franchised Friday's American Bars located primarily in airports and urban areas. Entree selections at domestic company owned or operated Friday's American Bar restaurants range in price from $5.99 to $12.99. During fiscal 1999, alcoholic beverages accounted for 36% of total sales at company owned or operated Friday's American Bars.


FRONT ROW SPORTS GRILL


    Front Row Sports Grill offers a broad dining and entertainment experience combining the American past-times of food and sports in one location. There are currently three domestic company operated and one international franchised Front Row Sports Grills, including locations in The Ballpark in Arlington, Texas and Bank One Ballpark in Phoenix, Arizona, which feature viewing access to the playing field. We plan to open an additional Front Row Sports Grill in Miller Park in Milwaukee, Wisconsin during fiscal 2001 and expect to limit the development of additional Front Row Sports Grills to select large capacity sporting arenas.



    Entree selections at domestic company operated Front Row Sports Grills range in price from $5.99 to $15.99. A full-service bar is available at each Front Row Sports Grill, offering a wide variety of alcoholic and non-alcoholic beverages. During fiscal 1999, alcoholic beverages accounted for 28% of total sales at company operated Front Row Sports Grills.


T.G.I. FRIDAY'S RETAIL BRANDED PRODUCTS


    We license our name to select producers and distributors of retail products. These licensees offer a selection of frozen appetizers, frozen desserts and premixed alcoholic beverages for retail sale. Retail branded products serve to reinforce our brand image among consumers and increase brand awareness. We do not currently license the right to sell our entrees and have no plans to do so in the future. Licensees are required to conform to our product quality, trademark usage and product placement requirements. Licensing revenues from retail branded products represented approximately 0.6% of our total revenue in fiscal 1999.


UNIT ECONOMICS


    Historically, we developed T.G.I. Friday's units that ranged in size from 3,500 to 10,000 square feet. We currently plan to develop new T.G.I. Friday's restaurants based on either a 6,800 square foot prototype or a smaller 5,600 square foot prototype, depending on market demographics and real estate availability. We anticipate that restaurants to be developed based on the 6,800 square foot prototype will have average restaurant sales of approximately
$3.1 million, average operating income of approximately $360,000, or 11.6% of restaurant sales, average cash investment of approximately $1.9 million and average cash flow of approximately $597,000, or 31.4% of our average cash investment.

Cash flow represents operating income before depreciation and amortization. We currently own and operate 44 restaurants that are similar in size to our 6,800 square foot prototype, of which 32 had been open at least 12 months at December 27, 1999. During this twelve-month period, these 32 restaurants had average restaurant sales of approximately $3.5 million, average operating income of approximately $580,000, or 16.5% of restaurant sales, and average cash flow of approximately $752,000, or 39.6% of our average cash investment. Since the beginning of fiscal 1998, our total cash investment per company owned 6,800 square foot prototype has averaged approximately $1.9 million, with additional average pre-opening costs of approximately $119,000 per restaurant.



    We anticipate that restaurants to be developed based on the 5,600 square foot prototype will have average restaurant sales of approximately
$2.8 million, average operating income of approximately $381,000, or 13.6% of restaurant sales, average cash investment of approximately $1.6 million and average cash flow of approximately $581,000, or 36.3% of our average cash investment. We currently own and operate 25 restaurants based on the 5,600 square foot prototype, of which only 12 had been open at least twelve months at December 27, 1999. Most of these 12 restaurants were opened in the second half of fiscal 1998 and therefore were not yet achieving anticipated results for the full period of fiscal 1999 due to normal operational inefficiencies associated with new restaurants. Since the beginning of fiscal 1998, our total cash investment per 5,600 square foot prototype has averaged approximately
$1.6 million, with additional average pre-opening costs of approximately $119,000 per restaurant.


OUR FRANCHISE SYSTEM


    Our franchise system focuses on expanding our business through franchise development with large franchisees, both domestically and internationally. Our T.G.I. Friday's system includes 44 domestic franchisees operating 249 restaurants and 43 international franchisees operating 142 restaurants. We have offered franchises for T.G.I. Friday's restaurants in the United States under our current system since 1978 and in various international markets since 1986. We are also utilizing our franchise system as a key component to the international growth of our Italianni's concept, which currently includes 15 international restaurants. In fiscal 2000, we estimate that we will have a total of approximately 25 franchised restaurant openings in the United States and 29 in foreign countries, of which 14 have already opened.



    Our largest domestic franchisee is Main Street & Main Incorporated. Main Street & Main operates 58 T.G.I. Friday's restaurants. Main Street & Main has exclusive development rights to the T.G.I. Friday's concept in most of California, Arizona and Nevada, as well as in some other areas. Our largest international franchisee is Whitbread PLC. Whitbread operates 34 T.G.I. Friday's restaurants, most of which are located in England.



    DOMESTIC AND INTERNATIONAL DEVELOPMENT AND FRANCHISE AGREEMENTS. We offer domestic and international franchisees an exclusive development agreement for an identified geographic territory. Our franchisees enter into a development agreement, which establishes the number, locations and opening schedule of restaurants to be developed. We have a right to terminate a development agreement if the development schedule is not met. A separate franchise agreement is signed for each restaurant developed.



    Upon signing the development agreement, our domestic franchisees pay a deposit toward their franchise fees based on the number of stores to be developed under their development agreement. The development fee is equal to 100% of the franchise fee for the first restaurant plus a lower percentage of the franchise fees for each additional restaurant covered by the development agreement. Our domestic franchise fees range from $50,000 to $75,000 per restaurant. Our international franchisees pay nonrefundable concept fees under their development agreements, which vary significantly based on the size of the territory and the number and type of restaurants to be developed. The franchise fee for international restaurants has ranged from approximately $40,000 to $100,000 per restaurant over the last three fiscal years.



    Domestic and international franchisees pay an ongoing royalty fee based on a percentage of gross sales. Domestic royalty fees are 4.0% of net sales and international royalty fees range from 2.0% to 4.0% of net sales. Our domestic franchisees also must spend a total of up to 4.0% of each restaurant's annual gross sales on national and local advertising, including a mandatory contribution to a fund for national advertising. Our international franchisees must spend a total of up to 2.0% of gross sales on advertising. There is no international advertising fund.


    QUALITY CONTROL. We provide our franchisees with physical specifications for our prototype restaurants and reserve the right to modify or prohibit any plan. Franchisees are responsible for selecting the restaurant site and obtaining our consent to the location. While franchisees are not required to purchase their equipment, supplies or services from us, they must use approved suppliers and comply with our standards. Franchisees are granted a license to use our proprietary marks and may use our information technology systems related to restaurant operations. We reserve the right to inspect and monitor each franchise restaurant for compliance with our standards of quality, service and cleanliness. We have the right to terminate a franchise if the franchisee does not operate and maintain its restaurants in accordance with these standards. We also offer franchises for the other concepts in the T.G.I. Friday's system under arrangements that may have terms which differ from our standard agreements.

    TRAINING, SUPPORT AND REPRESENTATION OF FRANCHISEES. We provide advice and assistance to franchisees in connection with the operation and management of each restaurant through our training program, meetings, on-site visits and written materials. We maintain a Franchise Advisory Council that acts in an advisory capacity for the domestic franchisees to provide input and feedback on advertising programs, operations and other aspects of our franchise system. The members of the council are elected by the franchisees. Franchisees have the right to review national advertising fund expenditures quarterly.

RESTAURANT LOCATIONS

    The current locations of company owned or operated and franchised restaurants in the T.G.I. Friday's system are described below:


                                             COMPANY OWNED OR
                                                 OPERATED             FRANCHISED               TOTAL
                                            -------------------   -------------------   -------------------
                                                       OTHER                 OTHER                 OTHER
                                            T.G.I.     SYSTEM     T.G.I.     SYSTEM     T.G.I.     SYSTEM
                                            FRIDAY'S   CONCEPTS   FRIDAY'S   CONCEPTS   FRIDAY'S   CONCEPTS
                                              ---        ---        ---         --        ---         --
DOMESTIC
Northeast.................................     35          2         23          -         58          2
Mid Atlantic..............................     42          -         40          -         82          -
Southeast.................................     40          2         24          -         64          2
Midwest...................................     41          -         80          1        121          1
West......................................     31          5         81          -        112          5
                                              ---        ---        ---         --        ---         --
    DOMESTIC TOTAL........................    189          9        248          1        437         10
                                              ---        ---        ---         --        ---         --
INTERNATIONAL
Europe/Middle East/Africa.................      -          -         20          3         20          3
Central Europe/Australia..................      -          -         42          6         42          6
Americas..................................      -          -         26          1         26          1
Asia......................................      -          -         43          1         43          1
                                              ---        ---        ---         --        ---         --
    INTERNATIONAL TOTAL...................      -          -        131         11        131         11
                                              ---        ---        ---         --        ---         --
    WORLDWIDE TOTAL.......................    189          9        379         12        568         21
                                              ===        ===        ===         ==        ===         ==

    In addition to the restaurants listed above, there are eight T.G.I. Friday's restaurants owned or franchised by TGIFNY, Inc., an unrelated company with exclusive rights to build and operate T.G.I. Friday's restaurants within a seven-mile radius of Columbus Circle in New York City. These rights were retained in the original sale of T.G.I. Friday's to us. We do not receive any revenues from the operation of these restaurants and do not have any right to operate or franchise others to operate T.G.I. Friday's in this area. See
Note 13 to the Notes to Consolidated Financial Statements for financial information about our geographic areas.


OUR ADDITIONAL CONCEPTS


    As part of our growth strategy, we have developed or acquired a total of seven concepts outside of our T.G.I. Friday's system. These innovative concepts convey the image of independent restaurants, while utilizing our systems, processes and industry experience. These restaurants, which currently include three cafe concepts and four dinner house concepts, provide us with the opportunity to bring additional concepts to our existing markets and to new markets. We intend to selectively expand these and other additional concepts under the direction of our Senior Vice President-Emerging Brands in order to capitalize on what we believe are trends towards more complex flavor profiles and ethnic dining experiences.


CAFE CONCEPTS


    SAMBA ROOM, A CUBAN BAR AND LATIN CAFE. This concept, influenced by Cuban, Brazilian, Peruvian, Argentine and Caribbean culture, is an upscale white-linen Latin cafe. Samba Room's menu selections include Cordero, a rack of lamb with a banana-orange lentil salsa and mango-mint mojo, and Lechon, a roast pork tenderloin with sweet potato hash, black beans and pickled red onions, served with side dishes ranging from black beans and rice to exotic rum vanilla mashed boniato. Bossa Nova dance rhythms, palm-tree accents and mango-infused aromas accent the dining room and cocktail bar area. Samba Room serves fresh exotic juices, a highly-caffeinated Cafe Cubano and Cuban cocktails. Entree selections range in price from $7.50 to $19.00. We currently own and operate three Samba Room restaurants, the first of which opened in December 1998. We expect to open two additional Samba Rooms during fiscal 2000.



    TAQUERIA CANONITA. This concept, created by renowned chef Stephan Pyles, features the authentic taste of the marketplaces of Mexico. The menu offers tacos, tamales, tostadas, gorditas and rellenos with grilled and roasted meats, vegetables and seafood. Taqueria Canonita has a full-service bar, offering a wide variety of cocktails, frozen drinks and non-alcoholic beverages. We currently own and operate one Taqueria Canonita, which opened in June 1999 at The Venetian Hotel-Resort-Casino in Las Vegas, Nevada. We expect to open one additional Tacqueria Canonita in the second half of 2000.



    MIGNON. This concept is modeled on a 1960's era French steakhouse featuring menu selections such as steaks, whole trout, fondue and iced shellfish served in atmosphere created by white table cloths on cafe tables with jazz and blues music. Entree selections will range in price from $8.00 to $13.00 at lunch and $13.00 to $26.00 at dinner. We plan to open the first Mignon in Dallas, Texas in the second half of 2000.


DINNER HOUSE CONCEPTS


    TIMPANO ITALIAN CHOPHOUSE. This concept revives the big city dining experience of the classy restaurants and clubs of Chicago and New York in the mid-fifties to early-sixties. The menu features signature selections such as Bone-In New York Strip, Grilled Swordfish and One-Pound Center-Cut Pork Chops, as well as Italian pastas and full-bodied red wines. The concept features swing music, dark lighting and a full-service bar. Entree selections range in price from $8.95 to $27.95. We currently own and operate three Timpano Italian Chophouse restaurants. We expect to open one additional Timpano restaurant during the second half of fiscal 2000.



    ITALIANNI'S. Italianni's restaurants serve large portions of both traditional Italian fare and specialty signature dishes such as Salmon Oreganato and Veal Saltimbocca. Italianni's provides authentic Italian cuisine in an inviting old world atmosphere that encourages guests to share the dining experience with friends and family. A full-service bar is available at each Italianni's restaurant. Our Italianni's restaurants range in size from 6,000 to 8,000 square feet. Entree selections at domestic Italianni's restaurants range in price from $6.95 to $16.95. There are currently five domestic and 15 international Italianni's restaurants, of which 16 are operated by franchisees, including all of the international locations. We plan to grow this concept exclusively in international markets through our franchisees.



    STAR CANYON AND AQUAKNOX. Renowned chef Stephan Pyles created our award-winning Star Canyon and AquaKnox concepts. Star Canyon features recipes representing the many facets of the Lone Star State served in a sophisticated Texas ranch style restaurant with cowboy accents. AquaKnox features a contemporary selection of fresh seafood from around the globe in an atmosphere displaying Asian influences and water themes. Entree selections at Star Canyon and AquaKnox range in price from $18.00 to $28.00. We currently own and operate two Star Canyon restaurants. The first originally opened in May 1994 in Dallas, Texas and was acquired by us in March 1998. A second location opened in May 1999 at The Venetian Hotel-Resort-Casino in Las Vegas, Nevada and we expect to open a third location in Austin, Texas in the second half of 2000. We currently own and operate one AquaKnox which originally opened in November 1997 in Dallas, Texas and was acquired by us in March 1998.


EXPANSION STRATEGY AND SITE SELECTION

    We intend to concentrate our growth on the T.G.I. Friday's brand. We anticipate that the expansion of our T.G.I. Friday's system will occur through company owned or operated and franchisee owned restaurants domestically and primarily through franchisee owned restaurants internationally. Our long-term objective is to expand our restaurant concepts by opening additional units in strategically desirable markets and developing new concepts for corporate and franchise development, both domestically and internationally. The development and expansion of our additional concepts will allow us to increase our penetration of existing markets and will be based on our examination of each concept's economic performance and long-term growth potential.


    We believe that a restaurant's location is critically important to its success and we devote significant effort to the site selection process. Our site selection criteria focus on the demographics of the residents in the market area of the location, traffic patterns, the size of the location and its proximity to shopping and other centers of population concentration. Senior management evaluates each location prior to opening a company restaurant or consenting to a location for franchise development. We have identified all locations for company owned or operated restaurants we plan to open during fiscal 2000. We have completed lease negotiations and have signed operating leases for 25 of the 34 company operated restaurants that we plan to open during the remainder of 2000. We are engaged in active lease negotiations for the remaining 9 sites and anticipate signing lease agreements for all remaining fiscal 2000 openings by the end of July 2000.



    The variety of our restaurant concepts and unit prototypes gives us the flexibility to take advantage of the opportunities presented by both traditional locations and nontraditional locations, such as hotels, airports, food courts, sports stadiums, theaters, theme parks and other family entertainment centers. We anticipate that most of our future company owned or operated restaurants will be constructed on leased property.

    The following table illustrates our restaurant openings to date during fiscal 2000 and our current planned openings for the remainder fiscal 2000. Our projections regarding planned openings by franchisees are based on information provided to us by our franchisees.



                                                                                 PLANNED OPENINGS FOR
                                      YEAR TO DATE FISCAL 2000 OPENINGS        REMAINDER OF FISCAL 2000
                                      ---------------------------------      -----------------------------
                                       COMPANY OWNED                         COMPANY OWNED
                                        OR OPERATED          FRANCHISED       OR OPERATED       FRANCHISED
                                      ----------------       ----------      -------------      ----------
T.G.I. Friday's
  Domestic..........................          2                   8               27                17
  International.....................          -                   5                -                18

Other T.G.I. Friday's system
  concepts
  Domestic..........................          -                   -                1                 -
  International.....................          -                   1                -                 -

Cafe
  Domestic..........................          -                   -                4                 -
  International.....................          -                   -                -                 -

Dinner houses
  Domestic..........................          1                   -                2                 -
  International.....................          -                   -                -                 5
                                             --                  --               --                --
TOTALS..............................          3                  14               34                40
                                             ==                  ==               ==                ==


OPERATIONS AND MANAGEMENT


    Our philosophy is to maintain and operate each concept in order to ensure that the culture, recruitment, support services, training programs and unique operating environments are preserved while relying on the benefits and infrastructure of our corporate organization. We emphasize the quality and service of each restaurant while maintaining the independent character of each concept. These factors are critical to the long-term success of our concepts.



    RESTAURANT MANAGEMENT. Each of our T.G.I. Friday's restaurants is led by a management team including a general manager, a kitchen manager, and two or more additional managers. T.G.I. Friday's markets are divided into regions and each region is staffed by a Vice President of Operations, Directors of Operations, a Director of Human Resources, Director of Marketing, a Facilities Manager and Regional Managers. We have divided the United States into five regions and the international territories into four regions. We provide restaurant managers with a competitive performance-based compensation program based on unit-level sales and profit, as well as guest and employee satisfaction as measured by Gallup survey results.


    RECRUITING AND TRAINING. We actively recruit qualified employees who share our commitment to providing superior guest service and we develop our staff to promote qualified employees into management positions within the company. We provide an extensive training program for all restaurant managers. The training program emphasizes adherence to company standards and covers all aspects of managing a restaurant, including kitchen and bar management, food and beverage preparation, inventory control, purchasing, labor management, training and administrative procedures. The incentive plans and benefit packages we offer to our management level employees encourage achievement of performance objectives and foster a sense of loyalty and a personal commitment to providing high quality guest service.


    OPERATIONAL CONTROL SYSTEMS. Restaurant management and operating results are monitored through daily reporting and frequent visits from our divisional vice presidents and multi-unit managers. We utilize an integrated information system to manage the flow of information within each of our restaurants and between restaurants and our corporate office. This system includes a point-of-sale, or POS, local area network that helps facilitate restaurant operations by recording sales transactions and printing orders in the appropriate locations within the restaurant. Additionally, we utilize the POS system to authorize and transmit credit card transactions, record employee time clock information, schedule labor, assist in cost analysis and produce a variety of management reports. Select information that is captured from the POS system is transmitted to our corporate office on a daily basis, which enables senior management to continually monitor operating results.


    We use software and hardware developed by vendors experienced in the restaurant industry. These systems are integrated to provide senior management with daily and weekly sales and cost analysis, monthly detailed profit statements and comparisons between actual and budgeted operating results.

MARKETING AND PROMOTION


    To attract new guests and increase visits by our existing guests, we engage national advertising agencies to create, develop and place our advertising in a broad range of media including television, radio and print with national, regional and local coverage. We focus our advertising primarily on the introduction of new menu items. We and our domestic franchisees contribute to a national advertising fund for maintaining, directly administering and preparing standardized advertising and promotional activities and spend additional amounts on local advertising. The restaurants in our T.G.I. Friday's system participate in the Friday's Gold Points frequency program. This program, administered by Gold Points Corporation, a wholly-owned subsidiary of Carlson Companies, encourages and rewards guest loyalty and includes Carlson Companies' other retail brands, such as Radisson Hotels and Country Inns & Suites, as well as other consumer businesses. We have nearly five million members in Friday's Gold Points and its predecessor program, Frequent Friday's.


PURCHASING


    Our ability to maintain consistent product quality throughout each of our restaurant concepts depends on the procurement of food and related items from reliable sources. Provisions, a division of Carlson Companies, performs centralized purchasing services for all of our company owned or operated and franchised restaurants in our T.G.I. Friday's system and for Carlson Companies' other retail businesses. Working with Provisions, we continually research and evaluate various ingredients and products in an effort to maintain the highest quality products and to be responsive to changing consumer tastes. To maximize purchasing efficiencies and to provide for the freshest ingredients for our menu items, each restaurant's management determines the quantities of food and supplies required. To obtain the benefits of bulk purchasing, each of our restaurants orders items primarily through one of the three independent national distribution companies that obtains products on terms negotiated by Provisions. We believe that all essential food and beverage products are available from qualified suppliers at competitive prices should an alternative source be required.


    In order to present a uniform appearance of our T.G.I. Friday's restaurants and consistent preparation of our menu items, we coordinate purchasing of kitchen equipment, furniture and decorative memorabilia through selected suppliers. Our franchisees are subject to standards and specifications for establishing and operating their restaurants. The franchisees must use approved suppliers when purchasing food and beverage products, kitchen equipment, furniture and decorative memorabilia.

COMPETITION

    The restaurant industry is highly competitive. There are a substantial number of restaurant operations that compete directly and indirectly with us, some of which may have greater financial and other resources than we do and may be better established in markets where we may open future locations. Changes in consumer tastes, economic conditions, demographic trends and the location and number of, and type of food served by, competing restaurants could adversely affect our business as could the unavailability of experienced management and hourly employees.

EMPLOYEES


    At December 27, 1999, we employed approximately 20,700 persons, of whom approximately 500 were corporate personnel, approximately 1,200 were restaurant managers or management trainees and approximately 19,000 were employed in non-management restaurant positions. We believe that our working conditions and compensation packages are competitive and consider relations with our employees to be good. None of our employees are covered by any collective bargaining agreements and we have never experienced an organized work stoppage or strike.


PROPERTIES


    We currently own or have a joint venture interest in 201 restaurants. Of these restaurants, we lease the land and building for 193 sites and own the land and building for eight sites. Our leases generally have an initial term of ten or twenty years, with several renewal terms of four to five years, and generally provide for a fixed rental plus a percentage rental based on gross sales. Our headquarters are located in approximately 110,000 square feet of leased space in Dallas, Texas.


INTELLECTUAL PROPERTY


    Our registered servicemarks and logos include: "T.G.I. Friday's," "Friday's," "T.G.I. Friday's & Design," "Friday's American Bar," "Friday's American Bar & Shield Design," "Friday's American Bar & Mirror Design" and "Front Row Sports Grill." In addition to being registered with the United States Patent and Trademark Office, several of these servicemarks and logos have also been registered in foreign countries. As of December 27, 1999, we had registered or pending servicemarks and logos in approximately 124 countries. We actively use and pursue registration of our servicemarks and other proprietary rights and we believe that they have significant value and are important to the marketing of our restaurant concepts. We will continue to vigorously protect our proprietary rights. However, we cannot predict whether steps taken by us to protect our proprietary rights will be adequate to prevent misappropriation of these rights or the use by others of restaurant features based upon, or otherwise similar to, our concepts. It may be difficult for us to prevent others from copying elements of our concepts and any litigation to enforce our rights will likely involve significant costs. We license the Italianni's mark for its use in connection with our restaurants in the United States and pursue international registrations of the mark in our own name.


GOVERNMENT REGULATIONS

    Our restaurants are subject to regulation by federal agencies and to licensing and regulation by state and local health, sanitation, building, zoning, safety, fire and other departments relating to the development and operation of restaurants. These regulations include matters relating to environmental, building construction, zoning requirements and the preparation and sale of food and alcoholic beverages. Our facilities are licensed and subject to regulation under state and local fire, health and safety codes.

    The development and construction of additional restaurants will be subject to compliance with applicable zoning, land use and environmental regulations. There can be no assurance that we will be able to obtain necessary licenses or other approvals on a cost-effective and timely basis in order to construct and develop restaurants in the future. Various federal and state labor laws govern our operations and our relationship with our employees, including minimum wage, overtime, working conditions, fringe benefit and citizenship requirements.


    Approximately 22% of total sales in domestic company owned or operated restaurants in the T.G.I. Friday's system are attributable to the sale of alcoholic beverages. We are required to comply with the alcohol licensing requirements of the federal government, states and municipalities where our restaurants are located. Alcoholic beverage control regulations require applications to state authorities and, in some locations, county and municipal authorities for a license and permit to sell alcoholic beverages. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of the daily operations of the restaurants, including minimum age of guests and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, storage and dispensing of alcoholic beverages. Failure to comply with federal, state or local regulations could cause our licenses to be revoked or force us to terminate the sale of alcoholic beverages at one or more of our restaurants.


    We are subject to state "dram shop" laws and regulations, which generally provide that anyone injured by an intoxicated person may seek to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. We require our restaurant staff to go through training regarding these laws and regulations. While we carry liquor liability coverage as part of our existing comprehensive general liability insurance, there can be no assurance that we will not be subject to a judgment in excess of our insurance coverage or that we will be able to obtain or continue to maintain liquor liability insurance coverage at reasonable costs, if at all.

    The federal Americans with Disability Act prohibits discrimination on the basis of disability in public accommodations and employment. We are required to comply with the Americans with Disabilities Act and regulations relating to accommodating the needs of the disabled in connection with the construction of new facilities and with significant renovations of existing facilities.

    The Federal Clean Air Act and similar state laws require state and local areas to meet national air quality standards limiting emissions of ozone, carbon monoxide and particulate matters, including caps on emissions from commercial food preparation. Some areas have also adopted or are considering proposals that would regulate indoor air quality. Many states, counties, cities and municipalities have enacted laws governing smoking in bars and restaurants.

LEGAL PROCEEDINGS

    From time to time, we are a defendant in litigation arising in the ordinary course of business, including claims resulting from "slip and fall" accidents, "dram shop" lawsuits, claims under federal and state laws governing access to public accommodations, employment-related claims and claims from guests alleging illness, injury or other food quality, health or operational concerns. To date, none of such litigation, some of which is covered by insurance, has had a material effect on us.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    Set forth below is certain information concerning our executive officers and directors:


NAME                           AGE                              POSITION WITH COMPANY
----                         --------   ---------------------------------------------------------------------
Curtis C. Nelson...........     36      Chairman of the Board
Wallace B. Doolin..........     53      President, Chief Executive Officer and Director
Jeff D. Warne..............     39      Vice President and Chief Financial Officer
Stephen M. King............     42      Chief Operating Officer-T.G.I. Friday's Domestic Business
Richard T. Snead...........     48      Chief Operating Officer-International Business
John F. Gilbert............     43      Senior Vice President-Marketing
Royce A. Ring..............     49      Senior Vice President-Emerging Brands
Charles A. Ehmke, Jr.......     38      Vice President-Information Technology
Richard L. Richardson......     40      Vice President-Development
Leslie Sharman.............     44      Vice President-Legal, General Counsel and Secretary
Anne Varano................     41      Vice President-Human Resources and Operations Services
Ralph W. Beha..............     49      Director
Eric A. Danziger...........     47      Director
Edwin C. Gage..............     58      Director
Martyn R. Redgrave.........     47      Director



    CURTIS C. NELSON has served as Chairman of the Board since August 1999 and as a director since June 1998. Mr. Nelson has been President of Carlson Hospitality Group since January 1997, prior to which time he had served as Executive Vice President and Chief Operating Officer since August 1995. Carlson Hospitality Group is a wholly-owned subsidiary of Carlson Companies and our direct parent corporation. From March 1993 to August 1995, Mr. Nelson held various positions with Country Hospitality Worldwide, which operated a chain of hotels and family dining restaurants, serving most recently as President and Chief Executive Officer. From November 1989 until March 1993, Mr. Nelson held various management and executive positions with Radisson Hotels International, a Carlson Companies affiliate. Mr. Nelson is a director of DC International, a provider of architectural and investment services and a franchisee and manager of Radisson Hotels. Mr. Nelson also serves as a member of the Travel Business Roundtable, a coalition of 70 chief executive officers representing the travel and tourism industry, and the Alumni Board for the Carlson School of Management.


    WALLACE B. DOOLIN has served as President, Chief Executive Officer and a director since January 1994. From January 1992 to January 1994, he served as our Executive Vice President of Development. Mr. Doolin has over 29 years of experience in the restaurant industry including as president of Applebee's Neighborhood Grill & Bar, Senior Vice President of Acquisitions and Concept Development of the W.R. Grace Restaurant Division, President and Chief Executive Officer of Flakey Jake's, director of operations of Steak and Ale Restaurants and an independent restaurant proprietor. Mr. Doolin is active in many food service industry groups and serves as a board member and member of the executive committee of the National Restaurant Association, a director of the Employment Policies Institute, chairperson for the COEX 2000 and fundraiser and volunteer for two anti-hunger associations, Share Our Strength and The North Texas Foodbank.


    JEFF D. WARNE has served as Vice President and Chief Financial Officer since December 1998. Prior to joining Carlson Restaurants, he worked for Carlson Companies from December 1990 to December 1998, where he held the position of Vice President of Business Planning from June 1996 to December 1998, and Director of Business Planning from October 1994 to June 1996. He also worked for the Coopers & Lybrand accounting firm from June 1984 to December 1990, most recently as an audit manager, and is a member of the American Institute of Certified Public Accountants and a Chartered Financial Analyst.


    STEPHEN M. KING has served as Chief Operating Officer-T.G.I. Friday's Domestic Business since January 1998. He joined Carlson Restaurants in
June 1984 as a financial analyst and has held various positions in the finance department, as well as the position of Vice President of Development. Prior to his current position, he was Executive Vice President of Operations from July 1995 to January 1998. Mr. King served as Vice President of Finance and Chief Financial Officer from February 1989 to July 1995.

    RICHARD T. SNEAD has served as Chief Operating Officer-International Business since January 1998. He joined Carlson Restaurants in April 1997 as Executive Vice President. Prior to joining Carlson Restaurants, Mr. Snead was Senior Vice President of Store Operations and Retail Development at Casual Corner Group, a retail apparel company, from February 1996 to April 1997. Before joining Casual Corner, Mr. Snead served as President of New Business Development and head of the International Business of Lenscrafters, a retail optical company, from December 1993 to January 1996. Mr. Snead also has over 14 years of experience in the restaurant industry with Burger King, serving most recently as President of Burger King-International, and over 10 years of experience in international franchised restaurant operations.


    JOHN F. GILBERT has served as Senior Vice President-Marketing since
January 1998. He joined Carlson Restaurants in March 1996 as Vice President of Marketing. Prior to joining Carlson Restaurants, Mr. Gilbert was Vice President of Marketing for General Cinema Theaters, a national movie theater company, from June 1994 to February 1996, where he was responsible for consumer marketing activities and the development of the non-traditional food business. He also served as Senior Director of Marketing for KFC/PepsiCo from January 1990 through June 1994.


    ROYCE A. RING has served as Senior Vice President-Emerging Brands since January 1998. He joined Carlson Restaurants as Vice President of Concept Development in July 1997. Our emerging brands currently consist of our cafe and dinner house concepts. Prior to joining Carlson Restaurants, Mr. Ring was Vice President and a partner at Restaurant Development Group from September 1995 until July 1997 and was responsible for corporate development, marketing, profitability and day-to-day operations of fifteen separately branded full-service restaurant concepts in downtown Chicago.

    CHARLES A. EHMKE, JR. has served as Vice President-Information Technology since joining Carlson Restaurants in February 1998. Prior to joining Carlson Restaurants, he served as Vice President of International Systems for Tricon Global Restaurants from March 1991 through February 1998, where he was responsible for creating and implementing strategic information technology plans for the entire international organization, which encompassed three restaurant brands and over 10,000 restaurants.

    RICHARD L. RICHARDSON has served as Vice President-Development since
March 1999, after serving as one of our Vice Presidents of Operations since February 1997. Previously, he held various operations positions within Carlson Restaurants from October 1995 to February 1997. From July 1993 to July 1995,
Mr. Richardson was Vice President of Operations of the Florida Restaurant Group, a nine unit franchisee of Black-Eyed Pea Restaurants. From July 1982 to July 1993, Mr. Richardson was the Vice President of Operations of Black-Eyed Pea Restaurants.


    LESLIE SHARMAN has served as Vice President-Legal, General Counsel and Secretary since October 1995. Prior to joining Carlson Restaurants, Ms. Sharman was with Burger King from October 1987 to October 1995, where she held the position of Vice President and Assistant General Counsel from October 1991 through October 1995. Ms. Sharman is active in the restaurant industry, with memberships in Roundtable for Women in Foodservice and MultiCultural Foodservice and Hospitality Alliance. She is also on the Executive Committee and Board of the Women's Foodservice Forum.

    ANNE VARANO has held several human resources management positions since joining Carlson Restaurants in November 1995 and has served as Vice President-Human Resources and Operations Services since January 2000. Prior to joining Carlson Restaurants, Ms. Varano held various compensation and human resources positions at other retail companies. She is a Certified Compensation Professional from the American Compensation Association and recently received her Senior Certification with the Society of Human Resource Management. She is also active in the American Compensation Association and the Chain Restaurant Compensation Association.



    RALPH W. BEHA has served as a director since August 1999. Mr. Beha has been Vice President and Corporate Secretary of Carlson Companies since January 2000 and previously served as Associate General Counsel and Secretary of Carlson Companies from September 1997 to January 2000. From July 1992 to March 1997,
Mr. Beha served as General Counsel of Control Data Systems, a global systems integration company. From 1982 until July 1992, he held various positions in the Legal Department at Control Data Corporation.



    ERIC A. DANZIGER has served as a director since April 2000. Mr. Danziger has been the President and Chief Operating Officer of Carlson Hotels Worldwide since February 1998. From June 1996 to February 1998, Mr. Danziger served as President and Chief Executive Officer of Starwood Hotels and Resorts. From September 1990 to May 1996, he was President of Wyndham Hotels and Resorts. Prior to that, he held various management positions in other hotel companies. Mr. Danziger is active in the hotel industry, with memberships in the American Hotel and Motel Association and the Urban Land Institute. He also serves on the board of trustees for the American Hotel Foundation and is a member of the advisory board for the Northern Arizona University School of Hotel and Restaurant Management.


    EDWIN C. GAGE has served as a director since August 1999. Mr. Gage has been the Chairman and Chief Executive Officer of Gage Marketing Group, an integrated marketing services company, since 1992. From 1983 to 1992, Mr. Gage held various positions at Carlson Companies, including President and Chief Executive Officer. Mr. Gage also serves as a director of Carlson Companies, SuperValu, AHL Services and Imaginet.


    MARTYN R. REDGRAVE has served as a director since August 1999. Mr. Redgrave has been the Executive Vice President and Chief Financial Officer of Carlson Companies since February 1994. Prior to joining Carlson Companies, Mr. Redgrave was with PepsiCo, a beverage, restaurant and snack foods company, for over 14 years, serving in a variety of executive and general management positions for PepsiCo's corporate offices and subsidiaries, including Pizza Hut, Kentucky Fried Chicken and Taco Bell. Most recently he served as the Senior Vice President of Finance and Worldwide Chief Financial Officer of Kentucky Fried Chicken from 1990 to 1994. Prior to joining PepsiCo, Mr. Redgrave was employed by Arthur Andersen and Company for six years in various positions, including Audit Manager.



BOARD OF DIRECTORS; COMMITTEES



    Our board of directors currently consists of six members. We intend to appoint three independent directors, prior to or upon completion of this offering. In addition, prior to or upon completion of this offering, we will establish an audit committee and a compensation committee and we may establish additional committees of the board. All of the members of the audit and compensation committees will be independent directors.


    The audit committee of the board will be responsible for recommending to the board the appointment of our independent auditors, analyzing the reports and recommendations of the auditors and reviewing internal audit procedures and controls.

    The compensation committee of the board will be responsible for reviewing and recommending the compensation structure for our officers and directors, including salaries, participation in incentive compensation and benefit plans, stock option plans and other forms of compensation.

LIMITATION OF LIABILITY AND INDEMNIFICATION


    Pursuant to provisions of the Delaware General Corporation Law, our current Certificate of Incorporation and Bylaws provide, and our Amended and Restated Certificate of Incorporation and Restated Bylaws will provide, that our directors shall not be personally liable for monetary damages to us or our stockholders for a breach of fiduciary duty to the full extent that the law permits the limitation or elimination of the liability of directors.


COMPENSATION OF DIRECTORS


    Our directors receive an annual retainer of $15,000 for their service on the board. The directors are paid $1,000 for each board or committee meeting they attend and they are reimbursed for certain reasonable expenses incurred to attend board and committee meetings. Non-employee directors who are also our employees or employees of Carlson Companies receive no remuneration for services as members of the board of directors or any board committee. Directors receive an annual grant of an option to purchase 8,500 shares of our Class A common stock each year that they serve on the board. See "Management-Incentive Compensation Plans" for a discussion of director eligibility.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


    We have not yet established a compensation committee of our board of directors. Prior to or upon completion of this offering, we will establish a compensation committee. Decisions relating to our executive compensation are currently made by our board of directors. Wallace B. Doolin is one of our executive officers and a member of the board of directors. None of our executive officers serves as a member of the board of directors or compensation committee of any entity which has one or more than one executive officers serving as a member of our board of directors or compensation committee.

EXECUTIVE COMPENSATION



    The following table contains information concerning compensation for fiscal 1999 earned by our President and Chief Executive Officer and the four other most highly compensated executive officers.


                           SUMMARY COMPENSATION TABLE


                                                         ANNUAL COMPENSATION
                                              ------------------------------------------      LONG-TERM
                                                                            ALL OTHER       COMPENSATION
                                                                             ANNUAL           ALL OTHER
NAME AND PRINCIPAL POSITION                   SALARY(1)      BONUS(2)    COMPENSATION(3)   COMPENSATION(4)
---------------------------                   ---------      ---------   ---------------   ---------------
Wallace B. Doolin
  President, Chief Executive Officer and
  Director..................................  $482,018(5)    $364,350        $     0           $18,954
Jeff D. Warne
  Vice President and Chief Financial
  Officer...................................   194,083        136,291(6)      39,355            73,360
Stephen M. King
  Chief Operating Officer-T.G.I. Friday's
  Domestic Business.........................   285,050        197,018              0            17,998
Richard T. Snead
  Chief Operating Officer-International
  Business..................................   259,615        162,088              0             7,500
John F. Gilbert
  Senior Vice President-Marketing...........   198,240         88,876(6)           0            14,624


------------------------------


(1) Includes amounts earned in fiscal 1999 but deferred under our 401(k) plan ($4,800 for each of the named executive officers) and deferred compensation plan ($21,909 for Mr. Doolin, $25,888 for Mr. Warne, $19,836 for Mr. King and $24,008 for Mr. Gilbert).



(2) Amounts paid to the named executive officers include bonuses granted according to the Carlson Companies Annual Bonus Plan, which defines performance-based goals for each of the participants. Fiscal 1999 performance goals were tied to financial factors, such as operating income before tax and income after capital charge, and other objectives, such as Year 2000 remediation efforts and strategic goals. Also includes $132,711 paid to Mr. King based on performance of the TGI Friday's brand restaurants and $95,823 paid to Mr. Snead based on performance of our international restaurants under their individual bonus arrangements. Also includes discretionary bonuses of $6,378 paid to Mr. Warne, $7,599 paid to Mr. Snead and $7,770 paid to Mr. Gilbert for performance and achievements beyond those compensated under the general bonus agreements.



(3) Includes amount reimbursed to Mr. Warne for the payment of taxes incurred as a result of the reimbursement of his moving expenses.



(4) All Other Compensation includes matching credits we provided under our 401(k) plan ($2,400 for each of the named executive officers) and under our nonqualified deferred compensation plan ($8,754 for Mr. Doolin, $7,922 for Mr. Warne, $10,498 for Mr. King and $7,124 for Mr. Gilbert). Also includes amounts we paid as a car allowance ($7,800 for Mr. Doolin and $5,100 for each other named executive officer). The amount listed for Mr. Warne also includes $57,938 we paid to him for the reimbursement of moving expenses.



(5) Includes $43,385 of additional salary earned in fiscal 1999 that was credited to Mr. Doolin's account under the Deferred Compensation Agreement between TGI Friday's Inc. and Mr. Doolin. Under the agreement, we automatically credit Mr. Doolin's account with an amount equal to 10% of his base salary, before any pre-tax reductions. Additionally, the agreement permits Mr. Doolin to defer up to 25% of his salary and all of his bonus.



(6) Includes amounts earned in fiscal 1999 but deferred under our deferred compensation plan ($32,478 for Mr. Warne and $14,139 for Mr. Gilbert).


INCENTIVE COMPENSATION PLANS

CARLSON LEGACY PLAN


    Our executives previously participated in Carlson Companies' Carlson Legacy Plan. The plan is directed toward rewarding key executives of Carlson Companies who have a major impact on Carlson Companies' performance. The selection of the participants and the size of the grant are determined by the sole discretion of the administrative committees. Participants are granted units, which are not related to any underlying stock and are used only for bookkeeping purposes to measure the amounts owed to the participant under the plan. Approximately one-half of the units granted to each of the named executive officers are tied to our performance and one-half are tied to the performance of

Carlson Companies. The Management Compensation Committee of Carlson Companies determines the value of the units each year based on formulas tied to the performance of the relevant business units.


    Upon exercise, the participant receives an amount equal to the difference between the value of the exercised units on the date of exercise and their value on the date of the grant. The units are considered vested in full at the end of the third year after grant, at which time they are no longer subject to forfeiture upon any type of termination of the participant's employment. The units awarded may be exercised as to one-third of the units at the end of the third year following the grant, as to two-thirds of the units at the end of the fourth year following the grant and as to all of the units at the end of the fifth year following the grant. Any units that have not been exercised at the end of the sixth year must be paid out or deferred into the deferred compensation plan.


    All of our executives have elected to participate in our stock option plan and, therefore, will no longer receive awards under the Carlson Legacy Plan. Participants with vested units have elected to convert those units to either cash or deferred compensation and will receive this conversion amount on or about July 1, 2000. Participants will also receive stock options under our Stock Option Plan, which is described below, to replace their vested and unvested units.



    In addition, participants with vested units, which are units granted prior to 1998, will receive non-qualified stock options under our stock incentive plan with an exercise price equal to the initial public offering price. The number of non-qualified stock options granted to participants upon conversion of their vested units will be determined by multiplying the number of vested units times their current value. The product is then divided by the initial public offering price, which will also be the exercise price, to determine the number of shares that will be subject to the stock options. The stock options that replace the units granted in 1995 will become exercisable in April 2001 and will expire in December 2001. The stock options that replace the units granted in 1996 will become exercisable in April 2001 and will expire in December 2002. The stock options that replace the units granted in 1997 will become exercisable in April 2002 and will expire in December 2002. If a participant's employment is terminated due to retirement, death or disability, all of the options granted in place of vested or unvested units will become exercisable and will remain exercisable for two years following retirement or one year following death or disability, or until their regular expiration date, if earlier. If a participant's employment is terminated for any other reason, voluntary or involuntary, all of the options that replace units granted in 1995, 1996 or 1997 will become exercisable for 90 days beyond the termination date.



    Participants with unvested units, which are units granted during or after 1998, will receive non-qualified stock options with an exercise price representing a discount from the initial public offering price under our stock incentive plan. The number of non-qualified stock options granted to participants upon conversion of their unvested units will be determined by multiplying the number of unvested units times their current value. The product is then divided by the initial public offering price to determine the number of shares that will be subject to the stock options. The exercise price of the options granted in place of unvested units will be discounted by an amount equal to the appreciated value of the units. The aggregate appreciation of the unvested units converted into stock options will be divided by the number of replacement options granted to determine the per option discount. The discount is then subtracted from the offering price to determine the exercise price. The stock options that replace units granted in 1998 will become exercisable in April 2002 and will expire in December 2003. The stock options that replace units granted in 1999 will become exercisable in April 2002 and will expire in December 2004. If a participant's employment is terminated involuntarily, all of the options granted in place of unvested units will be exercisable for 90 days following the termination. If a participant's employment is terminated voluntarily before the options have become exercisable, all of the options will be forfeited. If, however, a participant's employment is terminated voluntarily when the options are exercisable, the options will remain exercisable for 90 days following the termination.

    The following table provides information concerning units granted to the five named executive officers during fiscal 1999 under the Carlson Legacy Plan. Each unit represents the right to receive an amount equal to the difference between the value of the unit on the date of exercise, as determined by Carlson Companies' compensation committee, less the value of the unit on the date of grant.


              LONG-TERM INCENTIVE PLANS-AWARDS IN LAST FISCAL YEAR


                                                    PERFORMANCE OR
                                                  OTHER PERIOD UNTIL       ESTIMATED FUTURE PAYOUTS
                                      NUMBER OF     MATURATION OR      UNDER NON-STOCK PRICE-BASED PLANS
NAME                                    UNITS         PAYOUT(1)                   MAXIMUM(2)
----                                  ---------   ------------------   ---------------------------------
Wallace B. Doolin...................   27,998         Three years                    74,131
Jeff D. Warne.......................    7,079         Three years                    19,241
Stephen M. King.....................   13,922         Three years                    36,862
Richard T. Snead....................   13,922         Three years                    36,862
John F. Gilbert.....................    8,172         Three years                    21,637


------------------------


(1) The units previously vested after three years. However, upon completion of this offering, the units will be converted into stock options under our Stock Option Plan that will vest in two years and have a five year term.



(2) These payout amounts state the number of stock options into which the units granted in fiscal 1999 will be converted upon consummation of this offering based on an assumed initial public offering price of $14.00 per share. The stock options issued upon conversion of the units will have an exercise price of $12.78 per share, except for the stock options issued to Mr. Warne upon conversion of his units, which will have an exercise price of $13.17 per share.



CARLSON RESTAURANTS WORLDWIDE INC. STOCK OPTION PLAN



    It is anticipated that, prior to the consummation of this offering, our board of directors and Carlson Companies, as our sole stockholder, will approve, effective on the consummation of this offering, the Carlson Restaurants Worldwide Inc. Stock Option Plan. A total of 3,000,000 shares of Class A common stock will be reserved for issuance under the stock option plan. The stock option plan authorizes the grant of options to purchase common stock intended to qualify as incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, and the grant of options that do not so qualify. The exercise price of options granted under the stock option plan must be at least equal to the fair market value of the Class A common stock on the date of grant, provided that grants of nonqualified stock options made pursuant to conversion of awards under the Carlson Legacy Plan may be at less than fair market value. The exercise price of incentive options granted to an optionee who owns stock possessing more than 10% of the voting power of our outstanding capital stock must be at least equal to 110% of the fair market value of the common stock on the date of grant, and such optionee must exercise his or her option within five years from the date of the grant of such option. The stock option plan provides, that, upon a merger, consolidation or other fundamental change, all outstanding plan options and other awards may be substituted with similar options or awards of the corporation surviving any such merger or consolidation, or such options or awards may be made immediately exercisable in full.



    The stock option plan will be administered by our compensation committee. By the terms of the stock option plan, the compensation committee selects the individuals to whom options will be granted and determines the option exercise price and other terms of each award, subject to the provisions of the stock option plan. Incentive stock options may be granted under the stock incentive plan to our key employees and the key employees of our affiliates within the meaning of the Internal Revenue Code, including officers and directors who are also employees. Nonqualified options may be granted under the stock incentive plan to officers and other employees and to directors and other individuals providing services to us, whether or not they are our employees.



STOCK OPTION GRANTS AS OF THE OFFERING



    Immediately upon completion of the offering, our named executive officers will hold the following options to purchase our Class A common stock under our Stock Option Plan:



                                       INDIVIDUAL GRANTS
                       -------------------------------------------------       POTENTIAL REALIZABLE VALUE
                       NUMBER OF     % OF TOTAL                                 AT ASSUMED ANNUAL RATES
                       SECURITIES     OPTIONS                                 OF STOCK PRICE APPRECIATION
                       UNDERLYING    GRANTED TO    EXERCISE                         FOR OPTION TERM
                        OPTIONS     EMPLOYEES IN   OR BASE    EXPIRATION   ----------------------------------
NAME                   GRANTED(1)   FISCAL YEAR    PRICE(2)      DATE       0%(3)       5%(3)        10%(3)
----                   ----------   ------------   --------   ----------   --------   ----------   ----------
Wallace B. Doolin....   584,248          28.2%       (4)         (4)       $158,568   $2,215,171   $4,981,341
Jeff D. Warne........    87,584           4.2        (4)         (4)         23,472      529,696    1,259,399
Stephen M. King......   214,975          10.4        (4)         (4)         78,847    1,087,018    2,502,763
Richard T. Snead.....   146,155           7.0        (4)         (4)         78,847      879,712    2,018,461
John F. Gilbert......   109,723           5.3        (4)         (4)         46,283       55,952    1,275,427


------------------------


(1) Includes options issued upon conversion of units and additional options that will be granted as of the date the offering is completed.



(2) Calculated based upon an assumed initial public offering price of $14.00 per share.


(3) The 5% and 10% rates of appreciation were set by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, of our Class A common stock.


(4) The number of securities underlying options granted include options with the following exercise or base prices and expiration dates:



                                                      NUMBER OF SECURITIES      EXERCISE OR   EXPIRATION
NAME                                               UNDERLYING OPTIONS GRANTED   BASE PRICE       DATE
----                                               --------------------------   -----------   ----------
Wallace B. Doolin ...............................           109,620               $14.00       12/31/01
                                                            210,920                14.00       12/31/02
                                                             55,843                12.78       12/31/03
                                                             74,131                12.78       12/31/04
                                                            133,734                14.00        4/30/10
Jeff D. Warne ...................................            14,031                14.00       12/31/02
                                                              9,038                13.17       12/31/03
                                                             19,241                13.17       12/31/04
                                                             45,274                14.00        4/30/10
Stephen M. King .................................            17,630                14.00       12/31/01
                                                             52,227                14.00       12/31/02
                                                             27,767                12.78       12/31/03
                                                             36,862                12.78       12/31/04
                                                             80,489                14.00        4/30/10
Richard T. Snead ................................            15,024                14.00       12/31/02
                                                             27,767                12.78       12/31/03
                                                             36,862                12.78       12/31/04
                                                             66,502                14.00        4/30/10
John F. Gilbert .................................            32,751                14.00       12/31/02
                                                             16,300                12.78       12/31/03
                                                             21,637                12.78       12/31/04
                                                             39,035                14.00        4/30/10

DEFERRED COMPENSATION PLANS


OUR 401(K) PLAN



    All of our employees, including our executive officers, may participate in our 401(k) plan. Participants may elect to contribute between one and 15% of their basic salary under the plan each year, up to the annual federal limit established by the Internal Revenue Service. Each year we make a matching contribution to each participant's account equal to 50% of the participant's contribution up to a maximum of six percent of the participant's base salary. We may also make an additional discretionary matching contribution of up to a maximum of 50% of the participant's contribution for the year, which may equal between six and ten percent of the participant's base salary. Participants are fully vested in their own compensation and our previous long-term incentive plan payout contributions when the amounts are credited to their account. In addition to other events that may accelerate vesting, a participant becomes fully vested in the matching contribution made by the company upon the completion of the employee's fourth year of service.



OUR DEFERRED COMPENSATION PLAN



    We offer our executive officers and other highly compensated employees an opportunity to defer amounts of their salary, bonus and long-term incentive plan compensation under our deferred compensation plan. This is a nonqualified plan that is only available for participants who have contributed the maximum amount permitted under our 401(k) plan. Each year we make a contribution to the participant's account based on the salary and/or bonus reduction agreement with the participant for that year and an additional matching contribution equal to 50% of the participant's contribution up to a maximum of six percent of the participant's base salary less the maximum permitted salary reduction under the 401(k) plan. Furthermore, we may make an additional discretionary matching contribution equal to a maximum of 50% of the participant's contribution, which may equal between six and ten percent of the participant's base salary less the maximum permitted salary reduction under the 401(k) plan. Participants can defer up to 25% of their salary compensation under the 401(k) plan and deferred compensation plan. If the participant is a key employee, the entire amount of a participant's bonus may be deferred under the deferred compensation plan. Participants are fully vested in their own compensation and long-term incentive plan payout contributions when the amounts are credited to their account. In addition to other events that may accelerate vesting, a participant becomes fully vested in the matching contributions made by the company upon the completion of the employee's fourth year of service.


          RELATIONSHIP WITH CARLSON COMPANIES AND RELATED TRANSACTIONS


    Immediately prior to this offering, our sole stockholder is Carlson Companies. Upon completion of this offering, Carlson Companies will beneficially own 100% of our outstanding Class B common stock. The Class B common stock is entitled to ten votes per share on any matter submitted to a vote of our stockholders. Upon completion of this offering, the common stock beneficially owned by Carlson Companies will represent in the aggregate 95.1% of the combined voting power of all of our outstanding common stock, or 94.4% if the underwriters' over-allotment option is exercised in full. For as long as Carlson Companies continues to beneficially own shares of common stock representing more than 50% of the combined voting power of our common stock, Carlson Companies will be able to direct the election of all of the members of our board of directors and exercise a controlling influence over our business and affairs, including any determinations with respect to mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional common stock or other equity securities, the repurchase or redemption of common stock or preferred stock and the payment of dividends. Similarly, Carlson Companies will have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in control of the company and could take other actions that might be favorable to Carlson Companies.


    Carlson Companies has advised us that its current intent is to continue to hold all of the common stock beneficially owned by it following this offering. However, Carlson Companies is not subject to any contractual obligations to retain its controlling interest, except that Carlson Companies has agreed, subject to certain exceptions, not to sell or otherwise dispose of any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of Banc of America Securities LLC. As a result, there can be no assurance as to the period of time during which Carlson Companies will maintain its beneficial ownership of common stock of the company owned by it following the offering.


    We have entered into agreements and arrangements with Carlson Companies and its affiliates, governing the relationships between us and Carlson Companies, and providing for the allocation of tax and other liabilities and obligations relating to periods prior to and after the offering. In 1999, we paid Carlson Companies and its affiliates approximately $21.6 million under these agreements and arrangements, which was comprised of $9.2 million for property and general liability insurance, $2.1 million for tax, treasury, cash management, administrative, information technology and management information services support, $0.4 million for the rental of five restaurant properties and $10.0 million for interest. We also paid to the Carlson Companies Employee Benefit Trust $11.2 million for premium and other costs associated with health and dental benefits. Notes 6, 7, 8 and 11 to the Notes to Consolidated Financial Statements provide additional information on the amounts we have paid to Carlson Companies under these agreements and arrangements in 1999 and prior years. We also plan to continue purchasing goods and services from Carlson Companies and its affiliates in the ordinary course of business. Copies of our agreements with Carlson Companies are filed as exhibits to the registration statement of which this prospectus is a part. Our principal agreements and arrangements with Carlson Companies are described below. These agreements and arrangements were negotiated between us and Carlson Companies, our sole stockholder, and its affiliates and, therefore, are not the result of arms-length negotiations between independent parties. There can be no assurance that these agreements or the transactions for which they provide will be on terms as favorable to us as could have been obtained from unaffiliated third parties.



    TERMS OF THE SHARED SERVICES AGREEMENT. Carlson Companies has historically provided certain services to us, including risk management and insurance services, employee benefit services, certain tax, treasury, cash management and administrative services, certain information technology and management information services support, and the procurement of certain supplies. Beginning April 1, 1999, Carlson Companies began providing additional services, including certain accounts payable, accounts receivable, general ledger, fixed assets and other accounting functions. On August 19, 1999, we formalized these arrangements by entering into a shared services agreement with Carlson Companies. The shared services agreement has a term of ten years subject to early termination if Carlson Companies' ownership falls below 50% of the total outstanding shares of our common stock. The methods of billing for all services are determined by the type of service being provided and are comparable to the methods used to calculate amounts billed to Carlson Companies' other subsidiaries and, in the aggregate, reasonably approximate expenses we might incur on a stand-alone basis. These methods include Carlson Companies' total cost of providing the service, actual third-party costs plus administrative expenses incurred by Carlson Companies, the company funded and employee funded payroll deductions for participation in the employee benefit plans, the pro rata allocation across Carlson Companies for savings realized by volume purchasing, and actuarially determined or third-party premiums for insurance programs. We believe these expense billing methods are commercially reasonable. We currently estimate that we will pay $2.5 to $3.0 million to Carlson Companies under the shared services agreement in fiscal 2000.

    TERMS OF THE TAX SHARING AGREEMENT. We are currently part of a consolidated tax group with Carlson Companies and it has historically controlled all of our tax decisions. Following this offering, we will no longer be part of Carlson Companies' consolidated tax group for federal income tax purposes. We have entered into a tax sharing agreement with Carlson Companies, effective as of August 19, 1999, which provides for the allocation of tax benefits and obligations during the periods that we are included in the consolidated federal or combined state and local income tax returns filed by Carlson Companies. The tax sharing agreement generally requires us to pay Carlson Companies the amount of federal, state and local taxes that we would have been required to pay had we filed our own tax return or returns and not been included in Carlson Companies' consolidated or combined groups. The federal consolidated tax returns in which we are included are currently under examination by the IRS for the years 1992 through 1997. In addition, the combined returns in two states in which we are included are under examination for various years. We believe any changes in our tax liability from these examinations will be insignificant. Carlson Companies continues to control our tax decisions with respect to periods for which we are part of Carlson Companies' consolidated or combined tax group.



    Notwithstanding the tax sharing agreement, we are jointly and severally liable for taxes due for all periods during which we are included in the Carlson Companies' consolidated group.



    TERMS OF AGREEMENT WITH PROVISIONS. We have used the services of Provisions, a subsidiary of Carlson Companies, as a buying agent for the negotiation of purchase arrangements and discounts with vendors of food, beverages and other supplies for our owned and franchised restaurants. Effective August 19, 1999, we entered into an agreement with Provisions to formalize this arrangement. Our restaurants order items from one of three independent national distribution companies that obtain products on terms negotiated by Provisions. Provisions also provides us with additional services such as quality assurance audits of vendors, assistance in developing product specifications and product sourcing services. We do not pay Provisions for the services it provides to us, except for a flat annual fee paid in monthly installments for restaurant equipment purchasing services. This fee is calculated at the beginning of each fiscal year based on the number of company owned restaurants we expect to open during the year and is not adjusted for actual openings. The fee is currently $12,368 per planned company owned restaurant. We also advance to Provisions the equipment purchasing fees due from our franchises and we bear the risk of loss for these payments except in the case of defective equipment or cash on delivery orders. Provisions does receive compensation directly from vendors in the form of discounts, commissions and other fees. We do not pay Provisions any fees for food or other restaurant operating supplies purchased on terms negotiated by Provisions. Additionally, if we receive a rebate from an equipment vendor due to terms negotiated by Provisions, we pass that rebate on to Provisions.


    TERMS OF INSURANCE ARRANGEMENTS. We participate in the company-wide risk management and insurance program of Carlson Companies. We pay premiums, determined annually by an independent actuary, to NAFCO Insurance
Company, Ltd., a wholly-owned subsidiary of Carlson Holdings, Inc., for retained casualty losses for workers' compensation and liability insurance coverages. Carlson Holdings, Inc. is the parent company of Carlson Companies. We pay for a portion of the premium costs on insurance policies bought by Carlson Companies, based on our proportion of loss experience under those policies. We also pay for a portion of the Carlson Companies risk management and insurance administration costs, including claims handling, actuarial services and letters of credit, based primarily on our proportion of services used.

    TERMS OF CASH MANAGEMENT PROGRAM AND INTERCOMPANY CREDIT
AGREEMENT. Historically, we have participated in Carlson Companies' centralized cash management program. Cash received from operations is transferred to Carlson Companies' centralized cash accounts and cash disbursements are funded from the centralized cash accounts on a daily basis. On August 19, 1999, we entered into an intercompany credit agreement with Carlson Companies, under which we will continue to participate in Carlson Companies' cash management program. Cash requirements for our day-to-day operating purposes, and for our capital expenditures, are met with advances under the credit agreement. On any business day that we have excess cash available, we may, at our option, use it to repay any outstanding advances we have under the intercompany credit agreement, or make an advance to Carlson Companies if no advances are outstanding. Advances we make to Carlson Companies bear interest at the three-month LIBOR at the time of the advance.


    The maximum borrowing availability under the intercompany credit agreement, as amended, is $250.0 million prior to the completion of this offering, and $125.0 million after completion of this offering and the application of the net proceeds to repay a portion of our intercompany indebtedness. As part of the intercompany credit agreement, a $120.0 million promissory note to Carlson Companies in partial payment of a dividend and a $70.4 million note to Carlson Companies, which represented indebtedness allocated to us by Carlson Companies, were refinanced along with accrued interest. The proceeds from this offering will be used to partially repay indebtedness to Carlson Companies. The interest rate on all advances made under the intercompany credit agreement is 1.25% over the three-month LIBOR at the time of the advance. The intercompany credit agreement will expire on December 31, 2002, unless Carlson Companies' ownership of all outstanding shares of our common stock falls below 50% in which case the credit agreement may be terminated upon 90 days notice by either party.



    TERMS OF FRIDAY'S GOLD POINTS PROGRAM. Our company owned or operated and franchised T.G.I. Friday's and Italianni's restaurants participate in a loyalty program that offers guests points for purchases made in the restaurants. The points can be redeemed for in-restaurant food items and other awards. From 1995 through the first quarter of 1999, we participated in and administered a program which operated under the names Frequent Friday's for T.G.I. Friday's restaurants and Pasta Points for Italianni's restaurants. We converted the Frequent Friday's and Pasta Points programs into Gold Points, which is a loyalty program administered by Gold Points Corporation, a wholly-owned subsidiary of Carlson Companies. We entered into a license agreement for the use of this program in our restaurant systems. We paid Gold Points approximately $0.7 million in 1999 for the participation of our company owned or operated and franchised restaurants in the loyalty program. This program may result in liability to us if a franchisee ends participation in the program and does not fully fund the estimated cost of redeeming outstanding guest points.



    TERMS OF REAL ESTATE RELATIONSHIPS. We lease five properties from Carlson Companies, or affiliates of Carlson Companies, for operation of our restaurants. The lease terms generally range from five to twenty years with five-year renewal options. The rental amounts we pay Carlson Companies under each lease include a fixed rental fee plus a fee based on a percentage of our gross sales at that restaurant. We paid Carlson Companies approximately $372,000 during fiscal 1999 under these lease agreements. In addition, Carlson Companies has guaranteed payment of ten of our restaurant leases. Real estate commitments under such guarantees were approximately $2.1 million as of December 27, 1999. We are also the general partner in four limited partnerships which were formed for the purpose of acquiring a restaurant site, constructing a restaurant on the site and leasing the restaurant back to us. The limited partners in these limited partnerships include some of our officers, employees and Carlson Companies. We believe that the terms of these arrangements are no less favorable to us than could be obtained from non-affiliated persons.

    The following organization chart illustrates the relationship between us and the Carlson Companies' affiliates with which we are engaged in the transactions described above and elsewhere in this prospectus.


                                   [GRAPHICS]

                             PRINCIPAL STOCKHOLDER


    Prior to this offering, Carlson Companies, through its wholly-owned subsidiary Carlson Hospitality Group, Inc., owned 100% of our capital stock. Following this offering, Carlson Hospitality Group will beneficially own 100% of our outstanding Class B common stock and, accordingly, will own common stock representing approximately 66.1% of the economic interest in our company, or 62.9% if the underwriters' over-allotment options are exercised in full. This represents approximately 95.1% of the combined voting power of our outstanding common stock, or 94.4% if the underwriters' over-allotment option is exercised in full. Beneficial ownership of at least 80% of our total voting power is required in order for Carlson Hospitality Group to be able to effect a tax-free spin-off or certain other tax-free transactions. The address of Carlson Hospitality Group is Carlson Parkway, P.O. Box 59159, Minneapolis, Minnesota 55459-8249. All of the outstanding capital stock of Carlson Holdings, Inc., of which Carlson Companies is a wholly-owned subsidiary, is held as follows. One-half of the voting common stock is held in one or more trusts over which Marilyn Carlson Nelson, as trustee, holds the sole voting power and one-half of the voting common stock is held in one or more trusts over which Barbara Carlson Gage, as trustee, holds the sole voting power. The address of Ms. Nelson is Carlson Parkway, P.O. Box 59159, Minneapolis, Minnesota 55459-8249, and the address of Ms. Gage is 10000 Highway 55, Minneapolis, Minnesota 55441. Ms. Nelson and Ms. Gage are sisters. Ms. Nelson is the mother of Curtis C. Nelson, the Chairman of our Board of Directors. Ms. Gage is the spouse of Edwin C. Gage, one of our directors.


                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon the consummation of this offering, the 9,500,000 shares of Class A common stock sold in this offering will be freely tradable without restriction under the Securities Act of 1933, unless purchased by an "affiliate" of ours, as that term is defined in Rule 144 under the Securities Act. Carlson Companies and our directors and officers have agreed not to sell or dispose of any shares of common stock or securities convertible into or exchangeable or exercisable for common stock for a period of 180 days after the date of this prospectus without the prior written consent of Banc of America Securities LLC. We can give no assurance concerning how long these parties will continue to hold their common stock after this offering.


    After this offering, Carlson Companies will own 100% of our outstanding Class B common stock. Any common stock held by one of our affiliates will be subject to the resale limitations required by Rule 144. Rule 144 defines an affiliate as a person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with the issuer.

    After this offering, Carlson Companies will be our affiliate. Therefore, as long as Carlson Companies remains an affiliate, they may sell our common stock only:

    - under an effective registration statement under the Securities Act,

    - under Rule 144, or

    - under another exemption from registration.

    Carlson Companies is not under any contractual obligation to retain our common stock, except during the 180-day period noted above.

    In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, including an affiliate, who has beneficially owned shares for at least one year, within any three-month period commencing 90 days after the date of this prospectus, may sell a number of shares that does not exceed the greater of:


    - one percent of the number of shares of Class A common stock then outstanding, this would be 95,000 shares immediately after this offering, or

    - the average weekly trading volume of the Class A common stock during the four calendar weeks preceding the sale.

    Sales under Rule 144 are generally subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell the shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144.


    We intend to file a registration statement on Form S-8 covering all shares of common stock issuable upon exercise of stock options to be issued upon completion of this offering and stock options to be granted under our stock option plan. Upon the consummation of this offering, we will have outstanding stock options with respect to an aggregate of 2,073,827 shares of common stock. Upon this registration on Form S-8, the shares subject to these options, together with the 926,173 additional shares of common stock available for future grants of stock options, will be eligible for sale in the public market upon exercise of the underlying stock options.


    Prior to the offering, there has been no market for the Class A common stock, and we cannot predict the effect, if any, that public sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Sales of substantial amounts of Class A common stock in the public market following the offering, or the perception that sales may occur, could adversely affect the prevailing market price of the Class A common stock and our ability to raise capital through a public offering of our equity securities.

                          DESCRIPTION OF CAPITAL STOCK


    Upon consummation of this offering, our authorized capital stock will consist of 140,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. Of the 140,000,000 shares of common stock, 100,000,000 shares will be designated as Class A common stock and 40,000,000 shares will be designated as Class B common stock. There are no shares of preferred stock outstanding as of the date of this prospectus. Of the 100,000,000 shares of common stock designated as Class A common stock, 9,500,000 shares are being sold by us in this offering and 18,500,000 shares are reserved for issuance upon conversion of Class B common stock into Class A common stock. Of the 40,000,000 shares of common stock designated as Class B common stock, 18,500,000 shares will be outstanding and held by Carlson Companies upon consummation of this offering. A description of the material terms and provisions of our Amended and Restated Certificate of Incorporation affecting the relative rights of the Class A common stock, the Class B common stock and the preferred stock is set forth below. The description is intended as a summary and is qualified in its entirety by reference to the form of our Amended and Restated Certificate of Incorporation and Restated Bylaws filed with the registration statement relating to this prospectus.


DESCRIPTION OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK

    VOTING RIGHTS. The holders of Class A common stock and Class B common stock generally have identical rights except that holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to ten votes per share on all matters to be voted on by the stockholders. Holders of shares of Class A common stock and Class B common stock are not entitled to cumulate their votes in the election of directors. Generally all matters to be voted on by the stockholders must be approved by a majority of the votes entitled to be cast by all shares of Class A common stock and Class B common stock present in person or represented by a proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock.

    DIVIDENDS. The holders of Class A common stock and Class B common stock share equally in any dividends or distributions made by us. Our board of directors currently intends to retain future earnings for the development of our business and does not anticipate paying regular quarterly dividends on the Class A common stock or Class B common stock for the foreseeable future. Under Delaware law, the declaration of dividends is within the discretion of the board of directors and future dividends, if any, will depend upon various factors, including our net income, current and anticipated cash needs and any other factors deemed relevant by the board of directors. By virtue of their stock ownership, Carlson Companies will have the ability to change the size and composition of our board of directors and control the payment of dividends by us.


    CONVERSION. Each share of Class B common stock is convertible into one share of Class A common stock. Any shares of Class B common stock transferred to a person or entity other than Carlson Holdings, Inc., or any of its subsidiaries, or a direct descendant of Curtis L. Carlson, or an entity of which the beneficial owners are direct descendants of Curtis L. Carlson, shall automatically convert to shares of Class A common stock upon such disposition, except for a disposition effected in connection with a transfer of Class B common stock to the beneficial owners of Carlson Companies as a dividend intended to be a tax-free spin-off. No assurance can be given that such conversion would be consummated. Carlson Companies has no current plans with respect to a tax-free spin-off of our company.



    All shares of Class B common stock shall automatically convert into Class A common stock if the number of outstanding shares of Class B common stock falls below 20% of the outstanding shares of common stock. This will prevent Carlson Companies from decreasing its economic interest in the company to less than 20% while still retaining control of approximately 71% of the voting power of our company. All conversions will be effected on a share-for-share basis.


    Automatic conversion of the Class B common stock into Class A common stock if Carlson Companies decreases its economic interest in our company to less than 20% is intended to ensure that Carlson Companies retains voting control by virtue of its ownership of Class B common stock only if it has a sizable economic interest in our company.

    OTHER RIGHTS. In the event of our liquidation, dissolution or winding up, after payment in full of the amounts required to be paid to holders of preferred stock, all holders of common stock, regardless of class, are entitled to share ratably in any assets available for distribution to holders of shares of common stock.

    No shares of either class of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

    Upon consummation of this offering, all the outstanding shares of Class A common stock and Class B common stock will be legally issued, fully paid and nonassessable.


    Application has been made for the Class A common stock to be approved for listing on the New York Stock Exchange under the symbol "CWR." In order to meet the requirements for listing of our Class A common stock on that exchange, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners and to sell a sufficient number of shares so that upon completion of the offering there will be not less than 1,100,000 publicly held shares of our Class A common stock having an aggregate market value of not less than $60,000,000.


PREFERRED STOCK


    Our Amended and Restated Certificate of Incorporation permits us to issue up to 10,000,000 shares of preferred stock, from time to time, in one or more series and with such designation and preferences for each series as are stated in the resolutions providing for the designation and issue of each such series adopted by our board of directors. Our board of directors is authorized by our

Amended and Restated Certificate of Incorporation to determine the voting, dividend, redemption and liquidation preferences and limitations pertaining to such series. The board of directors, without stockholder approval, may issue preferred stock with voting rights and other rights that could adversely affect the voting power of the holders of our common stock and could have certain anti-takeover effects. We have no present plans to issue any shares of preferred stock. The ability of the board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of our company or the removal of existing management.


ADVANCE NOTICE PROVISION


    Our Restated Bylaws will provide for an advance notice procedure for the nomination, other than by or at the direction of the board of directors, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director or raise matters at such meetings will have to be received by us not less than 60 days prior to the date fixed for the annual meeting, and must contain certain information concerning the persons to be nominated or the matters to be brought before the meeting and concerning the stockholders submitting the proposal.


POTENTIAL ANTI-TAKEOVER EFFECT OF PROVISIONS OF CHARTER DOCUMENTS AND DELAWARE GENERAL CORPORATION LAW


    Our Amended and Restated Certificate of Incorporation will authorize our board of directors to issue up to 10,000,000 shares of preferred stock and to determine the powers, preferences, privileges, rights, including voting rights, qualifications, limitations and restrictions of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Our Amended and Restated Certificate of Incorporation and Restated Bylaws, among other things, also require that stockholder actions occur at duly called meetings of the stockholders, limit who may call special meetings of stockholders, do not permit cumulative voting in the special meetings of stockholders, do not permit cumulative voting in the election of directors and require advance notice of stockholder proposals and director nominations.


    We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Section 203 provides that, subject to certain exceptions, a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless:

    - prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder:

    - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

    - on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

    Except as specified in Section 203 of the DGCL, an interested stockholder is defined to include:

    - any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within the three years immediately prior to the relevant date; and

    - the affiliates and associates of any such person.


    Under certain circumstances, Section 203 of the DGCL makes it more difficult for an interested stockholder to effect various business combinations with the company for a three-year period, although our stockholders may elect to exclude us from the restrictions imposed thereunder, Carlson Companies is not an interested stockholder within the meaning of Section 203 because its shares were acquired solely through actions taken by us. By virtue of its beneficial ownership of common stock, Carlson Companies is in a position to elect to exclude us from the restrictions under Section 203, but currently has no intention to do so.


TRANSFER AGENT AND REGISTRAR

    Bank of New York has been appointed as the transfer agent and registrar for our common stock.

                              PLAN OF DISTRIBUTION



    We are offering the shares of Class A common stock described in this prospectus through a number of underwriters. Banc of America Securities LLC, Merrill, Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated are the representatives of the underwriters. We have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and the underwriters have each agreed to purchase, the number of shares of Class A common stock listed next to its name in the following table.



                                                              NUMBER OF
UNDERWRITER                                                     SHARES
-----------                                                   ----------
Banc of America Securities LLC..............................
Merrill, Lynch, Pierce, Fenner & Smith
           Incorporated.....................................
Morgan Stanley & Co. Incorporated...........................

                                                              ----------
  Total.....................................................   9,500,000
                                                              ==========


    The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. The underwriters will sell the shares to the public when and if the underwriters buy the shares from us.

    The underwriters initially will offer shares to the public at the price specified on the cover page of this prospectus. The underwriters may allow to some dealers a concession of not more than $ per share. The underwriters may also allow, and any other dealers may reallow, a concession of not more than $ per share to some other dealers. If all the shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. The Class A common stock is offered subject to a number of conditions, including:

    - receipt and acceptance of the Class A common stock by the underwriters, and

    - the right on the part of the underwriters to reject orders in whole or in part.


    We have granted the underwriters an option to buy up to 1,425,000 additional shares of Class A common stock. These additional shares would cover sales of shares by the underwriters that exceed the number of shares specified in the table above. The underwriters have 30 days to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.


    We and Carlson Companies, as our sole stockholder, have entered into lock-up agreements with the underwriters. Under these agreements, we may not issue any new shares of common stock (except on exercise of outstanding options), and Carlson Companies may not dispose of any common stock or securities convertible into or exchangeable for shares of common stock. These restrictions will be in effect for a period of 180 days after the date of this prospectus. At any time and without notice, Banc of America Securities LLC may, in its sole discretion, release all or some of the securities from these lock-up agreements.


    We will indemnify the underwriters and their controlling persons against some liabilities, including liabilities arising under the Securities Act of 1933 and liabilities resulting from breaches of our representations and warranties contained in the underwriting agreement. Our indemnity obligations do not extend to liabilities which arise from the acts of the underwriters resulting from their bad faith or willful misconduct, written information relating to any of the underwriters that the underwriters provide to us expressly for use in the registration statement or this prospectus, or if such liabilities result from other failures of the underwriters to fulfill their legal obligations, as described in the underwriting agreement.



    If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities. The amount of such payments will be based upon a proportion appropriate to reflect the relative benefits received by us, on the one hand, and the underwriters, on the other hand, from this offering.


    In connection with this offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include:

    - short sales,

    - stabilizing transactions, and

    - purchases to cover positions created by short sales.

    Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Class A common stock while this offering is in progress.

    The underwriters also may impose a penalty bid. This means that if the representatives purchase shares in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

    The underwriters may engage in activities that stabilize, maintain or otherwise affect the price of the Class A common stock, including:

    - over-allotment,

    - stabilization,

    - syndicate covering transactions, and

    - imposition of penalty bids.


    The underwriters may effect syndicate covering transactions by creating a short position in the Class A common stock for the account of the underwriters by selling more Class A common stock in connection with the offering than they are committed to purchase from us. In these instances, the underwriters may purchase Class A common stock in the open market following completion of this offering to cover all or a portion of the underwriters' short position. The underwriters may also cover all or a portion of their short position by exercising the underwriters' over-allotment option referred to above.


    As a result of these activities, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.


    Each of the principal underwriters intends to sell shares of Class A common stock they purchase in this offering to accounts over which they exercise discretionary authority, although these sales are not expected to exceed 5% of the total number of shares of Class A common stock offered by this prospectus.

    Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated between us and the underwriters. Among the factors to be considered in such negotiations are:

    - our history and prospects, taking into account the prospects of the industries in which we compete,

    - our past and present financial performance,

    - an assessment of our management,

    - the present state of our development,

    - the prospects for our future earnings,

    - the prevailing market conditions of relevant United States securities markets at the time of this offering, and

    - market valuations of publicly traded companies that we and the representatives believe to be comparable to us.

                                 LEGAL MATTERS

    The validity of the shares of Class A common stock offered by this prospectus and other legal matters will be passed upon for us by Faegre & Benson LLP, Minneapolis, Minnesota. The validity of the shares of Class A common stock offered by this prospectus will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), Los Angeles, California.

                                    EXPERTS

    The consolidated financial statements and schedule included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed a registration statement on Form S-1 with the SEC for the stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

    You can read our SEC filings, including the registration statement, over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, NW, Washington, DC 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                         PAGE
                                                              ---------------------------
Report of Independent Public Accountants....................                          F-2
Consolidated Balance Sheets as of December 28, 1998 and
  December 27, 1999.........................................                          F-3
Consolidated Statements of Operations for the fiscal years
  ended December 29, 1997 and December 28, 1998 and
  December 27, 1999.........................................                          F-4
Consolidated Statements of Stockholder's Equity for the
  fiscal years ended December 29, 1997, December 28, 1998
  and December 27, 1999.....................................                          F-5
Consolidated Statements of Cash Flows for the fiscal years
  ended December 29, 1997, December 28, 1998 and
  December 27, 1999.........................................                          F-6
Notes to Consolidated Financial Statements..................                          F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholder of Carlson Restaurants Worldwide Inc.:


    We have audited the accompanying consolidated balance sheets of Carlson Restaurants Worldwide Inc. (a Delaware corporation, and a subsidiary of Carlson Hospitality Group, Inc.) and subsidiaries as of December 28, 1998 and
December 27, 1999, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the three fiscal years in the period ended December 27, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Carlson Restaurants Worldwide Inc. and subsidiaries as of December 28, 1998 and December 27, 1999, and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 27, 1999, in conformity with generally accepted accounting principles.


                                          ARTHUR ANDERSEN LLP


Dallas, Texas,
February 18, 2000

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS


                                                              DECEMBER 28,   DECEMBER 27,
                                                                  1998           1999
                                                              ------------   -------------
CURRENT ASSETS:
  Cash and cash equivalents.................................    $ 50,364        $ 14,121
  Accounts and notes receivable, net........................      18,669          23,154
  Inventories...............................................       6,126           6,428
  Prepaid expenses and other assets.........................       4,972           6,433
  Assets held for sale, net.................................       4,116           4,489
                                                                --------        --------
    Total current assets....................................      84,247          54,625
PROPERTY, EQUIPMENT AND IMPROVEMENTS, NET...................     180,791         212,594
DEFERRED INCOME TAXES.......................................       7,614          11,891
GOODWILL, net...............................................      27,298          22,651
OTHER ASSETS, net...........................................      22,929          22,961
                                                                --------        --------
    Total assets............................................    $322,879        $324,722
                                                                ========        ========

                           LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term obligations...............    $  1,498        $     63
  Accounts payable..........................................      12,866           8,795
  Accrued liabilities.......................................      36,475          48,463
                                                                --------        --------
    Total current liabilities...............................      50,839          57,321
LONG-TERM OBLIGATIONS, less current maturities..............       8,797           8,744
LONG-TERM DEBT-AFFILIATE....................................      70,359         219,923
OTHER LIABILITIES...........................................      23,559          27,406
                                                                --------        --------
    Total liabilities.......................................     153,554         313,394
MINORITY INTERESTS..........................................       2,694           2,696
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY:
  Common stock, par value $1.00 per share, 100 shares
    authorized, 1 share issued and outstanding..............           -               -
  Additional paid-in capital................................      80,088           2,479
  Unrealized holding losses of marketable securities........        (271)           (279)
  Retained earnings.........................................      86,814           6,432
                                                                --------        --------
    Total stockholder's equity..............................     166,631           8,632
                                                                --------        --------
    Total liabilities and stockholder's equity..............    $322,879        $324,722
                                                                ========        ========


  The accompanying notes are an integral part of these consolidated financial statements.

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)


                                                                       FISCAL YEAR ENDED
                                                          -------------------------------------------
                                                          DECEMBER 29,   DECEMBER 28,   DECEMBER 27,
                                                              1997           1998           1999
                                                          ------------   ------------   -------------
REVENUE:

  Company restaurant sales..............................    $418,468       $483,311       $563,729
  Managed restaurant revenue............................      76,779         74,905         81,235
  Franchising revenue...................................      35,199         38,292         41,877
  Licensing revenue.....................................       3,627          2,780          4,450
                                                            --------       --------       --------
    Total revenue.......................................     534,073        599,288        691,291

COST AND EXPENSES:

  Cost of sales.........................................     143,228        165,221        187,512
  Restaurant operating expenses.........................     286,077        315,513        370,638
  General and administrative expenses...................      55,218         64,582         54,648
  Depreciation and amortization expense.................      23,401         27,457         31,198
  Other (income) expense, net...........................        (863)           533         10,787
                                                            --------       --------       --------
INCOME FROM OPERATIONS..................................      27,012         25,982         36,508

INTEREST EXPENSE, NET...................................       2,571          4,216         10,344
                                                            --------       --------       --------
INCOME BEFORE INCOME TAXES..............................      24,441         21,766         26,164

PROVISION FOR INCOME TAXES..............................       8,740          7,875          9,155
                                                            --------       --------       --------
NET INCOME..............................................    $ 15,701       $ 13,891       $ 17,009
                                                            ========       ========       ========


  The accompanying notes are an integral part of these consolidated financial statements.

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                                 (IN THOUSANDS)


                                                                       ACCUMULATED
                                                         ADDITIONAL       OTHER
                                          COMMON          PAID-IN     COMPREHENSIVE    RETAINED
                                           STOCK          CAPITAL        INCOME        EARNINGS     TOTAL
                                     -----------------   ----------   -------------   ----------   --------
BALANCE, December 30, 1996.........  $               -     $80,088       $  (666)      $ 57,222    $136,644
  Comprehensive income:
    Net income.....................                  -           -             -         15,701
    Change in unrealized losses on
      marketable securities, net of
      tax..........................                  -           -           314              -
    Total comprehensive income.....                  -           -             -              -      16,015
                                     -----------------     -------       -------       --------    --------
BALANCE, December 29, 1997.........                  -      80,088          (352)        72,923     152,659
  Comprehensive income:
    Net income.....................                  -           -             -         13,891
    Change in unrealized losses on
      marketable securities, net of
      tax..........................                  -           -            81              -
    Total comprehensive income.....                  -           -             -              -      13,972
                                     -----------------     -------       -------       --------    --------
BALANCE, December 28, 1998.........                  -      80,088          (271)        86,814     166,631
  Comprehensive income:
    Net income.....................                  -           -             -         17,009
    Changes in unrealized losses on
      marketable securities, net of
      tax..........................                  -           -            (8)             -
    Total comprehensive income.....                  -           -             -              -      17,001
  Dividend on common stock.........                  -     (77,609)            -        (97,391)   (175,000)
                                     -----------------     -------       -------       --------    --------
BALANCE, December 27, 1999.........  $               -     $ 2,479       $  (279)      $  6,432    $  8,632
                                     =================     =======       =======       ========    ========


  The accompanying notes are an integral part of these consolidated financial statements.

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                                           FISCAL YEAR ENDED
                                                              -------------------------------------------
                                                              DECEMBER 29,   DECEMBER 28,   DECEMBER 27,
                                                                  1997           1998           1999
                                                              ------------   ------------   -------------
OPERATING ACTIVITIES:
  Net income................................................    $ 15,701       $ 13,891        $ 17,009
    Non-cash items included in net income:
      Depreciation and amortization.........................      23,401         27,457          31,198
      Store closure provisions..............................           -              -           5,714
      Provision for deferred compensation...................       2,017          3,543           2,937
      Recognition of deferred franchise revenue.............      (1,531)        (1,260)         (1,260)
      Deferred income taxes.................................       1,091         (2,998)         (4,311)
      Loss on impairment of assets..........................         237            549           2,190
      Write-off of intangible assets........................           -              -           2,160
      Other non-cash items, net.............................      (1,315)           681             933
  Changes in:
      Accounts receivable...................................      (1,239)        (4,686)         (6,833)
      Inventories...........................................        (172)          (505)           (386)
      Prepaid expenses and other assets.....................       3,241           (635)         (1,323)
      Accounts payable......................................         586          2,618          (4,071)
      Accrued liabilities...................................         149          5,402          13,196
                                                                --------       --------        --------
        Net cash provided by operating activities...........      42,166         44,057          57,153
                                                                --------       --------        --------
INVESTING ACTIVITIES:
  Purchases of property, equipment and improvements.........     (39,827)       (57,113)        (71,630)
  Investments in unconsolidated joint ventures..............        (269)        (4,197)           (791)
  Distributions from unconsolidated joint ventures..........       2,035          2,034           2,821
  Acquisition of other assets...............................        (607)        (5,831)           (725)
  Proceeds from sale of land, restaurants and facilities....       1,408          2,440           4,495
  Collection of notes receivable............................       5,951          1,110              97
                                                                --------       --------        --------
        Net cash used in investing activities...............     (31,309)       (61,557)        (65,733)
                                                                --------       --------        --------
FINANCING ACTIVITIES:
  Dividend paid.............................................           -              -         (55,000)
  Proceeds from long-term obligations.......................          51          2,591             449
  Proceeds from long-term debt-affiliate....................       4,598         38,352          28,383
  Principal payments on long-term obligations...............      (1,826)          (140)         (1,495)
                                                                --------       --------        --------
        Net cash provided by (used in) financing
          activities........................................       2,823         40,803         (27,663)
                                                                --------       --------        --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........      13,680         23,303         (36,243)
CASH AND CASH EQUIVALENTS, beginning of period..............      13,381         27,061          50,364
                                                                --------       --------        --------
CASH AND CASH EQUIVALENTS, end of period....................    $ 27,061       $ 50,364        $ 14,121
                                                                ========       ========        ========


  The accompanying notes are an integral part of these consolidated financial statements.

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



           DECEMBER 29, 1997, DECEMBER 28, 1998 AND DECEMBER 27, 1999


1.  SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION


    Carlson Restaurants Worldwide Inc. and subsidiaries (the "Company") is a wholly owned subsidiary of Carlson Hospitality Group, Inc., which is a subsidiary of Carlson Companies, Inc., which is 100% owned by Carlson Holdings, Inc. (collectively referred to as "Carlson Companies").



    The Company develops, operates and franchises various restaurant concepts in both the United States and international markets.



    The Company's fiscal year ends on the last Monday in December. All fiscal years presented are comprised of 52 weeks.


PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Carlson Restaurants Worldwide Inc., its wholly owned subsidiaries, and certain majority owned joint ventures. Investments in unconsolidated joint ventures in which the Company owns 20% to 50% are accounted for by the equity method. The Company's related share of income or loss is included in other (income) expenses, net in the accompanying consolidated statements of operations. All material intercompany accounts and transactions have been eliminated.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying values of cash equivalents, marketable securities, accounts and notes receivable, accounts payable and debt approximate fair value.

CASH AND CASH EQUIVALENTS


    The Company considers amounts receivable from credit card companies and all highly liquid temporary investments with original maturities of three months or less to be cash equivalents. Through July 1999, the Company participated in Carlson Companies' cash management program pursuant to which the Company could make deposits with or borrow funds from Carlson Companies. The funds deposited with or borrowed from Carlson Companies did not earn interest income or incur interest expense. The Company had deposits under the terms of this arrangement of $38,092,000 at December 28, 1998 which are included in cash and cash equivalents in the accompanying consolidated balance sheets. Effective August 1999, in conjunction with the Company entering into an Intercompany Credit Agreement with Carlson Companies, all excess cash is applied against the outstanding balance of affiliate debt (see Note 6).


ACCOUNTS AND NOTES RECEIVABLE


    Accounts receivable are due principally from franchisees for royalties earned and goods and services provided, and from third parties under the terms of various equipment purchasing and asset sale agreements. The Company had an allowance of $1,526,000 and $1,597,000 as of December 28, 1998 and December 27, 1999, respectively, to cover estimated loss exposures related to accounts receivable.

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

           DECEMBER 29, 1997, DECEMBER 28, 1998 AND DECEMBER 27, 1999


1.  SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out) or market and consist primarily of food and beverages.

ASSETS HELD FOR SALE


    Assets held for sale include net assets that are in the process of being sold and are recorded at the lower of carrying value or fair market value less cost to sell.


PROPERTY, EQUIPMENT AND IMPROVEMENTS


    Property and equipment are carried at cost and are depreciated over their estimated useful lives (ranging from 3 to 20 years), using the straight-line method. Depreciation of leasehold improvements is based upon the lesser of the applicable lease term, in the event of a lease, or the estimated useful lives of such assets, using the straight-line method.


GOODWILL


    The excess of purchase price over tangible net assets acquired is recorded at cost and amortized over their estimated useful lives, which range from 5 to 25 years. The Company assesses the recoverability of goodwill and other intangible assets by determining whether the asset balance can be recovered over its remaining life through undiscounted future operating cash flows of the acquired assets. Accordingly, for the fiscal year ended December 27, 1999, a pre-tax expense of $2,160,000 was recorded in other (income) expense, net in the accompanying consolidated statements of operations to reduce the carrying value of goodwill associated with one restaurant. As of December 28, 1998 and December 27, 1999, accumulated goodwill amortization was $13,190,000 and $15,440,000, respectively.


OTHER ASSETS


    The Company has investments in a number of joint ventures, which are accounted for using the equity method. The Company's total investments in joint ventures were $14,086,000 and $11,250,000 at December 28, 1998 and December 27, 1999, respectively. Equity in earnings of joint ventures included within other (income) expense, net was $751,000, $218,000 and $96,000 for the fiscal years ended December 29, 1997, December 28, 1998 and December 27, 1999, respectively. In 1999, the Company closed a restaurant which was operated under the terms of a joint venture agreement. An expense of $902,000 associated with the write-down of joint venture assets is included within other (income) expense, net.



    Trademarks, liquor licenses, and lease acquisition costs and other identifiable intangible assets are recorded at cost and amortized over their estimated useful lives, which range from 5 to 40 years. The total amount of such assets, net of accumulated amortization, was $6,382,000 and $6,857,000 at December 28, 1998 and December 27, 1999, respectively.



    Marketable securities, categorized as available for sale, consist of an investment in equity securities of a franchisee with a cost basis of $1,100,000. The Company records changes in fair value, net of tax, as a separate component of stockholder's equity until a gain or loss is realized, at which time gain or

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

           DECEMBER 29, 1997, DECEMBER 28, 1998 AND DECEMBER 27, 1999


1.  SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

loss is recognized in net income. Net unrealized holding losses at December 28, 1998 and December 27, 1999, were $271,000 and $279,000, respectively.



    Other assets also include notes receivable of $296,000 and $2,943,000, less allowances of $50,000 as of December 28, 1998 and December 27, 1999, respectively. In July 1999, the Company sold the assets and rights to four Dalts restaurants, previously recorded in assets held for sale in the consolidated balance sheet, for $2,750,000. The purchase price was financed by a promissory note from the purchaser, collateralized by restaurant assets, bearing interest at 10% for the first twenty-four month period and 11% thereafter. The promissory note requires monthly principal and interest payments with a final balloon payment of $2,348,000 due at maturity, August 2006.


IMPAIRMENT OF LONG-LIVED ASSETS


    In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of," the Company evaluates its assets at the individual restaurant level for units not selected for closure using each restaurant's historical operating results as a primary indicator of potential impairment. The Company deems a restaurant's assets to be impaired if management's estimate of undiscounted future cash flows generated directly by the assets are less than their respective carrying value. If a restaurant's assets are deemed to be impaired, the loss is measured by the amount by which the carrying value exceeds their estimated fair value. Accordingly, pre-tax expenses of $237,000, $549,000 and $2,190,000 were recorded in other (income) expense, net in the accompanying consolidated statements of operations to reduce the carrying value of impaired assets of ongoing restaurants for the fiscal years ended December 29, 1997, December 28, 1998 and December 27, 1999, respectively.


INCOME TAXES

    Deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate. Deferred income tax expenses or benefits are based on changes in the deferred tax asset or liability from period to period.

REVENUE RECOGNITION

    Company restaurant sales include proceeds from the sale of food, beverages and merchandise at Company owned restaurants.


    The Company operates various restaurants under long-term management agreements. The operating responsibilities associated with the managed restaurants are substantially the same for owned restaurants, including the payment of wages, liabilities to vendors and insurance coverage. Management fee income and reimbursable management operating costs are recognized as managed restaurant revenue in the accompanying consolidated statements of operations currently based upon services performed. Expenses incurred related to the management of restaurant operations are reflected in cost of sales and restaurant operating expenses.



    Franchising revenue includes royalty fees, initial franchise fees and, in the case of international franchisees, nonrefundable concept fees. Royalty fees are recognized as income based on sales at

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

           DECEMBER 29, 1997, DECEMBER 28, 1998 AND DECEMBER 27, 1999


1.  SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

franchise restaurants. Revenue from initial franchise fees and concept fees was, in the aggregate, $5,573,000, $4,953,000 and $4,660,000 for the fiscal years ended December 29, 1997, December 28, 1998 and December 27, 1999, respectively. Franchise fees and the related expenses are recognized as the Company's obligations regarding services to be performed in opening a restaurant are fulfilled, which generally is at the time a restaurant is opened. Nonrefundable concept fees are related to international franchise development agreements and are recognized as revenue upon restaurant openings on a pro-rata basis for the total number of restaurants to be developed in a franchisee's territory as specified in the development agreement.


    Licensing revenue is recognized as income currently based upon sales of retail branded products under various company trade names by third party vendors.

ADVERTISING


    Production costs of commercials are charged to operations as the commercials are first aired. The costs of other marketing, promotion and advertising programs are charged to operations in the year incurred. Advertising expense was $10,763,000, $11,759,000 and $14,595,000 for the fiscal years ended
December 29, 1997, December 28, 1998 and December 27, 1999, respectively, and is included in restaurant operating expenses in the consolidated statements of operations.


PREOPENING EXPENSES

    Preopening expenses, consisting primarily of managers' salaries and relocation, advertising and employee payroll and related training costs incurred prior to the opening of a restaurant, are expensed as incurred.


EARNINGS PER SHARE



    Because there is only one share of common stock outstanding, earnings per share amounts for all periods have not been presented.



USE OF ESTIMATES


    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

COMPREHENSIVE INCOME

    The Company's comprehensive income transactions, as defined in Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income," resulted from net unrealized holding gains and losses on its marketable securities categorized as available for sale and are classified as unrealized holding losses of marketable securities on the accompanying consolidated balance sheet.

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

           DECEMBER 29, 1997, DECEMBER 28, 1998 AND DECEMBER 27, 1999


1.  SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

RELATIONSHIP WITH SIGNIFICANT SUPPLIER



    The Company utilized a single national distribution company as the primary supplier of its food. Purchases from the distribution company were $142,400,000 in fiscal 1999. On January 31, 2000, the distribution company filed for protection under Chapter 11 of the U.S. Bankruptcy Code (see Note 14).


NEW ACCOUNTING PRONOUNCEMENTS


    In June 1998, the Financial Accounting Standards Board issued Statement
No. 133, "Accounting for Derivative Instruments and Hedging Activities." Statement No. 133 requires companies to record derivatives on the balance sheet as assets and liabilities measured at fair value. Gains or losses resulting from changes in the fair values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. Statement No. 133, as amended by Statement No. 137, is effective for fiscal years beginning after June 15, 2000, with earlier adoption encouraged. The Company is not currently involved with derivative instruments or hedging activities, and therefore, will measure the impact of this statement as it becomes necessary.



2.  PROPERTY, EQUIPMENT AND IMPROVEMENTS:


    Property, equipment and improvements, net consist of the following (in thousands):


                                                      DECEMBER 28,   DECEMBER 27,
                                                          1998           1999
                                                      ------------   -------------
Land................................................    $  11,670      $  11,004
Buildings and leasehold improvements................      152,261        186,948
Furniture and equipment.............................      158,295        181,338
Construction in progress............................        8,211          8,444
                                                        ---------      ---------
                                                          330,437        387,734
Less-accumulated depreciation and amortization......     (149,646)      (175,140)
                                                        ---------      ---------
Property, equipment and improvements, net...........    $ 180,791      $ 212,594
                                                        =========      =========



    Depreciation and amortization expense related to property, equipment and improvements amounted to $21,148,000, $24,814,000 and $28,302,000 for the fiscal years ended December 29, 1997, December 28, 1998 and December 27, 1999, respectively.

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

           DECEMBER 29, 1997, DECEMBER 28, 1998 AND DECEMBER 27, 1999


3.  ACCRUED LIABILITIES:

    Accrued liabilities consist of the following (in thousands):


                                                      DECEMBER 28,    DECEMBER 27,
                                                          1998            1999
                                                      -------------   -------------
Accrued compensation................................     $10,985         $14,992
Gift certificates liability.........................       4,573           5,701
Deferred franchise revenue..........................       4,181           3,690
Advertising expenses................................       2,893           4,998
Property taxes......................................       2,756           3,506
Sales taxes.........................................       2,847           3,383
Federal income taxes................................       1,016           2,419
Other...............................................       7,224           9,774
                                                         -------         -------
                                                         $36,475         $48,463
                                                         =======         =======



    The gift certificates liability is recorded at the time of sale of the certificates. The liability is relieved and revenues recognized upon redemption of the gift certificates at any company owned restaurant. Gift certificates sold by the Company and redeemed at managed and franchised restaurants reduce the liability with no impact on revenues.



    Deferred franchise revenue consists of fees received from franchisees for initial franchise fees and concept fees related to restaurants which have not opened as of the end of the period. The Company is obligated to provide certain design, construction and store opening assistance for future restaurant openings.


4.  OTHER LIABILITIES:

    Other liabilities consist of the following (in thousands):


                                                      DECEMBER 28,   DECEMBER 27,
                                                          1998           1999
                                                      ------------   -------------
Deferred franchise revenue..........................     $ 8,964        $ 8,168
Deferred compensation arrangements (see Note 11)....       7,510          9,414
Other...............................................       7,085          9,824
                                                         -------        -------
                                                         $23,559        $27,406
                                                         =======        =======


5.  INCOME TAXES:

    The Company is included in the consolidated federal income tax return of Carlson Companies. Under the provisions of a tax sharing agreement, the Company is treated as a separate entity for purposes of determining the income tax provision.

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

           DECEMBER 29, 1997, DECEMBER 28, 1998 AND DECEMBER 27, 1999


5.  INCOME TAXES: (CONTINUED)
    The components of the provision for income taxes reflected in the accompanying consolidated statements of operations are as follows (in thousands):


                                                                        FISCAL YEAR ENDED
                                                          ---------------------------------------------
                                                          DECEMBER 29,    DECEMBER 28,    DECEMBER 27,
                                                              1997            1998            1999
                                                          -------------   -------------   -------------
Current:
  Federal...............................................     $5,524          $ 8,482         $10,763
  Foreign...............................................      1,042              970             980
  State.................................................      1,083            1,421           1,723
                                                             ------          -------         -------
                                                              7,649           10,873          13,466
                                                             ------          -------         -------
Deferred:
  Federal...............................................        851           (2,637)         (3,651)
  State.................................................        240             (361)           (660)
                                                             ------          -------         -------
                                                              1,091           (2,998)         (4,311)
                                                             ------          -------         -------
    Total income tax provision..........................     $8,740          $ 7,875         $ 9,155
                                                             ======          =======         =======


    Foreign taxes represent withholding taxes from international royalties.

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

           DECEMBER 29, 1997, DECEMBER 28, 1998 AND DECEMBER 27, 1999


5.  INCOME TAXES: (CONTINUED)

    The following table reconciles the effective tax rate provided in the financial statements to the statutory rate:


                                                                        FISCAL YEAR ENDED
                                          ------------------------------------------------------------------------------
                                                DECEMBER 29,               DECEMBER 28,               DECEMBER 27,
                                                    1997                       1998                       1999
                                          ------------------------   ------------------------   ------------------------
Federal income taxes at the statutory
  rate..................................                    35.0%                      35.0%                      35.0%
State income taxes, net of federal tax
  benefit...............................                     3.4                        3.1                        2.6
Amortization expense....................                     2.1                        2.0                        1.9
Tax credits.............................                    (5.7)                      (6.8)                      (6.4)
Other items, net........................                     1.0                        2.9                        1.9
                                          ----------------------     ----------------------     ----------------------
Effective income tax rate...............                    35.8%                      36.2%                      35.0%
                                          ======================     ======================     ======================


    Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):


                                                      DECEMBER 28,   DECEMBER 27,
                                                          1998           1999
                                                      ------------   -------------
Deferred tax assets:
  Deferred revenue..................................     $ 4,998        $ 4,575
  Deferred compensation.............................       1,744          2,468
  Depreciation and amortization.....................           -          2,370
  Restaurant closure expenses.......................       1,187          2,082
  Marketable securities.............................       1,482          1,482
  Other.............................................       1,017          1,456
                                                         -------        -------
  Total deferred tax assets.........................      10,428         14,433

Deferred tax liabilities............................        (305)             -
                                                         -------        -------
Net deferred tax assets.............................     $10,123        $14,433
                                                         =======        =======
Current deferred tax assets.........................     $ 2,509          2,542
                                                         =======        =======
Noncurrent deferred tax assets......................     $ 7,614        $11,891
                                                         =======        =======



    The Company did not record any valuation allowance for deferred tax assets at December 28, 1998 or December 27, 1999.

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

           DECEMBER 29, 1997, DECEMBER 28, 1998 AND DECEMBER 27, 1999


6.  LONG-TERM OBLIGATIONS:

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

    Long-term debt and capital lease obligations consist of the following (in thousands):


                                                      DECEMBER 28,   DECEMBER 27,
                                                          1998           1999
                                                      ------------   ------------
Capital lease obligations...........................     $ 8,312        $8,761
Promissory notes....................................       1,805             -
Other obligations...................................         178            46
                                                         -------        ------
                                                          10,295         8,807

Less-current portion................................      (1,498)          (63)
                                                         -------        ------
Long-term obligations, less current maturities......     $ 8,797        $8,744
                                                         =======        ======


    Capital lease obligations consist primarily of long-term lease obligations for restaurant facilities.


    At December 27, 1999, payments on capital lease obligations due in each of the next five fiscal years and thereafter are as follows (in thousands):



2000.......................................................  $ 1,246
2001.......................................................    1,285
2002.......................................................    1,285
2003.......................................................    1,341
2004.......................................................    1,341
Thereafter.................................................   17,577
                                                             -------
                                                              24,075
Less-amounts representing interest.........................  (15,314)
                                                             -------
Capital lease obligations, net.............................  $ 8,761
                                                             =======



    Assets recorded under capital leases are included in property, equipment and improvements as follows (in thousands):



                                                      DECEMBER 28,   DECEMBER 27,
                                                          1998           1999
                                                      ------------   ------------
Building and leasehold improvements.................     $ 5,592        $ 5,567
Furniture and equipment.............................       2,447          2,413
                                                         -------        -------
                                                           8,039          7,980
Accumulated depreciation............................      (1,821)        (2,431)
                                                         -------        -------
                                                         $ 6,218        $ 5,549
                                                         =======        =======



    The $1,805,000 unsecured promissory notes at December 28, 1998, principally resulted from the acquisition of certain restaurant assets, bore interest at an annual rate of 8.5%. Principal payments of

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

           DECEMBER 29, 1997, DECEMBER 28, 1998 AND DECEMBER 27, 1999


6.  LONG-TERM OBLIGATIONS: (CONTINUED)

$1,363,000 were made in fiscal year 1999. The remaining principal balance of $442,000 and accrued interest were assigned to Carlson Companies and converted to Long-term Debt-Affiliate.


LONG-TERM DEBT-AFFILIATE


    Prior to June 1999, debt and the related interest costs incurred by Carlson Companies on behalf of the Company were allocated to the Company in the form of a demand note which was due on December 31, 2001, at an interest rate based on the cost of debt incurred by Carlson Companies on behalf of the Company (9.3% during fiscal 1997 and 7.6% during fiscal 1998 and 1999). A debt balance of $70,359,000 was outstanding at December 28, 1998.



    In June 1999, the Company's Board of Directors declared a $175,000,000 dividend to Carlson Companies of which $120,000,000 was paid in the form of a promissory note in June 1999 and $55,000,000 was paid in cash. The promissory note bore annual interest at 7.8% and was due June 30, 2004. In August 1999, the Company entered into an Intercompany Credit Agreement ("the Intercompany Credit Agreement") with Carlson Companies, under which the Company can borrow up to $225,000,000 prior to the completion of the anticipated initial public offering of the Company's securities, and $105,000,000 after completion of the anticipated offering and application of the net proceeds to repay a portion of the intercompany indebtedness. All intercompany indebtedness was refinanced with the Intercompany Credit Agreement. The amounts borrowed under the Intercompany Credit Agreement bear interest at the three-month London Inter-Bank Offered Rate ("LIBOR") on the date of the advance plus 1.25%. The Intercompany Credit Agreement expires on December 31, 2001, or earlier if certain events occur, including if Carlson Companies' ownership of all outstanding shares of the Company's common stock falls below 50%, in which case the agreement may be terminated upon 90 days notice by either party.


INTEREST EXPENSE, NET

    Interest expense, net includes the following (in thousands):


                                                                       FISCAL YEAR ENDED
                                                          -------------------------------------------
                                                          DECEMBER 29,   DECEMBER 28,   DECEMBER 27,
                                                              1997           1998           1999
                                                          ------------   ------------   -------------
Interest expense-affiliate..............................     $2,423         $ 4,136        $10,019
Interest expense-other..................................      1,655           1,810          1,919
Interest income.........................................       (776)           (208)           (85)
Interest capitalized....................................       (731)         (1,522)        (1,509)
                                                             ------         -------        -------
                                                             $2,571         $ 4,216        $10,344
                                                             ======         =======        =======


7.  OTHER RELATED-PARTY TRANSACTIONS:


    The Company engages in various transactions with Carlson Companies and its affiliates, including payment of amounts for federal and certain state income taxes to Carlson Companies. Additionally, Provisions, a subsidiary of Carlson Companies, acts as an agent of the Company for procurement of certain food, beverages and restaurant equipment. Carlson Companies, through NAFCO Insurance

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

           DECEMBER 29, 1997, DECEMBER 28, 1998 AND DECEMBER 27, 1999


7.  OTHER RELATED-PARTY TRANSACTIONS: (CONTINUED)

Company, Ltd., a wholly-owned subsidiary of Carlson Holdings, Inc., also purchases certain insurance and pays certain insurance claims on behalf of the Company (see Note 11), for which Carlson Companies receives an administrative fee. Carlson Companies also has guaranteed the Company's performance under certain leases of the Company's restaurants (see Note 8) and has leased certain restaurant properties to the Company with annual rental expense of approximately $372,000.



    Through August 1999, various departments within Carlson Companies billed the Company for administrative, information technology and corporate finance related costs on an expense reimbursement or charge for services basis. These charges are included as a component of general and administrative expenses and totaled $1,415,000, $1,743,000 and $1,515,000 for the fiscal years ended December 29,
1997 and December 28, 1998 and for the fiscal period through August 1999, respectively. In August 1999, the Company entered into a Shared Services Agreement with Carlson Companies which covers services similar to those provided in prior years as well as additional financial services. The charge for services provided by Carlson Companies under the terms of the agreement is determined based on the Company's utilization of the services and Carlsons Companies cost of providing the underlying services. These charges are included as a component of general and administrative expenses and totaled $577,000 in fiscal 1999. The Shared Services Agreement has a term of ten years subject to early termination if Carlson Companies' ownership falls below 50% of the total outstanding shares of the Company's common stock.



    The Company provides health and dental benefits to qualified employees through Carlson Companies Employee Benefit Trust. Administrative costs, health care premiums and funding requirements for this trust are determined based on the Company's actual claims experience, costs incurred by the trust and actuarially determined estimates of future losses. The Company's fundings related to participation in this trust totalled $8,964,000, $9,889,000 and $11,204,000 in fiscal years 1997, 1998 and 1999, respectively.



    Prior to 1999, the Company operated a customer loyalty program that offered guests points for purchases made in the restaurants. The points could be redeemed for in-restaurant food items and other awards. During 1999, the Company converted this program to a loyalty program administered by Gold Points Corporation, a wholly-owned subsidiary of Carlson Companies. Ongoing payments to Gold Points Corporation are determined based on estimated redemption costs for points issued at restaurants and an administrative fee. Payments to Gold Points Corporation totalled $2,508,000 in 1999 and included $1,823,000 for the liability under the prior program.



    Additionally, Carlson Companies previously allocated certain of its general and administrative expenses to its subsidiaries based on each subsidiaries' business activities, as measured by its sales, payroll expense and property, in proportion to the business activity of all Carlson Companies affiliates. These charges are included as a component of general and administrative expenses and totaled $7,142,000 and $11,360,000 for the fiscal years ended December 29, 1997 and December 28, 1998, respectively. Beginning in fiscal 1999, the Company was not allocated these general and administrative expenses and, accordingly, a comparable expense is not reflected in the accompanying consolidated statement of operations.

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

           DECEMBER 29, 1997, DECEMBER 28, 1998 AND DECEMBER 27, 1999


8.  OPERATING LEASES:


    The Company leases restaurant facilities, its corporate headquarters building, and certain equipment under operating leases with fixed terms ranging from two to twenty years. Most of the leases for restaurant facilities require the Company to pay certain expenses and the greater of an annual base rent amount or a percentage of annual gross sales, as defined.



    Rent expense on operating leases included in the accompanying consolidated statements of operations was (in thousands):



                                                                      FISCAL YEAR ENDED
                                                          ------------------------------------------
                                                          DECEMBER 29,   DECEMBER 28,   DECEMBER 27,
                                                              1997           1998           1999
                                                          ------------   ------------   ------------
Minimum rentals.........................................     $24,147        $25,944        $28,772
Contingent rentals......................................       2,802          3,188          3,359
                                                             -------        -------        -------
    Total...............................................     $26,949        $29,132        $32,131
                                                             =======        =======        =======



    At December 27, 1999, the minimum rental commitments under the long-term noncancelable leases are as follows (in thousands):



2000........................................................  $ 35,574
2001........................................................    33,215
2002........................................................    31,337
2003........................................................    27,306
2004........................................................    21,776
Thereafter..................................................    59,450
                                                              --------
Total.......................................................  $208,658
                                                              ========



    Certain of these leases, with commitments totaling $38,310,000 at December 27, 1999, are related to restaurants, which have been closed or sold to franchisees. The underlying lease obligations for the sold restaurants have been assumed by third parties, however, the Company remains the primary obligor on these leases.



    Carlson Companies has guaranteed repayment of certain of the aforementioned leases. Rental commitments guaranteed by Carlson Companies were $2,126,000 at December 27, 1999.



    In addition, as part of its development program, the Company continues to negotiate and enter into leases related to future restaurant sites. Generally, a commitment is signed whereby rental payments commence upon the occurrence of certain events. As of December 27, 1999, the Company had approved leases, not included in the above table, which will require future base rental payments of approximately $22,000,000 and had committed a total cost to the Company of approximately $28,000,000 for such restaurants.



9.  RESTAURANT CLOSINGS:



    In the third quarter of 1999, the Company identified and decided to close five restaurants due to substandard operating performance. The Company incurred pre-tax charges of $2,310,000 and $3,404,000 to write-off restaurant assets and provide for the estimated net present value of future

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

           DECEMBER 29, 1997, DECEMBER 28, 1998 AND DECEMBER 27, 1999



9.  RESTAURANT CLOSINGS: (CONTINUED)


restaurant lease obligations, respectively. The charges were recorded in other (income) expense, net in the accompanying consolidated statements of operations. All five restaurants were closed prior to December 27, 1999.



10.  STOCKHOLDER'S EQUITY:



    The Company's outstanding common stock consists of one share of stock which is held by Carlson Companies.



    In fiscal 1999, the Company announced its plans and filed for registration to sell shares of Class A common stock in an initial public offering. The Company intends to use the net proceeds to repay a portion of the borrowings under the Intercompany Credit Agreement (see Note 6). Expenses incurred in connection with the initial public offering of $953,000 have been deferred and are included within prepaid expenses and other assets in the accompanying consolidated balance sheets at December 27, 1999.



11.  OTHER COMMITMENTS AND CONTINGENCIES:


    The Company and its subsidiaries are parties to various legal proceedings and complaints arising in the ordinary course of business. Since most of these matters are covered by insurance, management believes that the ultimate resolution of these matters will not have a material adverse effect on the Company's consolidated financial statements.


    The Company's premiums and costs associated with employee health and dental insurance are based upon the Company's actual claims. The occurrence of an unusually large number of claims under the insurance program could have a materially adverse effect on the Company's consolidated financial statements.



    Casualty, general liability and property insurance premiums are paid based on historical claims experience and the provisions of the insurance policies. Insurance expense was $8,764,000, $8,520,000 and $9,934,000 for the fiscal years ended December 29, 1997, December 28, 1998 and December 27, 1999, respectively, of which $7,211,000, $7,313,000 and $9,226,000, respectively, was paid to an insurance carrier owned by Carlson Companies.



    The Company, through Carlson Companies, has standby letters of credit totaling $2,907,000 at December 27, 1999 available to secure potential casualty and general liability insurance costs.



    The Company has a 401(k) plan. The plan allows eligible employees to contribute up to 10 percent of their compensation on a pre-tax basis. The Company makes a contribution match of 25 percent of employee contributions and may make a discretionary contribution match up to 25 percent of employee contributions based upon the Company's profitability. The Board of Directors authorizes discretionary contributions to the plan. The contribution expense for the plan was $1,191,000, $1,343,000 and $1,342,000 for the fiscal years ended December 29, 1997, December 28, 1998 and December 27, 1999, respectively.



    The Company has a non-qualified, unfunded deferred compensation plan for highly compensated employees. The intent of the program is to allow these employees to contribute to a retirement plan after reaching the maximum limits of the 401(k) plan. The Company, for the benefit of the employees,

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

           DECEMBER 29, 1997, DECEMBER 28, 1998 AND DECEMBER 27, 1999



11.  OTHER COMMITMENTS AND CONTINGENCIES: (CONTINUED)


administers contributions to the plan. The expense for the deferred compensation plan was $338,000, $926,000, and $1,440,000 for the fiscal years ended
December 29, 1997, December 28, 1998 and December 27, 1999, respectively.



    Certain employees of the Company participate in a long-term incentive plan, which is administered by Carlson Companies. The expense for the long-term incentive plan totaled $1,305,000, $1,454,000 and $756,000 for the fiscal years ended December 29, 1997, December 28, 1998 and December 27, 1999, respectively.



12.  SUPPLEMENTAL CASH FLOW INFORMATION:



    The following is supplemental cash flow information (in thousands):



                                                                      FISCAL YEAR ENDED
                                                          ------------------------------------------
                                                          DECEMBER 29,   DECEMBER 28,   DECEMBER 27,
                                                              1997           1998           1999
                                                          ------------   ------------   ------------
Cash paid for:
  Interest..............................................     $3,543         $ 5,311       $ 11,522
  Income taxes..........................................      4,616          10,595         11,690

Non-cash investing and financing activities:

  Dividend:
    Paid with promissory note...........................          -               -        120,000

  Acquisition of restaurant assets through forgiveness
    of notes and other receivables......................          -           2,431              -
  Debt incurred for purchase of restaurant assets.......          -           1,805              -
  Note receivable from sale of assets...................          -               -          2,750

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

           DECEMBER 29, 1997, DECEMBER 28, 1998 AND DECEMBER 27, 1999



13. SEGMENT AND GEOGRAPHIC INFORMATION:



    The Company has adopted Statement of Financial Accounting Standard No. 131, "Disclosures About Segments of an Enterprise and Related Information," which establishes standards for reporting certain information about operating segments, their products and services, geographic areas of operations and major customers. The Company's two reportable segments, United States and international restaurant operations, are strategic business units that offer similar restaurant products and services, but are managed separately.


    The accounting policies of the segments are the same as those described in the summary of significant accounting policies. There are no intersegment sales or transfers. The Company evaluates performance based on operating profit of the respective segments, before income taxes, accounting changes, nonrecurring items and interest income and expense.


    Segment information for total assets and capital expenditures are not presented as such information is not used by the Company in measuring the segment's performance or allocating resources among segments and is impractical to prepare.


UNITED STATES RESTAURANT OPERATIONS


    The United States restaurant segment is responsible for the development, operation, and franchising of restaurants. Revenues and operating profits for the United States restaurant segment are derived from operations of company owned or company operated restaurants, initial franchise fees and ongoing royalty and licensing fees.


INTERNATIONAL RESTAURANT OPERATIONS


    The international restaurant segment is primarily responsible for expanding business through the franchise system, which includes franchise and joint venture development. Revenues and operating profits for the international segment are derived from franchise and concept fees for exclusive development rights of a geographic territory and ongoing royalty fees. Additionally, the international segment operating profit is primarily derived from franchise activities which require minimal assets or capital expenditures.

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

           DECEMBER 29, 1997, DECEMBER 28, 1998 AND DECEMBER 27, 1999



13. SEGMENT AND GEOGRAPHIC INFORMATION: (CONTINUED)

    Summarized financial information concerning the Company's reportable segments is shown in the following table. The "Other" column includes corporate items and other income and expense items not allocated to reportable segments (in thousands):


                                                    UNITED STATES   INTERNATIONAL
                                                     RESTAURANT      RESTAURANT
                                                     OPERATIONS      OPERATIONS      OTHER      TOTAL
                                                    -------------   -------------   --------   --------
FISCAL YEAR ENDED DECEMBER 27, 1999
Revenues..........................................    $678,686         $12,605      $     -    $691,291
Income (loss) before income taxes.................      47,507           3,058      (24,401)     26,164
Depreciation and amortization expense.............      29,556             423        1,219      31,198
Equity in losses of joint ventures................       1,027            (931)           -          96

FISCAL YEAR ENDED DECEMBER 28, 1998
Revenues..........................................    $586,678         $12,610      $     -    $599,288
Income (loss) before income taxes.................      40,852           1,625      (20,711)     21,766
Depreciation and amortization expense.............      25,755             483        1,219      27,457
Equity in earnings of joint ventures..............         214               4            -         218

FISCAL YEAR ENDED DECEMBER 29, 1997
Revenues..........................................    $521,820         $12,253      $     -    $534,073
Income (loss) before income taxes.................      32,847           3,087      (11,493)     24,441
Depreciation and amortization expense.............      21,623             559        1,219      23,401
Equity in earnings of joint ventures..............         739              12            -         751


    The following table presents the details of "Other" income (loss) before income taxes (in thousands):


                                                                       FISCAL YEAR ENDED
                                                          -------------------------------------------
                                                          DECEMBER 29,   DECEMBER 28,   DECEMBER 27,
                                                              1997           1998           1999
                                                          ------------   ------------   -------------
Corporate expenses......................................    $ (7,689)      $(11,510)      $   (473)
Interest expense, net...................................      (2,571)        (4,216)       (10,344)
Impaired asset writedown................................        (237)          (549)        (4,350)
Store closure provisions................................           -              -         (5,714)
Goodwill amortization expense...........................      (1,219)        (1,219)        (1,219)
Other income (expense), net.............................         223         (3,217)        (2,301)
                                                            --------       --------       --------
    Total...............................................    $(11,493)      $(20,711)      $(24,401)
                                                            ========       ========       ========



    Corporate expenses primarily consisted of Carlson Companies' allocated expenses in fiscal years 1997 and 1998.

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

           DECEMBER 29, 1997, DECEMBER 28, 1998 AND DECEMBER 27, 1999



13. SEGMENT AND GEOGRAPHIC INFORMATION: (CONTINUED)


The Company's long-lived assets are located in the following geographic areas (in thousands):



                                                              DECEMBER 28,   DECEMBER 27,
                                                                  1998           1999
                                                              ------------   -------------
United States...............................................    $227,731       $255,881
International...............................................       2,458          1,504
                                                                --------       --------
    Total...................................................    $230,189       $257,385
                                                                ========       ========



International long-lived assets include trademarks and investments accounted for using the equity method.



14. SUBSEQUENT EVENT:



SIGNIFICANT SUPPLIER BANKRUPTCY



    On January 31, 2000, the national distribution company which is the primary supplier of the Company's food products filed Chapter 11 bankruptcy under the U.S. Bankruptcy Code. The Company is transitioning its food distribution to two national distribution companies. The Company does not believe that these events will cause a material adverse effect on food costs, operating results or cash flow of the Company.

                               INSIDE BACK COVER
             "CARLSON RESTAURANTS WORLDWIDE, INC. EMERGING BRANDS"


                   [Logos of Cafe and Dinner House concepts.]


SAMBA ROOM                                         ITALIANNI'S RESTAURANTS

CAFES                                              DINNER HOUSES

TAQUERIA CANONITA                                  TIMPANO ITALIAN CHOPHOUSE
- Mexico City Style Taqueria


[Graphic of globe with CRW concept logos circling and names of all countries in which CRW operates in background.]


                   [Pictures of Emerging Brands menu items.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                9,500,000 Shares


            [CRW                          [TGIF
            Logo]                         Logo]

                            ------------------------

                                   Prospectus


                                         , 2000


                            ------------------------

[BANC OF AMERICA SECURITIES LLCMERRILL LYNCH & CO    MORGAN STANLEY DEAN WITTER]


    Until             , 2000, all dealers that buy, sell or trade the Class A
common stock may be required to deliver a prospectus, regardless of whether they are participating in the offering. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    Expenses in connection with the issuance and distribution of the shares of Class A common stock being registered hereunder, other than underwriting commissions and expenses, are set forth below.


SEC registration fee........................................  $   40,310
NASD filing fee.............................................      15,000
New York Stock Exchange listing fee.........................     116,100
Legal fees and expenses.....................................     450,000
Accounting fees and expenses................................     550,000
Printing and engraving expenses.............................     600,000
Transfer agent fees and expenses............................      15,000
Miscellaneous expenses......................................     213,590
                                                              ----------
    Total...................................................  $2,000,000
                                                              ==========


------------------------

*   To be filed by amendment.

    Each of the amounts set forth above, other than the SEC registration fee and the NASD filing fee, is an estimate.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS


    Section 145 of the Delaware General Corporation Law, or DGCL, permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The Registrant's Amended and Restated Certificate of Incorporation and Restated Bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by the DGCL, including circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the Registrant plans to enter into separate indemnification agreements with its directors and executive officers which will require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service, other than liabilities arising from acts or omissions not in good faith or willful misconduct. Carlson Companies, Inc. also indemnifies its employees against claims, losses or damages incurred as a result of their actions in the course of their employment, including service as a director of the Registrant. The Registrant also maintains director and officer liability insurance.


    These indemnification provisions and the indemnification agreements to be entered into between the Registrant and its executive officers and directors may be sufficiently broad to permit indemnification of the Registrant's executive officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933.

    The Underwriting Agreement filed as Exhibit 1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act or 1933, or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Not applicable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) EXHIBITS


EXHIBIT NO.                          DESCRIPTION
-----------                          -----------
   1         Form of Underwriting Agreement.
   3.1       Certificate of Incorporation of the Registrant, as amended and as currently in effect.*
   3.2       Form of Amended and Restated Certificate of Incorporation of
             the Registrant to be effective upon completion of this
             offering.
   3.3       Bylaws of the Registrant, as currently in effect.*
   3.4       Form of Restated Bylaws of the Registrant to be effective
             upon completion of this offering.
   4         Specimen of Class A common stock certificate.
   5         Opinion of Faegre & Benson LLP.
  10.1       Shared Services Agreement.*
  10.2       Tax Sharing Agreement.*
  10.3       Intercompany Credit Agreement.
  10.3(a)    Intercompany Credit Agreement Amendment No. 1.
  10.4       Form of Stock Option Plan.
  10.5       TGI Friday's Inc. Deferred Compensation Plan, as amended.*
  10.5(a)    Amendment No. 3 to the TGI Friday's Inc. Deferred
             Compensation Plan.
  10.6       Deferred Compensation Agreement between TGI Friday's Inc.
             and Wallace Doolin.*
  10.7       Procurement Agreement.
  10.8       Form of Domestic Development Agreement.
  10.9       Form of Domestic Franchise Agreement.
  10.10      Form of International Development Agreement.
  10.11      Form of International Franchise Agreement.
  10.12      Chief Operating Officer, Friday's Domestic-2000 Bonus
             Program.
  10.13      Chief Operating Officer, Friday's International-2000 Bonus
             Program.
  10.14      Sr. Vice President, Emerging Brands-2000 Bonus Program.
  21         Subsidiaries of the Registrant.
  23.1       Consent of Arthur Andersen LLP.
  23.2       Consent of Faegre & Benson LLP (included in Exhibit No. 5 to the Registration Statement).
  24.1       Powers of Attorney.*
  24.2       Power of Attorney of Curtis C. Nelson.
  24.3       Power of Attorney of Eric A. Danziger.
  27         Financial Data Schedule.


------------------------


*   Previously Filed.


    (b) FINANCIAL STATEMENT SCHEDULES

    Schedule II, Valuation and Qualifying Accounts and Reserves

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions summarized in Item 14 above, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification is against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on April 20, 2000.


                                                       CARLSON RESTAURANTS WORLDWIDE INC.

                                                       By:            /s/ WALLACE B. DOOLIN
                                                            -----------------------------------------
                                                                        Wallace B. Doolin
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on April 20, 2000.



                      SIGNATURE                                            TITLE
                      ---------                                            -----
                /s/ WALLACE B. DOOLIN                  President, Chief Executive Officer and
     -------------------------------------------         Director
                  Wallace B. Doolin                      (Principal Executive Officer and Director)

                  /s/ JEFF D. WARNE
     -------------------------------------------       Chief Financial Officer
                    Jeff D. Warne                        (Principal Financial and Accounting Officer)

                /s/ CURTIS C. NELSON*
     -------------------------------------------       Director
                  Curtis C. Nelson

                 /s/ EDWIN C. GAGE*
     -------------------------------------------       Director
                    Edwin C. Gage

               /s/ MARTYN R. REDGRAVE*
     -------------------------------------------       Director
                 Martyn R. Redgrave

                 /s/ RALPH W. BEHA*
     -------------------------------------------       Director
                    Ralph W. Beha

                /s/ ERIC A. DANZIGER*
     -------------------------------------------       Director
                  Eric A. Danziger


------------------------

* Wallace B. Doolin, by signing his name hereto, does hereby sign this document on behalf of each of the above-named officers and/or directors of the Registrant pursuant to powers of attorney duly executed by such persons.

                                                       By:  /s/ WALLACE B. DOOLIN
                                                            -----------------------------------------
                                                            Wallace B. Doolin, Attorney-in-Fact

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholder of Carlson Restaurants Worldwide Inc.


    We have audited in accordance with generally accepted auditing standards the consolidated financial statements of Carlson Restaurants Worldwide Inc. and subsidiaries included in this registration statement on Form S-1 and have issued our report thereon dated February 18, 2000. Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. Schedule II, Valuation and Qualifying Accounts, is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.


                                          ARTHUR ANDERSEN LLP


Dallas, Texas,
February 18, 2000

                                                                     SCHEDULE II

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS

                                 (IN THOUSANDS)


                                          BALANCE AT    CHARGED (CREDITED)
                                         BEGINNING OF       TO EXPENSE                        BALANCE AT
                                            PERIOD           (INCOME)        DEDUCTIONS(A)   END OF PERIOD
                                         ------------   ------------------   -------------   -------------
Allowance for non-collection of
  accounts receivable:
    1997...............................     $1,359            $  375            $  (911)        $  823
    1998...............................        823             1,012               (309)         1,526
    1999...............................      1,526               799               (728)         1,597

Allowance for non-collection of notes
  receivable:
    1997...............................      1,629              (925)              (116)           588
    1998...............................        588                 9               (547)            50
    1999...............................         50                 -                  -             50


------------------------

(a) Deductions result from write-off of accounts or notes receivable and the related allowance for non-collection.

                               INDEX TO EXHIBITS


EXHIBIT NO.                          DESCRIPTION
-----------                          -----------
   1         Form of Underwriting Agreement.
   3.1       Certificate of Incorporation of the Registrant, as amended and as currently in effect.*
   3.2       Form of Amended and Restated Certificate of Incorporation of
             the Registrant to be effective upon completion of this
             offering.
   3.3       Bylaws of the Registrant, as currently in effect.*
   3.4       Form of Restated Bylaws of the Registrant to be effective
             upon completion of this offering.
   4         Specimen of Class A common stock certificate.
   5         Opinion of Faegre & Benson LLP.
  10.1       Shared Services Agreement.*
  10.2       Tax Sharing Agreement.*
  10.3       Intercompany Credit Agreement.
  10.3(a)    Intercompany Credit Agreement Amendment No. 1.
  10.4       Form of Stock Option Plan.
  10.5       TGI Friday's Inc. Deferred Compensation Plan, as amended.*
  10.5(a)    Amendment No. 3 to the TGI Friday's Deferred Compensation
             Plan.
  10.6       Deferred Compensation Agreement between TGI Friday's Inc.
             and Wallace Doolin.*
  10.7       Procurement Agreement.
  10.8       Form of Domestic Development Agreement.
  10.9       Form of Domestic Franchise Agreement.
  10.10      Form of International Development Agreement.
  10.11      Form of International Franchise Agreement.
  10.12      Chief Operating Officer, Friday's Domestic-2000 Bonus
             Program.
  10.13      Chief Operating Officer, Friday's International-2000 Bonus
             Program.
  10.14      Sr. Vice President, Emerging Brands-2000 Bonus Program.
  21         Subsidiaries of the Registrant.
  23.1       Consent of Arthur Andersen LLP.
  23.2       Consent of Faegre & Benson LLP (included in Exhibit No. 5 to the Registration Statement).
  24.1       Powers of Attorney.*
  24.2       Power of Attorney of Curtis C. Nelson.
  24.3       Power of Attorney of Eric A. Danziger.
  27         Financial Data Schedule.


------------------------


*   Previously filed.